As filed with the Securities and Exchange Commission on January 11, 2000.	Reg. No. 333-93539

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
OLD KENT FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Michigan (State or Other Jurisdiction of Incorporation or Organization)	6711 (Primary Standard Industrial Classification Code Number)	38-1986608 (IRS Employer Identification No.)

111 Lyon Street N.W.
Grand Rapids, Michigan 49503
(616) 771-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Mary E. Tuuk
Senior Vice President and Secretary
Old Kent Financial Corporation
111 Lyon Street N.W.
Grand Rapids, Michigan 49503
(616) 771-5272
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies of communications to:

Gordon R. Lewis Warner Norcross & Judd LLP 111 Lyon Street N.W., Suite 900 Grand Rapids, Michigan 49503-2487 (616) 752-2752	Shirley M. Lukitsch Schiff Hardin & Waite 6600 Sears Tower Chicago, Illinois 60606 (312) 258-5602

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)(4)
Common Stock, $1.00 par value(3)	10,048,221 Shares	N/A	$306,608,105	$80,945
Series D Perpetual Preferred Stock, $1,000 stated value	7,250 Shares	$1,000	$7,250,000	$1,980
Series E Perpetual Preferred Stock, $1,000 stated value	2,000 Shares	$1,000	$2,000,000	$528

(1)	Plus such additional shares as may be issued pursuant to the terms of the Agreement and Plan of Merger to prevent dilution resulting from stock splits, stock dividends, or similar transactions covered by Rule 416(a).

(2)	The registration fee has been computed pursuant to Rule 457(f)(1) and (2) and Rule 457(i). Pursuant to that rule, the Maximum Aggregate Offering Price is based on the average of the high and low sales prices of Grand Premier Financial, Inc. ("Grand Premier") Common Stock, $0.01 par value per share, as reported on the Nasdaq National Market on December 21, 1999, and the book value of $1,000 per share for each of the 7,250 shares of Grand Premier Series B Perpetual Preferred Stock and 2,000 shares of Grand Premier Series C Perpetual Preferred Stock to be exchanged for the Registrant's Series D Perpetual Preferred Stock and the Registrant's Series E Perpetual Preferred Stock, respectively.

(3)	Includes the Series C Preferred Stock Purchase Rights (the "Rights") attached to each share of Registrant's Common Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing the Registrant's Common Stock, and may be transferred only with such shares of the Registrant's Common Stock.

(4)	Registration fee previously paid.

_________________________

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[GrandPremier Financial, Inc. Logo]	[Old Kent Logo]

Prospectus and Proxy Statement

Special Meeting of Stockholders of

Grand Premier Financial, Inc.

In Connection with an Offering of up to
10,048,221 Shares of Common Stock,
7,250 Shares of Series D Preferred Stock, and
2,000 Shares of Series E Preferred Stock of
Old Kent Financial Corporation

The board of directors of Grand Premier Financial, Inc. is furnishing this prospectus and proxy statement to you as a stockholder of Grand Premier to solicit your proxy to vote at a special meeting of Grand Premier stockholders to be held on February 22, 2000 and at any adjournment or postponement of that meeting. At the special meeting, Grand Premier common stockholders will vote upon adoption of an Agreement and Plan of Merger with Old Kent Financial Corporation. Grand Premier preferred stockholders are not entitled to vote upon adoption of the Agreement and Plan of Merger.

If the merger is completed as proposed, Old Kent will acquire Grand Premier. Old Kent will issue 0.4231 shares of Old Kent common stock in exchange for each share of Grand Premier common stock and pay cash for any fractional shares of common stock. Old Kent will also issue one share of Old Kent Series D preferred stock in exchange for each share of Grand Premier Series B preferred stock and one share of Old Kent Series E preferred stock for each share of Grand Premier Series C preferred stock.

Credit Suisse First Boston, Grand Premier's financial advisor, has furnished the board of directors of Grand Premier with its written opinion that the consideration to be received by the holders of Grand Premier common stock in the merger is fair from a financial point of view.

After careful consideration, your board of directors determined the merger to be advisable to, and in the best interests of, Grand Premier's stockholders.
The board of directors of Grand Premier unanimously
recommends that you vote FOR adoption of the Merger Agreement.

The merger cannot be completed unless, among other conditions, Grand Premier common stockholders adopt the Merger Agreement and Old Kent obtains regulatory approval of the merger.

This prospectus and proxy statement is being mailed on or about January 18, 2000. Your vote is important. Even if you expect to attend the special meeting in person, please sign and date the enclosed proxy card and mail it promptly in the enclosed envelope. Returning a proxy will not preclude you from later voting in person at the meeting.

Old Kent common stock is quoted on the New York Stock Exchange under the symbol "OK." Old Kent common stock is not a savings account, deposit, or other obligation of any bank or nonbank subsidiary of Old Kent and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities nor passed upon the adequacy or accuracy of this prospectus and proxy statement. Any representation to the contrary is a criminal offense.

January 13, 2000

Table of Contents

Summary	1
The Companies	1
The Merger	1

Selected Financial Data (Unaudited)	6
Historical Selected Financial Data	6
Unaudited Pro Forma Combined Condensed Financial Information	7
Comparative Per Share Information	8

The Special Meeting	9
Date, Time and Place of the Special Meeting	9
Purpose of the Special Meeting	9
Stockholder Record Date for the Special Meeting	9
Vote Required for the Adoption of the Merger Agreement	9
Proxies and Effect on Vote	10
Revocation of Proxies	10
Solicitation of Proxies	11

The Merger and Merger Agreement	11
What You Will Receive	11
Structure of the Merger	12
Background of the Merger	12
Merger Recommendation and Reasons for the Merger	15
Opinion of Grand Premier's Financial Advisor	15
Closing and Effective Time of the Merger	20
Effect of Certain Declines in the Old Kent Stock Price	20
Regulatory Approvals	21
Bank Consolidation	21
Distribution of Old Kent Stock	21
Exclusive Commitment to Old Kent	22
Conduct of Grand Premier Pending the Completion of the Merger	23
Insurance and Indemnification	25
Management of Old Kent After the Merger	25
Conditions to Closing the Merger	26
Termination	27
Description of Old Kent Capital Stock	29
Issuance of Old Kent Preferred Stock in the Merger	29
Stock Option Agreement	32
Comparison of Rights of Old Kent and Grand Premier Stockholders	36
Restrictions on Grand Premier Affiliates	42
Material Federal Income Tax Consequences	42
Accounting Treatment	43
Appraisal Rights	44

Voting and Management Information	45
Voting Securities and Principal Stockholders of Grand Premier	45
Interests of Certain Persons in the Merger	49

General Information	51
Independent Public Accountants	51
Stockholder Proposals	51
Legal Opinions	51
Sources of Information	52

Where You Can Find More Information	52

Forward-Looking Statements	53

Agreement and Plan of Merger	Appendix A
Stock Option Agreement	Appendix B
Opinion of Credit Suisse First Boston	Appendix C
DGCL Section 262	Appendix D

Summary

This summary highlights selected information from this prospectus and proxy statement and may not contain all of the information that is important to you. To best understand Old Kent's acquisition of Grand Premier and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents that are incorporated by reference in this document. In this prospectus and proxy statement, "you" and "your" refer to each holder of Grand Premier common stock.

The Companies

Old Kent Financial Corporation
111 Lyon Street N.W.
Grand Rapids, Michigan 49503
(616) 771-5000

Old Kent Financial Corporation is a financial services organization that operates as a registered bank holding company headquartered in Grand Rapids, Michigan. Its principal banking subsidiary is Old Kent Bank. Old Kent's principal markets for financial services presently are the Michigan and Northeastern Illinois communities in which Old Kent Bank is located and the areas immediately surrounding those communities. As of September 30, 1999, Old Kent had, on a consolidated basis, assets of $17.6 billion, deposits of $13.6 billion, a net loan portfolio of $11.1 billion, and stockholders' equity of $1.24 billion.

The services offered by Old Kent's subsidiaries cover a wide range of banking, fiduciary and other financial services. These include commercial, mortgage, and retail loans, business and personal checking accounts, savings and retirement accounts, time deposit instruments, ATMs, debit cards and other electronically accessed banking services, money transfer services, safe deposit facilities, cash management, real estate and lease financing, international banking services, investment management and trust services, personal investment and related advisory services, brokerage and investment advisory services, and access to insurance products.

Grand Premier Financial, Inc.
486 W. Liberty Street
Wauconda, Illinois 60084
(847) 487-1818

Grand Premier Financial, Inc. is a registered bank holding company organized in 1996 under Delaware law and headquartered in Wauconda, Illinois. Its principal subsidiaries are Grand National Bank, Grand Premier Trust and Investment, Inc., National Association, and Grand Premier Operating Systems, Inc. Grand Premier is the surviving corporation from the merger, effective August 22, 1996, of Northern Illinois Financial Corporation and Premier Financial Services, Inc. Grand Premier's principal markets for financial services are Cary, Crete, Crystal Lake, DeKalb, Dixon, Freeport, Gurnee, Island Lake, Mokena, Mundelein, Niles, Northbrook, Rockford, South Chicago Heights, Sterling, Wauconda, Waukegan and Woodstock, Illinois.

The operations of Grand Premier and its subsidiaries consist primarily of those financial activities, including trust and investment services, common to the commercial banking industry. As of September 30, 1999, Grand Premier had, on a consolidated basis, assets of $1.6 billion, deposits of $1.3 billion, a net loan portfolio of $1.1 billion, and stockholders' equity of $189 million.

The Merger

What You Will Receive (See Page 11)

If the merger is completed as planned, you will receive 0.4231 shares of Old Kent common stock for each share of Grand Premier common stock that you own. This number will be adjusted if either Old Kent or Grand Premier declares a stock split or stock dividend before the completion of the merger. No certificates representing fractional shares will be issued. Instead, you will receive a check in payment for any fractional shares, based on the market value of Old Kent common stock.

Example: If you own 100 shares of Grand Premier common stock, you will receive 42 shares of Old Kent common stock. In addition, you will receive a check equal to 0.31 (your fractional share) multiplied by the average closing price of Old Kent common stock for the ten trading day period ending on the sixth business day before the closing of the merger.

You should not send in your stock certificates until Old Kent instructs you to do so after the merger is completed.

Grand Premier Series B preferred stockholders will receive one share of Old Kent Series D preferred stock and Grand Premier Series C preferred stockholders will receive one share of Old Kent Series E preferred stock in exchange for each of their shares of Grand Premier preferred stock. The terms of the Old Kent Series D preferred stock and the Old Kent Series E preferred stock will be substantially identical to the terms of the Grand Premier preferred stock for which they are exchanged.

Recommendation to Grand Premier Stockholders to Approve the Merger

After careful consideration, your board of directors has determined the merger to be advisable to, and in the best interests of, Grand Premier common stockholders. The board of directors of Grand Premier unanimously recommends that you vote FOR the proposal to adopt the Merger Agreement.

Grand Premier's Financial Advisor's Opinion that the Exchange Ratio is Fair
(See Page 15)

In deciding to approve the merger, the Grand Premier board of directors considered the opinion of its financial advisor, Credit Suisse First Boston, that the consideration to be received by the holders of Grand Premier common stock is fair from a financial point of view. Credit Suisse First Boston's written opinion is attached as Appendix C to this prospectus and proxy statement. You are encouraged to read it.

Time and Location of the Grand Premier Stockholder Meeting (See Page 9)

Grand Premier will hold a special meeting of its stockholders to vote on the adoption of the Merger Agreement. The special meeting of Grand Premier stockholders will be held:

February 22, 2000,
9:00 a.m., at
Grand National Bank
3 Nelson C. White Parkway
Mundelein, Illinois 60060

Vote Required to Approve the Merger

Only holders of record of Grand Premier common stock on December 31, 1999 have the right to vote on the Merger Agreement. To adopt the Merger Agreement, at least a majority of the 22,374,824 shares of Grand Premier common stock issued and outstanding as of December 31, 1999 must vote FOR adoption of the Merger Agreement. Grand Premier preferred stockholders are not entitled to vote upon the adoption of the Merger Agreement.

At the same time that Old Kent and Grand Premier entered into the Merger Agreement, Old Kent and certain stockholders of Grand Premier, including Grand Premier directors Brenton J. Emerick, Thomas D. Flanagan, and Howard McKee, and entities affiliated with Mr. Emerick, Mr. Flanagan, Mr. McKee and with directors Jean M. Barry and Noa W. Horner, entered into an agreement with Old Kent under which they agreed to vote all of their shares in favor of the Merger Agreement. As of December 31, 1999, these stockholders beneficially held, in the aggregate, 8,073,129 shares, or approximately 36% of the shares of Grand Premier common stock entitled to vote upon the Merger Agreement. That number does not include shares of common stock subject to options or into which shares of Grand Premier Series B preferred stock held by one party to the voting agreement were convertible, but not converted, on the record date.

As of December 31, 1999, Grand Premier's directors, executive officers, and their affiliates beneficially owned 9,547,758 shares, or approximately 42.7% of the shares of Grand Premier common stock entitled to vote on the Merger Agreement (including the shares subject to the voting agreement, described above). That number does not include shares of common stock subject to options or into which shares of Grand Premier Series B preferred stock held by one director were convertible, but not converted, on the record date. It also does not include shares held by members of a director's or an executive officer's immediate family as to which the director or executive officer disclaims beneficial ownership. Grand Premier's directors, executive officers and their affiliates are expected to vote these shares in favor of adoption of the Merger Agreement.

As of December 31, 1999, Old Kent's directors, executive officers, and their affiliates did not own any Grand Premier common stock. No approval of Old Kent's stockholders is required to complete the merger.

How to Cast Your Vote By Proxy (See Page 10)

Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of Grand Premier common stock may be represented at the special meeting. If you properly sign and return a proxy card but do not include instructions on how to vote your proxy, your shares will be voted FOR adoption of the Merger Agreement.

How to Cast Your Vote If Your Shares Are Held By a Broker in Street Name (See Page 10)

If your shares are held by your broker or other nominee in street name, your broker may vote your shares only if you provide instructions on how you want to vote. Your broker should send such instructions to you or you may request them from your broker.

If you do not provide your broker with voting instructions, your shares will not be voted at the special meeting. Failure to vote will have the same effect as voting against the adoption of the Merger Agreement.

How to Change Your Vote (See Page 10)

If you want to change your vote, just send the Secretary of Grand Premier a later-dated, signed proxy card before the special meeting or attend and vote at the special meeting. You may also revoke your proxy by sending written notice of revocation to the Secretary of Grand Premier before the special meeting. You should send any later-dated proxy or notice of revocation to:

Grand Premier Financial, Inc.
486 W. Liberty Street
Wauconda, Illinois 60084
Attention: Secretary

Grand Premier Has the Right to Terminate the Merger If Old Kent's Stock Price Falls by a Certain Amount (See Page 20)

Grand Premier will have the right to terminate the Merger Agreement if, after Old Kent and Grand Premier have scheduled a closing of the merger, the "Final Old Kent Price" of Old Kent common stock is:

•	Less than $33.46875 per share, and

•	The price of Old Kent common stock has declined by 15% or more relative to the stock prices of an index of bank holding stocks identified in the Merger Agreement.

The "Final Old Kent Price" of Old Kent common stock is determined by taking the average of the per share closing prices on the ten consecutive trading days ending on the sixth business day before the date of the scheduled closing.

If the Grand Premier common stockholders have approved the Merger Agreement and all regulatory approvals have been received, after March 1, 2000 Old Kent will have the right, and after March 15, 2000, Grand Premier will have the right, to schedule the closing date upon five business days' notice to the other party. The party scheduling the closing will therefore know the Final Old Kent Price at the time that it gives such notice.

For information regarding other circumstances in which Old Kent or Grand Premier may have the right to terminate the Merger Agreement, see the discussion under the caption "Termination" on page 27.

Bank Regulators Must Approve the Merger (See Page 21)

The Board of Governors of the Federal Reserve System, referred to as the Federal Reserve Board, must approve the merger. Old Kent expects to file its application for approval with the Federal Reserve Board on January 21, 2000.

Certain Conditions Must Be Met Before the Completion of the Merger (See Page 26)

There are a number of conditions that must be met before Old Kent and Grand Premier will be required to complete the merger. These conditions include the following, among others:

•	Stockholders owning at least a majority of the issued and outstanding shares of Grand Premier common stock must adopt the Merger Agreement;

•	The Federal Reserve Board must approve the merger;

•	Old Kent's tax counsel must provide an opinion that the merger will be a tax-free reorganization; and

•	Old Kent's independent public accountant must advise Old Kent that the merger should qualify as a pooling-of-interests for accounting and financial reporting purposes.

Some of these and other conditions to the merger may be waived by the party for whose benefit they are provided.

Old Kent and Grand Premier Have Entered into a Stock Option Agreement (See Page 32)

Old Kent entered into a stock option agreement with Grand Premier that grants Old Kent the option to buy up to 4,469,722 shares of Grand Premier common stock. The exercise price of the option is $15.00 per share.

To increase the likelihood that the merger will be completed, Old Kent required Grand Premier to grant the option as a prerequisite to entering into the Merger Agreement. The option may discourage third parties who are interested in acquiring a significant stake in Grand Premier from doing so.

The option is not currently exercisable and Old Kent may only exercise the option if an initial triggering event and a subsequent triggering event occurs. Initial triggering events include, among others:

•	Grand Premier's entering into or agreeing to enter into a merger, acquisition or other similar transaction with a third party;

•	The acquisition by a third party of 15% or more of the outstanding shares of Grand Premier common stock;

•	The failure of Grand Premier's stockholders to approve the merger after a public announcement has been made, or the stockholders have been advised, that any person other than Old Kent has made an offer to acquire Grand Premier; or

•	The withdrawal or modification by the Grand Premier board of directors of its recommendation of the merger in anticipation of engaging in a merger, acquisition or other similar transaction with another party.

A subsequent triggering event occurs if Grand Premier enters into an extraordinary transaction with a third party other than Old Kent, such as a merger, sale of substantially all of Grand Premier's assets, or a sale of at least 25% of Grand Premier's then outstanding common stock.

The stock option agreement is attached as Appendix B. You are encouraged to read it in its entirety.

Federal Income Tax Consequences of the Merger (See Page 42)

The merger is structured so that you are not expected to recognize any gain or loss for federal income tax purposes from the merger, except to the extent you receive cash in lieu of fractional shares. However, due to the complexities of federal, state, and local income tax laws, you are strongly recommended to consult your own tax advisors concerning the tax consequences to you of the merger.

You Do Not Have Appraisal Rights
(See Page 44)

Under Delaware law, you (as a common stockholder) are not entitled to appraisal rights in the merger. By contrast, preferred stockholders of Grand Premier have the right to dissent from the merger and obtain an appraisal of the value of their shares. We have included information relating to appraisal rights in this prospectus and proxy statement solely for the benefit of the holders of Grand Premier preferred stock.

Interests of Grand Premier Officers and Directors in the Merger (See Page 49)

Certain directors and officers of Grand Premier and its subsidiaries may be deemed to have interests in the merger in addition to their interests generally as stockholders of Grand Premier. Such interests include the right of certain officers to receive change-in-control payments pursuant to the terms of existing severance agreements, the right of directors and officers to receive continuing indemnification and insurance coverage, and the right of officers to receive severance benefits.

In addition, unvested options under Grand Premier's stock option plans will automatically vest if the common stockholders approve the Merger Agreement. Upon the effective date of the merger, any unexercised options will convert into options to purchase shares of Old Kent common stock on equivalent terms. As of December 31, 1999, the number of shares of Grand Premier common stock subject to unvested options held by senior officers and directors totaled 279,043.

Accounting Treatment of the Merger
(See Page 43)

Old Kent and Grand Premier expect the merger to qualify as a "pooling-of-interests" for accounting and financial reporting purposes.

Comparative Market Prices of Old Kent and Grand Premier Stock

Old Kent common stock is traded on the New York Stock Exchange under the symbol "OK." Grand Premier common stock is traded on The Nasdaq Stock Market's National Market under the symbol "GPFI."

The following table sets forth the closing prices per share of Old Kent common stock and Grand Premier common stock on (1) September 9, 1999, the business day preceding the public announcement that Old Kent and Grand Premier had entered into the Merger Agreement, and (2) January 10, 2000, the last full trading day for which closing prices were available at the time of the printing of this prospectus and proxy statement.

The following table also sets forth the equivalent price per share of Old Kent common stock and Grand Premier common stock on the dates indicated. The equivalent price per share is equal to the closing price of a share of Old Kent common stock on that date multiplied by 0.4231, the number of shares of Old Kent common stock to be issued in exchange for each share of Grand Premier common stock.

Date	Old Kent Common Stock	Grand Premier Common Stock	Equivalent per Share
Sept. 9, 1999	$39.38	$15.00	$16.66
Jan. 10, 2000	$33.00	$13.75	$13.96

This equivalent price per share reflects the value of the Old Kent common stock you would receive for each share of your Grand Premier common stock if the merger was completed on either of these dates.

Selected Financial Data (Unaudited)

                The following financial information is provided to aid you in your analysis of the financial aspects of the merger. This information is derived from Old Kent's and Grand Premier's audited financial statements for 1994 through 1998 and their unaudited financial statements for the nine months ended September 30, 1999. This information is only a summary. You should read it in conjunction with the historical financial statements (and related notes) contained or incorporated by reference in Old Kent's and Grand Premier's annual reports on Form 10-K, quarterly reports on Form 10-Q, and other information filed with the Securities and Exchange Commission. See "Where You Can Find More Information" below.

Historical Selected Financial Data
Nine Months Ended September 30, 1999
	Year Ended December 31
	1998	1997	1996	1995	1994
Old Kent Financial Corporation	(dollars in thousands)
Income Statement Data:
Net interest income	$506,942	$646,324	$641,470	$602,074	$584,381	$564,887
Provision for loan losses	18,653	47,218	47,337	35,876	21,906	23,605
Net income	181,331	225,323	223,520	191,968	181,340	165,343
Balance Sheet Data (period end):
Assets	$17,642,106	$18,614,725	$17,594,790	$16,434,872	$15,471,287	$14,761,880
Deposits	13,571,445	14,413,440	13,338,535	13,207,945	12,259,933	12,225,523
Loans	11,250,260	10,220,078	10,415,074	9,965,301	8,885,298	8,104,732
FHLB advances	943,081	736,835	312,693	302,639	160,649	160,351
Long-term and subordinated debt (1)	200,000	200,000	200,000	100,000	100,000	0
Stockholders' equity	1,238,132	1,321,854	1,410,045	1,344,146	1,331,458	1,177,904
Ratio of earnings to fixed charges (2):
Including interest on deposits	1.63	1.54	1.54	1.49	1.48	1.65
Excluding interest on deposits	3.95	3.49	3.93	4.41	4.23	7.03

Grand Premier Financial, Inc.
Income Statement Data:
Net interest income	$46,854	$62,360	$63,455	$57,812	$55,241	$53,238
Provision for loan losses	2,050	3,600	9,700	2,875	1,435	555
Net income	17,788	27,400	16,970	13,317	17,029	13,344
Balance Sheet Data (period end):
Assets	$1,642,684	$1,648,241	$1,646,380	$1,642,538	$1,624,673	$1,493,067
Deposits	1,344,749	1,361,020	1,330,531	1,417,394	1,351,657	1,265,394
Loans	1,090,377	956,200	1,027,872	965,482	874,752	762,711
FHLB advances	70,000	70,000	70,000	30,000	8,000	3,000
Long-term debt	0	0	0	0	3,588	2,650
Stockholders' equity	188,775	183,389	172,509	158,083	155,997	127,130

_________________________

(1)	Includes $100 million guaranteed preferred beneficial interest in Old Kent's junior subordinated debentures for the nine months ended September 30, 1999 and the years ended 1998 and 1997.

(2)	Old Kent had no preferred stock outstanding during any period presented. Accordingly, its ratio of earnings to combined fixed charges and preferred stock dividends is the same as its ratio of earnings to fixed charges.

Unaudited Pro Forma Combined Condensed Financial Information

                Old Kent and Grand Premier expect that the merger will be accounted for as a pooling-of-interests. This means that, for accounting and financial reporting purposes, Old Kent will treat the companies as if they had always been combined. For a more detailed description of pooling-of-interests accounting, see "The Merger and Merger Agreement - Accounting Treatment" below.

                The following unaudited pro forma financial information reflects the pooling-of-interests method of accounting and is intended to give you a picture of what Old Kent and Grand Premier might have looked like had they been combined at the dates and for the periods presented. The pro forma income statement and balance sheet were prepared by adding or combining the historical accounts of each company. The companies might have performed differently if they had been combined. You should not rely on the pro forma information as showing the historical results that Old Kent and Grand Premier would have had if combined or the future results that they will report after the merger.

Nine Months Ended	Year Ended December 31,
September 30, 1999	1998	1997	1996
	(dollars in thousands)
Income Statement Data:
Net interest income	$553,796	$708,684	$704,925	$659,886
Provision for credit losses	20,703	50,818	57,037	38,751
Net income	199,119	252,723	240,490	205,285
Balance Sheet Data (period end)(1):
Assets	$19,284,790	$20,262,966	$19,241,170	$18,077,410
Deposits	14,916,194	15,774,460	14,669,066	14,625,339
Loans	12,340,637	11,176,278	11,442,946	10,930,783
FHLB advances	1,013,081	806,835	382,693	332,639
Long-term and subordinated debt(2)	200,000	200,000	200,000	100,000
Stockholders' equity	1,426,907	1,505,243	1,582,554	1,502,229
________________________

(1)	The pro forma combined balance sheet data assumes the issuance of 9,431,558 shares of Old Kent common stock in exchange for all of the outstanding shares of Grand Premier common stock, assuming an exchange ratio of 0.4231 shares of Old Kent common stock for each share of Grand Premier common stock.

(2)	Includes $100 million guaranteed preferred beneficial interest in Old Kent's junior subordinated debentures for the nine months ended September 30, 1999 and the years ended 1998 and 1997.

                Under the "risk-based" capital guidelines presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk in the various asset categories. Certain off-balance-sheet instruments such as loan commitments and letters of credit require capital allocations. Bank holding companies such as Old Kent and Grand Premier are required to maintain minimum risk-based capital ratios. Old Kent's and Grand Premier's ratios are above the regulatory minimum guidelines and each of Old Kent's and Grand Premier's subsidiary banks met the regulatory criteria to be categorized as "well-capitalized" institutions at September 30, 1999. The "well-capitalized" classification may permit financial institutions to minimize the cost of Federal Deposit Insurance Corporation insurance assessments by being charged a lesser rate than those that do not meet this definition. Designation as a "well-capitalized" institution does not constitute a recommendation by federal bank regulators. The following table shows capital ratios and requirements as of September 30, 1999:

		Risk-based Capital
	Leverage	Tier 1	Total

Old Kent's capital ratios	7.00%	9.38%	11.38%
Grand Premier's capital ratios	10.92	13.38	14.38
Pro forma combined capital ratios	7.32	9.74	11.67
Regulatory capital ratios - "well-capitalized" definition	5.00	6.00	10.00
Regulatory capital ratios - minimum requirement	3.00	4.00	8.00

Comparative Per Share Information

                The following summarizes the per share information for Old Kent and Grand Premier on an historical, unaudited pro forma combined, and equivalent basis. The Grand Premier "Per Share Equivalents" are calculated by multiplying the Unaudited Pro Forma Combined per share amounts by 0.4231- the number of shares of Old Kent common stock that you will receive in exchange for each of your shares of Grand Premier common stock.

                The pro forma data does not show the results of future operations or the actual results that would have occurred had the merger occurred at the beginning of the period presented. The pro forma financial data have been included in accordance with the rules of the Securities and Exchange Commission and are provided for comparative purposes only. The information presented below has been restated to reflect stock dividends and stock splits.

Nine Months Ended September 30, 1999	Year Ended December 31,
	1998	1997	1996

Old Kent Common Stock
Earnings per share - Basic(1):
Historical	$1.52	$1.82	$1.73	$1.45
Pro forma(2)	1.55	1.90	1.73	1.45

Earnings per share - Diluted(1):
Historical	$1.51	$1.81	$1.71	$1.44
Pro forma(2)	1.53	1.88	1.71	1.44

Cash dividends declared per share:
Historical	$0.58	$0.688	$0.610	$0.549

Book value per share - End of period:
Historical	$10.48	$10.95	$11.05	$10.43
Pro forma(3)	11.19	11.58

Grand Premier Financial Common Stock
Earnings per share - Basic(1):
Historical	$0.78	$1.21	$0.74	$0.57
Equivalent pro forma(4)	0.65	0.80	0.73	0.61

Earnings Per Share - Diluted:(1)
Historical	$0.76	$1.17	$0.73	$0.56
Equivalent pro forma(4)	0.65	0.79	0.73	0.61

Cash dividends declared per share:
Historical	$0.27	$0.34	$0.30	$0.25
Equivalent pro forma(4)	0.25	0.29	0.26	0.23

Book value per share - End of period:
Historical	$8.05	$7.92	$7.42	$6.77
Pro forma(4)	4.73	4.90
_________________

(1)	Grand Premier's basic earnings per share were calculated using income available to common stockholders and Grand Premier's diluted earnings per share were calculated using income available to common stockholders and assumed conversions of preferred stock. The Old Kent pro forma earnings per share give consideration to the preferred stock consistent with the treatment used by Grand Premier. In calculating pro forma earnings per share, no adjustments to the pro forma amounts have been made to reflect potential expense reductions or revenue enhancements that may result from the merger or the effect of repurchases of Old Kent common stock or Grand Premier common stock subsequent to the stated period.

(2)	Gives effect to the merger as if it had occurred at the beginning of each period presented.

(3)	Gives effect to the merger as if it had occurred at the end of the period. The September 30, 1999 pro forma book value per share does not include the impact of an anticipated $30 million of restructuring and merger-related charges.

(4)	The equivalent pro forma computations assume that for each share of Grand Premier common stock outstanding, Grand Premier stockholders would receive 0.4231 shares of Old Kent common stock.

As of September 30, 1999, there were 118,105,102 shares of Old Kent common stock issued and outstanding held by approximately 19,326 holders of record. As of September 30, 1999, there were 22,360,891 shares of Grand Premier common stock issued and outstanding held by approximately 1,083 holders of record.

The Special Meeting

Date, Time and Place of the Special Meeting

                The special meeting of stockholders of Grand Premier is scheduled to be held as follows:

February 22, 2000, 9:00 a.m. Grand National Bank 3 Nelson C. White Parkway Mundelein, Illinois 60060

Purpose of the Special Meeting

                The special meeting is being held so that common stockholders of Grand Premier may consider and vote upon a proposal to adopt the Merger Agreement among Grand Premier, Old Kent, and a wholly owned subsidiary of Old Kent and to transact any other business that properly comes before the special meeting or any adjournment or postponement. Adoption of the Merger Agreement will also constitute approval of the merger and the other transactions contemplated by the Merger Agreement. Preferred stockholders of Grand Premier are not entitled to vote upon the adoption of the Merger Agreement.

                If a majority of the common stockholders of Grand Premier adopt the Merger Agreement and other requirements are met, Old Kent will acquire Grand Premier. You will receive 0.4231 of a share of Old Kent common stock for each share of Grand Premier common stock you hold, plus cash (without interest) in lieu of any fractional share of Old Kent common stock that you would be entitled to receive.

Stockholder Record Date for the Special Meeting

                Grand Premier's board of directors has fixed the close of business on December 31, 1999, as the record date for determination of Grand Premier common stockholders entitled to receive notice of and to vote at the special meeting and Grand Premier preferred stockholders entitled to receive notice of the special meeting and to exercise appraisal rights under Delaware law. On the record date, there were 22,374,824 shares of Grand Premier common stock outstanding, held by approximately 1,062 holders of record.

Vote Required for the Adoption of the Merger Agreement

                A majority of the outstanding shares of Grand Premier common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of Grand Premier common stock outstanding and entitled to vote at the special meeting is required to adopt the Merger Agreement. You are entitled to one vote for each share of Grand Premier common stock held by you on the record date.

                Several Grand Premier stockholders, including Grand Premier directors Brenton J. Emerick, Thomas D. Flanagan, and Howard McKee, and entities affiliated with Mr. Emerick, Mr. Flanagan, Mr. McKee and with directors Jean M. Barry and Noa W. Horner, have also entered into an agreement with Old Kent under which they agreed to vote in favor of the Merger Agreement, 8,073,129 shares, or approximately 36% of the shares of Grand Premier common stock entitled to vote upon the Merger Agreement. Mr. Flanagan also agreed not to approve the conversion of his Grand Premier Series C preferred stock into the right to receive a cash payment upon the completion of the merger, a right that would have been otherwise available to him under Grand Premier's Amended and Restated Certificate of Incorporation.

                As of the record date for the special meeting, directors and executive officers of Grand Premier and their affiliates beneficially owned approximately 9,547,758 shares of Grand Premier common stock (including shares subject to the voting agreement, but excluding shares of common stock subject to options or shares of common stock into which shares of Grand Premier Series B preferred stock were convertible, but not converted, on the record date), which stock represented approximately 42.7% of all outstanding shares of Grand Premier common stock entitled to vote at the special meeting.

Proxies and Effect on Vote

                All shares of Grand Premier common stock represented by properly executed proxies received before or at the special meeting will be, unless the proxies are revoked, voted in accordance with the instructions indicated on the proxy card. If a properly executed proxy is returned and no instructions are indicated, the Grand Premier common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote and will be voted FOR the adoption of the Merger Agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

                If a properly executed proxy is returned and the stockholder has specifically abstained from voting on the adoption of the Merger Agreement, the Grand Premier common stock represented by the proxy will be considered present and entitled to vote at the special meeting for purposes of determining the existence of a quorum but will not be considered to have been voted in favor of the adoption of the Merger Agreement. If a broker or other nominee holding shares of Grand Premier common stock in street name signs and returns a proxy but indicates on the proxy that it does not have discretionary authority to vote certain shares on the adoption of the Merger Agreement, those shares will be considered present at the meeting, but not entitled to vote. They will therefore not be counted for purposes of determining the presence of a quorum and will not be considered to have been voted for the adoption of the Merger Agreement.

                Because the adoption of the Merger Agreement requires the affirmative vote of at least a majority of the shares of Grand Premier common stock outstanding as of the record date, abstentions, failures to vote, and broker non-votes will have the same effect as a vote against the adoption of the Merger Agreement.

                Grand Premier does not expect that any matter other than the adoption of the Merger Agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will (subject to applicable law) vote in accordance with their judgment with respect to those matters.

Revocation of Proxies

                You may revoke your proxy at any time before it is voted by:

•	Notifying the Secretary of Grand Premier in writing that the proxy is revoked;

•	Sending a later-dated proxy to the Secretary of Grand Premier or giving a later-dated proxy to a person who attends the special meeting; or

•	Appearing in person and voting at the special meeting.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy. You should send any later-dated proxy or notice of revocation of a proxy to:

Grand Premier Financial, Inc. 486 W. Liberty Street Wauconda, Illinois 60084 Attention: Secretary

Solicitation of Proxies

                The proxy that accompanies this prospectus and proxy statement is being solicited by the Grand Premier board of directors. In addition to solicitations by mail, directors, officers, and regular employees of Grand Premier and its subsidiaries may solicit proxies from stockholders personally or by telephone or other electronic means. Such individuals will not receive any additional compensation for doing so. Grand Premier will bear its own costs of soliciting proxies. Grand Premier will also make arrangements with brokers and other custodians, nominees and fiduciaries to send this prospectus and proxy statement to beneficial owners of Grand Premier common stock and, upon request, will reimburse those brokers and other custodians for their reasonable expenses in forwarding these materials.

                You should not send in any stock certificates with your proxies. A transmittal form with instructions for the exchange of your Grand Premier stock certificates will be mailed to you as soon as practicable after completion of the merger.

The Merger and Merger Agreement

                The Merger Agreement, attached as Appendix A, and the Stock Option Agreement, attached as Appendix B, are incorporated in this prospectus and proxy statement by reference and should be carefully considered. Various provisions of the Merger Agreement and the Stock Option Agreement have been summarized in this prospectus and proxy statement for your information. However, the Merger Agreement and the Stock Option Agreement, not this summary, are the definitive statements of the terms of the merger.

What You Will Receive

                If Grand Premier stockholders adopt the Merger Agreement and the merger is completed, Old Kent will acquire Grand Premier and as a result, will own all the assets of Grand Premier and its subsidiaries. In exchange, you will receive 0.4231 shares of Old Kent common stock for each of your shares of Grand Premier common stock (referred to as the "Exchange Ratio"). Old Kent will not issue fractional shares of Old Kent common stock in the merger. Instead, if you would otherwise be entitled to receive a fraction of a share of Old Kent common stock, you will receive an amount of cash determined by multiplying the amount of the fractional share by the average closing price of Old Kent common stock for the ten trading day period ending on the sixth business day before the date of the scheduled closing of the merger.

                In addition, Old Kent will issue one share of its Series D preferred stock in exchange for each share of Grand Premier Series B preferred stock and one share of its Series E preferred stock for each share of Grand Premier Series C preferred stock. The terms of each of these new series of Old Kent preferred stock will be substantially the same as the terms of the series of Grand Premier preferred stock for which it is exchanged. Those terms are discussed in more detail below.

                Attached to each share of Old Kent common stock that you will receive in the merger will be a fraction of an associated Old Kent Series C Preferred Stock Purchase Right (referred to as an "Old Kent Right"). Each Old Kent Right represents a right to purchase 1/100 of a share of Old Kent's Series C preferred stock. However, until the occurrence of certain events generally involving a change of control of Old Kent, the Old Kent Rights are not exercisable, are evidenced by the certificates representing Old Kent common stock, and may be transferred only with such shares of Old Kent common stock. In this prospectus and proxy statement, the term "Old Kent common stock" includes both Old Kent's common stock and these Old Kent Rights. See "- Description of Old Kent Capital Stock" and "- Comparison of Rights of Old Kent and Grand Premier Stockholders" below for a more detailed discussion of the Old Kent Rights.

                The Exchange Ratio is subject to certain upward or downward adjustments based upon the occurrence of certain events between the date of this prospectus and proxy statement and the completion of the merger that would result in changes in the number of shares of Old Kent or Grand Premier common stock outstanding. The purpose of any such adjustment is to prevent dilution of the respective interests of the stockholders of Old Kent and Grand Premier. For example, if Old Kent declares a stock dividend and the record date of the stock dividend occurs before the effective time of the merger, the parties will adjust the Exchange Ratio by (1) multiplying it by the total number of shares of Old Kent common stock that are outstanding as of the record date for the stock dividend plus the additional number of shares to be issued as part of the stock dividend, and (2) dividing it by the total number of shares of Old Kent common stock outstanding as of the record date for the stock dividend.

                The Merger Agreement also provides that the Exchange Ratio may be adjusted for other transactions, such as a recapitalization, reclassification, subdivision, or combination that would substantially change the number and value of outstanding shares of Old Kent common stock, a distribution of warrants or rights with respect to Old Kent common stock, or any other transaction that would have a substantially similar effect. If one of these types of transactions occurs, Grand Premier stockholders will be entitled to an adjustment in the consideration and Exchange Ratio that it is equitable under the circumstances. Old Kent and Grand Premier do not expect that any events necessitating an adjustment to the Exchange Ratio will occur.

                Upon completion of the merger, Old Kent will assume all outstanding options to purchase shares of Grand Premier common stock. As a result, such options will then represent the right to purchase shares of Old Kent common stock. The number of shares of Old Kent common stock that may be purchased pursuant to existing Grand Premier options will equal the number of shares of Grand Premier common stock that may be purchased immediately before the merger multiplied by the Exchange Ratio. The exercise price will equal the per share exercise price immediately before the merger divided by the Exchange Ratio, rounded to the nearest whole cent. Under the terms of Grand Premier's stock option plans, any options that are not fully vested at the time of the merger will become fully vested and nonforfeitable as of the time that the merger is approved by Grand Premier's common stockholders.

Structure of the Merger

                To facilitate the acquisition of Grand Premier, Old Kent formed a wholly owned subsidiary, OK Merger Corporation, solely for purposes of the transaction. Grand Premier will be merged with and into OK Merger Corporation, and OK Merger Corporation will remain a wholly owned subsidiary of Old Kent in accordance with the Merger Agreement, the Michigan Business Corporation Act, and the Delaware General Corporation Law. Immediately following the merger, Old Kent will liquidate and dissolve OK Merger Corporation, and all of the assets of Grand Premier will be owned directly by Old Kent.

Background of the Merger

                Grand Premier was organized on January 12, 1996 for the purpose of effecting a merger-of-equals between Premier Financial Services, Inc. and Northern Illinois Financial Corporation. Premier and Northern Illinois had agreed to merge, in part, because each believed that it could continue to remain competitive in the market for financial services and products and increase stockholder value only by increasing its asset size, either through internal growth or strategic combinations. The merger was completed on August 22, 1996. At the time of the merger, Premier had total assets of approximately $671 million and Northern Illinois had total assets of approximately $945 million.

                For approximately 15 months following the merger, management was required to devote most of its energies to the process of integrating the two companies into a single organization. Management continued to believe, however, that Grand Premier could continue to remain competitive in the market for financial services and products and increase stockholder value only if Grand Premier continued to grow. As a result, once the integration of the two companies was relatively complete, management once again began looking for opportunities to acquire, or merge with, other financial companies.

                Management began exploring possible acquisitions in late 1997 and early 1998. At that time, however, market conditions were such that the multiple of earnings that Grand Premier would have been required to pay for potential targets would have resulted in earnings dilution for Grand Premier's stockholders that management deemed unacceptable. Management also began exploring, during that same period, possible merger-of-equals transactions with companies similar in size to Grand Premier. None of those negotiations, however, proceeded beyond the preliminary stages.

                Given management's initial lack of success in pursuing an expansion strategy, the board of directors held the first of a series of strategic planning sessions on July 27, 1998 in order to develop a strategic plan to increase asset size and stockholder value. At that meeting, representatives of an investment banking firm reviewed, with the board, Grand Premier's performance, including its historical share price performance, as compared to the performance of the general market and of peer group companies. The representatives also reviewed with the board recent merger and acquisition transactions involving financial institutions, assisted the board in identifying potential acquisition targets and merger-of-equal partners, and assisted the board in estimating the financial impact of such transactions on Grand Premier.

                The board of directors reconvened on August 24, 1998 to continue its efforts to develop a strategic plan. At that meeting, the board identified four alternative strategies for Grand Premier:

(1)	Increase asset size through internal growth while significantly increasing earnings per share;

(2)	Identify and acquire acquisition targets that would enable Grand Premier to increase asset size and earnings per share;

(3)	Identify and merge with a company of approximately the same size as Grand Premier; or

(4)	Sell Grand Premier to a larger company.

The board concluded that Grand Premier should seek to increase asset size and earnings per share through internal growth, no matter what decision was reached with respect to the other alternatives. The board also concluded that Grand Premier should continue to remain independent, and it directed management to continue to explore possible acquisitions and merger-of-equal transactions.

                On January 26, 1999 the board of directors met again for an all-day planning session facilitated by representatives from a consulting firm specializing in the financial services industry. At that meeting, the board reaffirmed the conclusions reached at its August 24, 1998 meeting.

                At a special meeting held for that purpose following the annual meeting of stockholders on May 26, 1999, the board once again reviewed Grand Premier's earnings performance, price-earnings multiples in the marketplace, and merger and acquisition activity. Given Grand Premier's continuing lack of success in locating suitable acquisition targets and in achieving targeted increases in earnings per share, the board also began, at that meeting, to seriously consider a possible sale of Grand Premier. In considering the advantages and disadvantages of selling Grand Premier, the board also took into account the uncertainties relating to the company's future management. Under the terms of the merger agreement between Premier and Northern Illinois, Richard L. Geach's term as president and chief executive officer of Grand Premier was scheduled to expire at the end of 1999. Although the board of directors had appointed a special committee to conduct a search for a successor and that committee had retained an independent professional search firm to assist it in its efforts, at the time of the May 26, 1999 meeting, the committee had not identified a successor.

                At its May 26, 1999 meeting, the board therefore concluded that the board should formally retain an independent investment banking firm to study Grand Premier, evaluate the relative merits of the strategic alternatives identified at its August 24, 1998 meeting, including a possible sale of Grand Premier, and advise the board on a course of action. The board identified two investment firms, one of which was Credit Suisse First Boston, and directed Mr. Geach to contact both.

                Mr. Geach contacted both investment banks identified by the board of directors. Based on those discussions and after telephone consultation with a majority of the board, Mr. Geach invited Credit Suisse First Boston to make a presentation to the board of directors. As preparation for its presentation, Credit Suisse met with management to review Grand Premier's operations and strategic and operational plans and gathered other information about Grand Premier's performance.

                On June 21, 1999, Credit Suisse First Boston made a presentation to the board of directors regarding Grand Premier's strategic alternatives. Following the presentation, the board of directors discussed these alternatives at length. The board of directors met again on June 28, 1999 to continue the discussion. Outside legal counsel to Grand Premier participated by telephone in the June 28, 1999 meeting and advised the board of directors of its obligations and responsibilities in the event that the board decided to sell the company. At that meeting, the board also appointed a special committee consisting of four directors--Richard L. Geach, Howard A. McKee, Stephen J. Schostok, and John Simcic--to select an investment banking firm, legal counsel and an accounting firm to advise the board on its strategic alternatives. The board authorized the committee to represent the board in negotiating strategic transactions with other financial companies and directed it to report its recommendations back to the board.

                Following additional meetings with Credit Suisse First Boston and another investment banking firm, the special committee decided to retain Credit Suisse First Boston as Grand Premier's financial advisor. On July 15, 1999, Grand Premier entered into an engagement letter with Credit Suisse First Boston to provide the services described above. The committee also retained Schiff Hardin & Waite as outside legal counsel.

                As part of its engagement, Credit Suisse First Boston prepared a confidential offering memorandum relating to Grand Premier for use in soliciting expressions of interest in buying the company. In early August 1999, with the consent of the special committee, Credit Suisse First Boston contacted several companies regarding their possible interest in acquiring Grand Premier. Four companies, including Old Kent, entered into confidentiality agreements with Grand Premier and received copies of the confidential offering memorandum.

                On August 19, 1999, Old Kent submitted a non-binding expression of interest in acquiring Grand Premier at an exchange ratio that Grand Premier considered unacceptable. Following the receipt of Old Kent's expression of interest, representatives of Credit Suisse First Boston and Old Kent engaged in negotiations relating to the exchange ratio. Credit Suisse First Boston regularly consulted with Mr. Geach during the course of those negotiations and he, in turn, consulted with the other members of the special committee.

                On August 27, 1999, Old Kent agreed to increase the ratio to 0.4231 shares of Old Kent common stock for each share of outstanding Grand Premier common stock. Grand Premier, in turn, agreed to make additional information about Grand Premier available to Old Kent and directed legal counsel to begin the process of negotiating an agreement for the possible sale of Grand Premier. Old Kent requested that the negotiations proceed on an accelerated basis, with the goal of reaching an agreement by September 10, 1999, and Grand Premier agreed to accommodate that request.

                On August 30, 1999, legal counsel for Old Kent and Grand Premier began the process of negotiating the definitive agreement for the sale of Grand Premier. While such negotiations were ongoing, Old Kent conducted due diligence on Grand Premier, including due diligence meetings with members of Grand Premier's management, and Credit Suisse First Boston conducted due diligence on Old Kent, on behalf of Grand Premier. On September 7, 1999, the four members of the special committee of Grand Premier's board of directors, Grand Premier's chief financial officer, David L. Murray, representatives of Credit Suisse First Boston, and Grand Premier's legal counsel met with representatives of Old Kent and its legal counsel for face-to-face negotiations of the remaining material issues relating to the acquisition agreement. The parties resolved most of those issues by the end of the day.

                A special meeting of the Grand Premier board of directors was held on September 9, 1999. All but one member of Grand Premier's board of directors was present at the meeting. At the meeting, the special committee recommended that Grand Premier enter into an agreement to sell the company to Old Kent at an exchange ratio of 0.4231 shares of Old Kent common stock for each share of Grand Premier common stock. A representative of Credit Suisse First Boston presented the board with its analysis of the fairness of the proposed transaction and provided the board with Credit Suisse First Boston's oral opinion that the proposed transaction was fair to Grand Premier's common stockholders from a financial point of view. Counsel to Grand Premier then reviewed the proposed Merger Agreement and stock option agreement with the board of directors, drafts of which had been distributed to the board prior to the meeting. Following further discussion, all 15 members of Grand Premier's board of directors who were present at the meeting voted to approve the Merger Agreement and related agreements and to recommend that the Merger Agreement be approved by Grand Premier's common stockholders.

                On August 16, 1999, at a regular meeting, Old Kent's board of directors authorized the merger and delegated full authority to the acquisition committee of the board of directors to approve a merger agreement, any related agreements, the terms of the transaction, and all related actions. The acquisition committee approved the Merger Agreement and the related transactions by unanimous written consent on September 9, 1999.

                The parties finalized and executed the Merger Agreement, the stock option agreement and related agreements late in the evening on September 9, 1999. A joint press release announcing the proposed merger was issued before the opening of the stock market on September 10, 1999.

Merger Recommendation and Reasons for the Merger

Grand Premier

                In approving the Merger Agreement, Grand Premier's board of directors considered the form and value of the consideration to be paid to Grand Premier's stockholders by Old Kent, Grand Premier's current performance and future prospects on a stand-alone basis, and certain related factors. Grand Premier's board of directors believes that the acquisition by Old Kent will be beneficial to Grand Premier's stockholders, as well as to its customers, and will enhance the services provided to the communities served by Grand Premier. The board of directors believes the merger will benefit Grand Premier's stockholders by giving them the opportunity to participate in the future growth and success of a much larger bank holding company that is better positioned to compete in the highly competitive financial services industry and has had a 40-year history of consecutive annual increases in earnings per share and dividends. Grand Premier's customers will have greater access and more convenience through the larger number of branches available after the merger and will be provided with the opportunity to use certain banking products and services not currently offered by Grand Premier. The board of directors also considered the opinion of Credit Suisse First Boston that the consideration offered under the Merger Agreement is fair to Grand Premier's common stockholders from a financial point of view.

                After careful consideration, your board of directors determined the merger to be fair to, and in the best interests of, Grand Premier's stockholders and declared the merger to be advisable. Grand Premier's board of directors unanimously recommends that you vote FOR the approval of the Merger Agreement.

Old Kent

                Old Kent believes the proposed merger with Grand Premier will enable Old Kent to further expand Old Kent's presence in the Chicago, Illinois, metropolitan area and surrounding communities. In addition, Old Kent believes that the merger will permit the achievement of certain economies of scale with respect to Old Kent's recent expansion in Illinois.

Opinion of Grand Premier's Financial Advisor

                Grand Premier retained Credit Suisse First Boston to act as its financial advisor in connection with the merger and to render Credit Suisse First Boston's opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the common stockholders of Grand Premier. The Exchange Ratio was arrived at in the course of negotiations between representatives of Old Kent and representatives of Credit Suisse First Boston, acting on behalf of Grand Premier, and was agreed upon by the special committee of the board of directors of Grand Premier, subject to the approval of Grand Premier's board of directors.

              On September 9, 1999, Credit Suisse First Boston rendered its oral opinion to Grand Premier's board of directors that, based upon and subject to various matters stated in their opinion, the Exchange Ratio was fair, from a financial point of view, to Grand Premier's common stockholders. Credit Suisse First Boston updated and confirmed that opinion in a written opinion, dated the date of this prospectus and proxy statement. That opinion is to the same effect and substantially similar to the oral opinion delivered on September 9, 1999.

                The full text of Credit Suisse First Boston's written opinion, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this prospectus and proxy statement and is incorporated by reference into this description. You should read Credit Suisse First Boston's entire opinion. Credit Suisse First Boston's opinion is directed to Grand Premier's board of directors. It relates only to the fairness of the Exchange Ratio to Grand Premier's common stockholders from a financial point of view, does not address any other aspect of the merger or any related transaction, and does not constitute a recommendation to you as a Grand Premier common stockholder as to how you should vote at the special meeting. The summary of the Credit Suisse First Boston opinion included in this prospectus and proxy statement is qualified in its entirety by the full text of the opinion attached as Appendix C.

                In arriving at its opinion, Credit Suisse First Boston:

•	Reviewed the merger agreement and publicly available business and financial information relating to Old Kent and Grand Premier that it considered relevant;

•	Reviewed other information relating to Old Kent and Grand Premier, including forecasts of cost savings to be achieved in the merger prepared on the basis of information furnished by Old Kent and Grand Premier;

•	Met with Grand Premier's management to discuss the business and prospects of Grand Premier;

•	Considered financial and stock market information about Old Kent and Grand Premier and compared that information with similar information about other publicly held companies in similar businesses;

•	Considered the financial terms of other recent business combinations and transactions; and

•	Considered other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.

Grand Premier did not place any limitations upon Credit Suisse First Boston with respect to the procedures followed or factors considered by Credit Suisse First Boston in rendering its opinion.

                In connection with its review, Credit Suisse First Boston did not independently verify any of the information concerning Grand Premier and Old Kent that was publicly available or provided to Credit Suisse First Boston by, or on behalf of, Grand Premier or Old Kent. Credit Suisse First Boston relied on this information as being complete and accurate in all material respects. As to financial forecasts, Credit Suisse First Boston assumed that these forecasts were reasonably prepared and reflected the best currently available estimates and judgments of the managements of Old Kent and Grand Premier, respectively, as to the future financial performance of Old Kent and Grand Premier. In addition, Grand Premier did not ask Credit Suisse First Boston to make, and Credit Suisse First Boston did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Old Kent or Grand Premier, nor was Credit Suisse First Boston furnished with any evaluations or appraisals of this kind.

                Credit Suisse First Boston's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated at the time of the September 9, 1999 board meeting and on the date of its written opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the Old Kent common stock when issued pursuant to the merger or the prices at which the Old Kent common stock will trade after the merger is completed.

                In its analyses, Credit Suisse First Boston made numerous assumptions with respect to Old Kent, Grand Premier, industry performance, and regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Old Kent and Grand Premier. No company or business used in these analyses as a comparison is identical to Old Kent or Grand Premier, and no transaction used in these analyses as a comparison is identical to the merger.

                The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with its oral opinion rendered to the Grand Premier board on September 9, 1999. Those analyses were updated and confirmed by Credit Suisse First Boston in connection with its written opinion, dated as of the date of this prospectus and proxy statement and attached as Appendix C.

Calculation of Implied Value of Exchange Ratio

                Credit Suisse First Boston calculated the implied value of the Exchange Ratio based on the closing stock price of Old Kent common stock on September 7, 1999, which indicated implied values for Grand Premier common stock of approximately $17.08 per share. The implied equity value of $17.08 per share equated to the following implied multiples for Grand Premier:

Price to Last Twelve Months' Earnings per Share	25.1x
Price to Estimated 1999 Earnings per Share	20.7x
Price to Book Value per Share	2.26x
Price to Tangible Book Value per Share	2.46x

The implied equity value of $17.08 per share also equated to an implied premium to the closing price of Grand Premier common stock on September 7, 1999 of approximately 20.4 percent. Credit Suisse First Boston then compared these results with those derived from the analyses described below.

Selected Companies Analysis

                Credit Suisse First Boston compared certain financial, operating and stock market data of Grand Premier to corresponding data of selected publicly traded companies in the banking industry, after applying an equity control premium of 30 percent. Such companies (collectively, the "Selected Companies") included:

•	Area Bancshares Corporation
•	Brenton Banks, Inc.
•	First Merchants Corporation
•	Midwest Banc Holdings, Inc.
•	Old Second Bancorp, Inc.
•	First Financial Corporation
•	Wintrust Financial Corporation.

Credit Suisse First Boston based its earnings per share estimates for the Selected Companies on estimates of selected investment banking firms as compiled by First Call and based its earnings per share estimates for Grand Premier on Credit Suisse First Boston estimates. All multiples were based on closing stock prices on September 7, 1999. This analysis indicated the following range of multiples for the Selected Companies:

	Range	Median
Price to Last Twelve Months' Earnings per Share	16.6x to 24.1x	20.0x
Price to Estimated 1999 Earnings per Share	16.2x to 22.4x	19.4x
Price to Book Value per Share	1.92x to 3.66x	2.39x
Price to Tangible Book Value per Share	1.95x to 3.66x	2.46x

Applying the range of multiples derived for the Selected Companies to corresponding financial data of Grand Premier indicated an implied equity reference range for Grand Premier of approximately $13.61 to $18.01 per share.

Selected Transactions Analysis

                Using publicly available information, Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples paid in Midwest bank transactions announced since June 30, 1997 with a transaction value between $200 and $500 million (collectively, the "Selected Transactions"), consisting of the following:

Acquirer	Target

Sky Financial	Mahoning National Bancorp
Old Kent	Pinnacle Banc Group
First Merit	Signal Corp.
Old Kent	First Evergreen Corp.
Union Planters	AMBANC Corp.
First Midwest	Heritage Financial Services
Mercantile	CBT Corp.
Union Planters	Peoples First Corp.

All multiples were based on information available at the time that announcement of the particular transaction. This analysis indicated the following range of multiples for the Selected Transactions:

	Range	Median

Price to Last Twelve Months Earnings per Share	16.6x to 26.7x	22.4x
Price to Estimated Forward Earnings per Share	19.5x to 22.5x	21.5x
Price to Most Recent Book Value	2.05x to 3.38x	2.56x
Price to Most Recent Tangible Book Value	2.43x to 4.67x	2.65x

               In addition, Credit Suisse First Boston reviewed the premiums paid in the Selected Transactions based on the 30-day average closing stock prices of the acquired companies ending one day before the public announcement of the transaction, which indicated a range of premiums of approximately 12.9% to 102.9% (with a median of 18.7%). Applying the range of multiples derived for the Selected Transactions to corresponding financial data of Grand Premier indicated an implied equity reference range for Grand Premier of approximately $15.25 to $19.43 per share.

Discounted Cash Flow Analysis

                Credit Suisse First Boston estimated the present value of the future streams of after-tax free cash flows that Grand Premier could produce on a stand-alone basis through fiscal year 2004, based on an estimate of capital in excess of an 8% tangible leverage ratio available for distribution to stockholders of Grand Premier in the form of dividends. Credit Suisse First Boston estimated such amounts, both before and after giving effect to, among other things, certain cost savings and revenue enhancements anticipated by the management of Old Kent to result from the merger. The range of estimated terminal values was calculated by applying multiples ranging from 14.0x to 16.0x to the projected 2004 net income of Grand Premier. The free cash flow streams and estimated terminal values were then discounted to present values using discount rates ranging from 10 percent to 12 percent. This analysis indicated an implied equity reference range for Grand Premier common stock of approximately $13.54 to $16.08 per share before giving effect to certain cost savings and revenue enhancements anticipated by the management of Old Kent to result from the merger, and approximately $16.48 to $19.95 per share after giving effect to such cost savings and revenue enhancements.

Contribution Analysis

                Credit Suisse First Boston analyzed the relative contributions of Grand Premier and Old Kent to, among other things, the estimated assets, deposits and tangible equity of the pro forma combined company, the estimated net income of the pro forma combined company for fiscal 1999 (before giving effect to certain cost savings and revenue enhancements anticipated by the management of Old Kent to result from the merger), and the estimated net income of the pro forma combined company for fiscal 1998 (both before and after giving effect to such cost savings and revenue enhancements), with particular focus on the estimated net income contributions of Grand Premier and Old Kent after taking into account cost savings and revenue enhancements anticipated by the management of Old Kent to result from the merger. This analysis indicated that (1) without giving effect to such cost savings and revenue enhancements, Grand Premier would contribute approximately 6 percent of the net income of the combined company in fiscal 1999 and 2000, respectively, and (2) after giving effect to such cost savings and revenue enhancements, Grand Premier would contribute approximately 8 percent of the net income of the combined company in fiscal 2000, assuming Grand Premier contributed 100 percent to the value of such cost savings and revenue enhancements on a fully phased in basis. Based on the Exchange Ratio, current holders of Grand Premier common stock and Old Kent common stock would own approximately 8 percent and 92 percent, respectively, of the combined company upon consummation of the merger.

Merger Consequences Analysis

                Credit Suisse First Boston analyzed the pro forma effect of the merger on the earnings per share of Grand Premier for 2000 and 2001 based on analysts' consensus estimates as reported by First Call. In performing the analysis, Credit Suisse First Boston considered the cost savings that Old Kent's management anticipate will be achieved in 2000 and 2001. Based on this analysis, Credit Suisse First Boston determined that the merger would add 21.0% to Grand Premier's estimated earnings per share for 2000 and 23.0% to Grand Premier's estimated earnings per share for 2001.

* * * * *

                In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described above. The foregoing summary of Credit Suisse First Boston's analyses should not be taken as a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and such an opinion is therefore not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and the opinion.

                Moreover, an evaluation of the results of these analyses is not entirely mathematical; rather, these analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in these analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

                Credit Suisse First Boston has consented to the inclusion of its opinion as Appendix C. In giving its consent, Credit Suisse First Boston does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC under the Securities Act nor does Credit Suisse First Boston admit that it is an expert with respect to any part of the registration statement of which this prospectus and proxy statement is a part within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the SEC under the Securities Act.

                Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Grand Premier selected Credit Suisse First Boston to act as its financial advisor based on its experience and expertise in such valuations and its familiarity with Grand Premier and its business.

                Under the terms of the July 15, 1999 engagement letter between Grand Premier and Credit Suisse First Boston, Grand Premier agreed to pay Credit Suisse First Boston a total fee based on the aggregate consideration paid to Grand Premier's stockholders at the closing of the merger. Grand Premier is obligated to pay Credit Suisse First Boston $2.0 million, plus (1) if the aggregate consideration is greater than $403 million but less than $426 million, an additional 2% of the amount of the aggregate consideration above $403 million, or (2) if the aggregate consideration is greater than $426 million, an additional 3% of the amount of the aggregate consideration above $403 million. In no event may the total fee exceed $3.5 million. Of the total fee, $100,000 was payable and paid upon execution of the engagement letter, and $650,000 was payable and paid upon the public announcement that Grand Premier and Old Kent had entered into the Merger Agreement. The balance of the fee is payable upon the closing of the merger. If the merger had been completed on January 3, 2000, the total fee payable to Credit Suisse First Boston would have been $2.0 million. Grand Premier has also agreed to indemnify Credit Suisse First Boston and various related persons and entities against various liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston's engagement, and to reimburse Credit Suisse First Boston for up to $25,000 in out-of-pocket expenses, including the fees and expenses of its legal counsel, incurred by Credit Suisse First Boston in connection with its engagement.

                In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Old Kent and Grand Premier for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Closing and Effective Time of the Merger

                Old Kent and Grand Premier have agreed to schedule the closing of the merger on a mutually agreed upon date and anticipate that the closing will occur in April 2000. If they cannot agree upon a date, either party may schedule the closing by giving the other party five business days' prior written notice of the desired closing date. However, neither party may give such notice unless and until (1) all applicable government approvals of the merger have been obtained (including the expiration of any applicable waiting periods), and (2) Grand Premier's common stockholders have approved the Merger Agreement. Notwithstanding the above, Grand Premier has agreed not to schedule the closing before March 15, 2000 and Old Kent has agreed that if it calls a closing before March 1, 2000, it will give Grand Premier 15, instead of five, business days' notice.

                The "Effective Time" of the merger is the date and time following the closing that the merger is legally completed. The Effective Time will be specified in the Certificates of Merger filed with the states of Michigan and Delaware and will be a time and date mutually agreed upon by the parties or, in the absence of such agreement, selected by Old Kent. The Effective Time may not be earlier than March 15, 2000 without Old Kent's consent or later than five business days after the closing occurs.

Effect of Certain Declines in the Old Kent Stock Price

                Grand Premier has the right to terminate the Merger Agreement and not complete the merger if:

(1)	The Final Old Kent Price is less than $33.46875, and

(2)	The number determined by dividing the Final Old Kent Price by $39.375 is less than the number obtained by subtracting 0.15 from the quotient obtained by dividing (a) the weighted average of the average closing prices per share on the ten consecutive trading days ending on the sixth business day before the scheduled closing of each of the common stocks for 22 regional bank holding companies of similar size (as set forth in Exhibit C of the Merger Agreement attached as Appendix A to this prospectus and proxy statement) (referred to as the "Index Companies") by (b) the weighted average of the closing prices per share of each of the common stocks of the Index Companies as of September 9, 1999. The "Final Old Kent Price" is the average closing price of Old Kent common stock during the ten consecutive trading days ending on the sixth trading day before the closing.

               In other words, if the Final Old Kent Price is less than $33.46875 and there is a decline of approximately 15% in the trading price of Old Kent common stock relative to the stock of the Index Companies (as calculated above), Grand Premier has the right (but not the obligation) to terminate the Merger Agreement. You should note that this right to terminate the Merger Agreement is only available to Grand Premier after the Final Old Kent Price has been determined. The Final Old Kent Price may be determined only after the closing of the merger has been scheduled.

                You should also note that, after March 1, 2000 Old Kent has the right, and after March 15, 2000, Grand Premier has the right, to schedule the closing upon five business days' notice. The party that schedules the closing will therefore know what the Final Old Kent Price is at the time that it elects to give notice of the closing.

Regulatory Approvals

                Before Old Kent and Grand Premier may complete the merger, Old Kent must receive the approval of the Federal Reserve Board. In addition, if and when the Federal Reserve Board approves the merger, Old Kent and Grand Premier must wait an additional 30 days before completing the merger to allow the U.S. Department of Justice to take further action to delay or block the merger. However, if the Department of Justice does not issue adverse comments during the first 15 days of this period, Old Kent and Grand Premier may complete the merger at that time. Old Kent expects to file its application for approval of the merger with the Federal Reserve Board on January 21, 2000. While Old Kent expects to receive the Federal Reserve Board's approval, no assurance can be made as to whether or when the approval will be given.

Bank Consolidation

                Old Kent anticipates that immediately after the merger, when Grand National Bank and Grand Premier Trust and Investment, National Association, are both wholly owned subsidiaries of Old Kent, Old Kent will consolidate (i.e., merge) Grand Premier's subsidiary bank and its subsidiary trust company with and into Old Kent Bank. This bank consolidation will only occur if the merger is completed. Grand Premier has agreed to assist Old Kent before the merger in connection with obtaining any necessary regulatory approvals for this bank consolidation. However, Old Kent is not required to obtain such approvals before it acquires Grand Premier.

Distribution of Old Kent Stock

                Upon the completion of the merger, you will cease to be a stockholder of Grand Premier. Certificates that represented your shares of Grand Premier common stock outstanding immediately before the merger (referred to as "Old Certificates") will then represent the right to receive (1) shares of Old Kent common stock having all of the voting and other rights of shares of Old Kent common stock, and (2) cash in lieu of fractional shares.

                If Old Kent declares a dividend on the Old Kent common stock payable to stockholders of record of Old Kent as of a record date at or after the merger, you will be entitled to receive that dividend. However, you will not actually receive dividends payable to holders of record of Old Kent common stock after the merger until you physically deliver your Old Certificates pursuant to properly submitted transmittal materials. Upon physical exchange of your Old Certificates, you will be entitled to receive from Old Kent an amount equal to all such dividends (without interest and less the amount of taxes, if any, that may have been imposed or paid) declared and paid with respect to those shares. If you elect to enroll in Old Kent Invest Direct, Old Kent's dividend reinvestment and direct stock purchase plan, such amount will be credited to your Old Kent Invest Direct account as a cash purchase for investment at the plan's next regular investment date.

                As soon as practicable after the merger, Old Kent will cause Old Kent Bank or another bank or trust company that Old Kent may designate (referred to as the "Exchange Agent") to send you transmittal materials to be used to exchange Old Certificates. You may then elect (1) to receive Old Kent common stock certificates, (2) to have your shares held in certificate-less form in Old Kent's book-entry system, or (3) to enroll in Old Kent's Old Kent Invest Direct, with credit for all full and fractional shares received. The transmittal materials will contain instructions with respect to the surrender of Old Certificates and the selection of these exchange options. In the absence of a selection by you of any of these options, you will receive book entry shares for your Old Certificates. Old Kent will deliver to the Exchange Agent that number of shares of Old Kent common stock issuable in the merger and the amount of cash payable for fractional shares in the merger.

                Promptly after you deliver your Old Certificates to the Exchange Agent, the Exchange Agent will register the shares of Old Kent common stock issuable to you in the name and at the address appearing on Grand Premier's stock records as of the time of the merger. The Exchange Agent will not be required to register the shares in that manner until it has received all of your Old Certificates (or an affidavit of loss and indemnity bond for such certificate or certificates), together with properly executed transmittal materials. Such Old Certificates, transmittal materials, and affidavits must be in a form and condition reasonably acceptable to Old Kent and the Exchange Agent. The Exchange Agent will have discretion to determine reasonable rules and procedures relating to the exchange (or lack thereof) of Old Certificates and the payment for fractional shares.

                After the merger, Old Kent will not transfer on the stock transfer books of Grand Premier any shares of Grand Premier common stock that were issued and outstanding immediately before the merger. If, after the merger, a former Grand Premier stockholder properly presents Old Certificates to the Exchange Agent for transfer, the Exchange Agent will cancel and exchange the Old Certificates for shares of Old Kent common stock as provided in the Merger Agreement. After the merger, ownership of shares represented by Old Certificates may be transferred only on the stock transfer records of Old Kent.

                The distribution of Old Kent preferred stock to the holders of Grand Premier preferred stock will be effected in substantially the same manner as the distribution of Old Kent common stock to the holders of Grand Premier common stock. If a dividend on the Old Kent Series D preferred stock or Old Kent Series E preferred stock is payable as of a record date at or after the merger, holders of Grand Premier Series B preferred stock and Grand Premier Series C preferred stock, respectively, will be entitled to receive that dividend. However, holders of Grand Premier preferred stock will not actually receive such dividends until they have physically delivered stock certificates evidencing such Grand Premier preferred stock (or an affidavit of loss and indemnity bond for such certificate or certificates) pursuant to properly submitted transmittal materials.

Exclusive Commitment to Old Kent

Board Recommendation

                In the Merger Agreement, the board of directors of Grand Premier has agreed to declare that the Merger Agreement is advisable and to recommend approval of the Merger Agreement to Grand Premier stockholders, unless a "Fiduciary Event" has occurred and is continuing. A "Fiduciary Event" will be deemed to have occurred if and when the Grand Premier board of directors has:

•	Received in writing a "Superior Proposal" that is then still pending;

•	Determined in good faith (based upon the advice of legal counsel) that the failure to withdraw, modify, or change its recommendation concerning approval of the Merger Agreement would cause the board of directors to breach its fiduciary duties to Grand Premier stockholders under applicable law; and

•	Determined to accept and recommend the Superior Proposal to Grand Premier stockholders.

               A "Superior Proposal" means any bona fide unsolicited offer, proposal, solicitation, or expression of interest made by a third party on terms that the Grand Premier board of directors determines in good faith, based on the written advice of Credit Suisse First Boston or another financial advisor of nationally recognized reputation, to be more financially favorable to Grand Premier stockholders than the Merger Agreement.

                The withdrawal, modification, or change of the Grand Premier board's recommendation of the acquisition by Old Kent, if a Fiduciary Event has occurred, will not be a breach of the Merger Agreement if Grand Premier provides Old Kent at least two business days' advance notice. However, Old Kent will retain its rights under the Stock Option Agreement. The existence of such rights under the Stock Option Agreement may substantially reduce the likelihood that a Superior Proposal will be received (see "- Stock Option Agreement" below).

No Negotiations with Third Parties

                In addition to the Grand Premier board of directors' commitment to recommend the merger to its stockholders, Grand Premier has agreed that it (along with its directors, officers, employees, attorneys, investment bankers, and other agents) will not directly or indirectly solicit or otherwise encourage any other party to make any proposal involving the sale of Grand Premier or any of Grand Premier's subsidiaries. Further, Grand Premier has agreed that it (along with its directors, officers, employees, attorneys, investment bankers, and other agents) will not negotiate with any other party regarding a possible sale of Grand Premier or, except as required by applicable law, provide any non-public information about itself or any of Grand Premier's subsidiaries to any party other than Old Kent, unless (1) a Fiduciary Event has occurred and is continuing or (2) the Grand Premier board has received a Superior Proposal which it has not yet determined to accept and recommend. Before disclosing any information to a party other than Old Kent under such circumstances, Grand Premier must obtain from such party a confidentiality agreement with terms no less favorable to Grand Premier than the terms of the confidentiality agreement between Old Kent and Grand Premier, and Grand Premier can provide to such person only information that has been previously disclosed to Old Kent.

Conduct of Grand Premier Pending the Completion of the Merger

                In the Merger Agreement, Grand Premier made certain covenants to Old Kent. These covenants, which remain in effect until the merger is completed or until the Merger Agreement has been terminated, are summarized below.

Ordinary Course of Business

                Grand Premier has agreed to conduct its business and manage its property only in the usual, regular, and ordinary course in substantially the same manner as before the execution of the Merger Agreement. In particular, Grand Premier has agreed, among other things, to:

•	Refrain from taking any action that would be inconsistent with or contrary to the Merger Agreement;

•	Comply in all material respects with all laws, regulations and court and administrative orders;

•	Make no change in its certificate of incorporation, bylaws, or capital stock except as permitted by the Merger Agreement;

•	Use all reasonable efforts to preserve its business organization intact;

•	Charge off loans and maintain its allowance for loan losses in accordance with its prior practices and regulatory and accounting standards;

•	Except to reelect incumbent officers and directors, not increase the number of directors or fill any other vacancy on the board of directors, elect or appoint any person to an executive office or hire any person to perform the services of an executive officer;

•	Take no action to increase the salary, severance or other compensation payable to, or fringe benefits of, any officer or director, or any other class or group of employees as a class or group, except for previously planned or scheduled salary increases consistent with past practice that were disclosed to Old Kent before entering into the Merger Agreement;

•	Take no action to enter into any employment agreement that is not terminable by Grand Premier or a Grand Premier subsidiary without cost or penalty upon 60 days' or less notice, except as contemplated by the Merger Agreement;

•	Notify Old Kent of the threat or commencement of any material lawsuit or other proceeding against or relating to Grand Premier or Grand Premier's subsidiaries, their directors, officers, or employees in their capacities as such, or the merger or the Merger Agreement;

•	Make no charitable or similar contributions or gifts of cash or other assets except for contributions that, in the aggregate, will have a fair market value not greater than $50,000;

•	Take no action to pay, agree to pay, or incur any liability, except for liabilities already accruing on Grand Premier books as of the date of the Merger Agreement, for the purchase or lease of any item of real property, fixtures, equipment or other capital asset in excess of $50,000 individually or in excess of $100,000 in the aggregate with respect to Grand Premier, except for prior commitments that were disclosed to Old Kent before entering into the Merger Agreement;

•	Refrain from entering into any new service agreements that are not terminable by Grand Premier without penalty upon 60 days' or less notice, except for contracts for services which do not exceed $50,000 in aggregate, excepting contracts for services relating to the merger; and

•	Take no action to open, enlarge or materially remodel any bank or other facility or to lease, purchase or otherwise acquire any real property for use as a branch bank, or apply for regulatory approval of any new branch bank, excepting prior commitments made by Grand Premier that were disclosed to Old Kent before entering into the Merger Agreement.

Dividends

                Grand Premier will not pay or make any dividends, or purchase or redeem any shares of Grand Premier stock, other than the payment of regular quarterly cash dividends in an amount per share not to exceed $0.09 per share per quarter and of dividends on Grand Premier preferred stock in accordance with Grand Premier's Amended and Restated Certificate of Incorporation, in a manner consistent with Grand Premier's prior practice. Old Kent and Grand Premier have agreed that they will cooperate to assure that, during the calendar quarter when the merger is completed, there will not be a duplication of payment of dividends to the stockholders of Grand Premier.

                If a permitted dividend on Grand Premier's stock is not paid or the amount of the dividend is reduced because payment of the dividend, or of a dividend in such amount, would disqualify the merger from being treated as a pooling-of-interests for accounting purposes, Old Kent and Grand Premier have agreed to make an equitable adjustment to the Exchange Ratio to the extent that all or a portion of the dividend cannot be paid.

Environmental Investigation

                Grand Premier has agreed to permit Old Kent to conduct an environmental assessment of each parcel of Grand Premier's currently owned real property, any other real estate formerly owned by Grand Premier or any of its subsidiaries, to the extent permitted by the current owners of the property, and any real estate acquired by Grand Premier's subsidiaries in satisfaction of a debt previously contracted.

                If Old Kent discovers any facts or conditions that it reasonably believes could pose a current or future risk of a liability, interference with use, or diminution of value of the property that could be material, then Old Kent will identify that risk to Grand Premier, identify the facts or conditions underlying that risk, and provide Grand Premier with a copy of the environmental assessment for that property. In addition, Old Kent will obtain an estimate of the proposed scope of work and the cost of any further environmental investigation, remediation, or other follow-up work it reasonably deems necessary or appropriate to assess and, if necessary or appropriate, clean-up the environmental risk. All work plans for any investigation and clean-up shall be mutually satisfactory to Old Kent and Grand Premier, but in any event, Grand Premier shall not be required to spend more than $250,000 on investigation and clean-up.

                If Old Kent and Grand Premier are unable to agree upon a course of action to promptly complete any investigation and clean-up and/or a mutually acceptable modification to the Merger Agreement, and Old Kent cannot be reasonably assured that the after-tax cost of the sum of (1) the actual cost of all investigative and remedial or other corrective actions or measures undertaken by Grand Premier, (2) the estimated cost of all investigative and remedial or other corrective actions or measures not undertaken by Grand Premier but required by law or necessary to avoid future exposure to material liability, and (3) all decreases in the value of such properties resulting from such environmental problems will not exceed, in the aggregate, $3,000,000; then Old Kent may terminate the Merger Agreement. Upon any such termination, Old Kent will reimburse Grand Premier for one-half of its costs for investigative and remedial work.

Technology-Related Contracts

                Grand Premier or its subsidiaries may not enter into any new technology-related agreement without the consent of Old Kent, which consent must not be unreasonably withheld if the agreement is necessary for Grand Premier to conduct business in the ordinary course through the time of the merger. Grand Premier has agreed to advise Old Kent of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements and other material technology-related licensing or servicing agreements with independent vendors and to cooperate with Old Kent in negotiating with those vendors the length of any extension or renewal term of those agreements where such extension or term extends beyond the time of the merger. Grand Premier has agreed to send to each vendor, as and when due, such notices of nonrenewal as may be necessary or appropriate under the terms of the applicable agreements to prevent those agreements from automatically renewing for a term extending beyond the time of the merger. Such notices may be conditioned upon the completion of the merger. Notwithstanding the foregoing, Grand Premier is not obligated to take any irrevocable action, or irrevocably forego taking any action with respect to a technology-related contract, that would cause any such agreement to terminate, expire, or be materially modified before the merger.

Savings Plan

                If requested by Old Kent, Grand Premier has agreed to provide Old Kent with all reasonable assistance to terminate the Grand Premier Savings and Stock Plan following the completion of the merger.

Insurance and Indemnification

                Old Kent has agreed to honor any and all rights to indemnification and advancement of expenses existing, at the time of the merger, in favor of the directors and officers of Grand Premier and its subsidiaries under their certificates of incorporation or existing bylaws. These enforceable contractual rights will remain in effect following the merger with respect to acts or omissions occurring before the merger with the same force and effect as prior to the merger.

                In addition, Old Kent has agreed to use all commercially reasonable efforts to cause the officers and directors of Grand Premier immediately prior to the merger to be covered for a period of at least three years immediately following the merger by the directors' and officers' liability insurance policy maintained by Grand Premier with respect to acts or omissions occurring before the merger that were committed by such officers and directors in their capacity as such. Old Kent may substitute for Grand Premier's current coverage new coverage under policies offering at least comparable coverage and amounts and containing terms and conditions that are not materially less advantageous than Grand Premier's current policy. However, in no event will Old Kent be required to pay, directly or indirectly through Grand Premier or its subsidiaries, more than $100,000 per year either to maintain or to procure insurance coverage pursuant to the Merger Agreement. Old Kent and Grand Premier have agreed to cooperate and use their best efforts to maximize the insurance coverage that may be obtained for the $100,000 per annum amount. If Old Kent does not advise Grand Premier in writing before the beginning of the ten consecutive trading days ending on the sixth day before the scheduled date of the closing that it has procured such coverage for at least two years and that it undertakes to procure and maintain comparable or better coverage for the remainder of the three-year period, Grand Premier will be permitted, in lieu of receiving the foregoing insurance coverage, to purchase tail coverage for past acts and omissions for a single premium amount not in excess of the limit of $100,000 per year.

Management of Old Kent After the Merger

                Upon the completion of the merger, Old Kent's directors and executive officers will remain the same. Old Kent anticipates that some of the executive officers of Grand Premier, Grand National Bank, and Grand Premier Trust and Investment, National Association, will become officers of Old Kent Bank, upon the completion of the consolidation of Grand National Bank and Grand Premier Trust and Investment, National Association, into Old Kent Bank.

Conditions to Closing the Merger

Mutual Conditions to Close

                The obligations of each of Old Kent and Grand Premier to complete the merger are subject to the fulfillment of certain conditions, including the following:

•	The stockholders of Grand Premier must have adopted the Merger Agreement;

•	Each company's representations and warranties to the other in the Merger Agreement must have been true as of September 9, 1999 (the date the Merger Agreement was signed) and must be true as of the closing, except where the failure of such representations and warranties to be true, individually or in the aggregate, does not or would not result in a "Material Adverse Effect" (as defined below) with respect to the breaching party;

•	Each company must have performed in all material respects all of the agreements, conditions, and covenants to be completed at or before the closing made by that company in the Merger Agreement;

•	Old Kent and Grand Premier must not be subject to any order, decree, or injunction by any court or governmental authority that enjoins or prohibits the consummation of the merger;

•	The registration statement of which this prospectus and proxy statement is a part must have been declared effective by the Securities and Exchange Commission and must not be subject to a stop order or threatened stop order; and

•	Each company's legal counsel must have provided an opinion to the other company with respect to certain legal matters.

                The term "Material Adverse Effect" is defined to mean any change or effect that, individually or when taken together with all other such changes or effects that have occurred before the date of determination of the occurrence of the Material Adverse Effect, has or is reasonably likely to have a material negative impact on the business, assets, financial condition, results of operations, or value of Old Kent and its subsidiaries, taken as a whole, or, as the case may be, Grand Premier and its subsidiaries, taken as a whole; or the ability of Old Kent or Grand Premier, as the case may be, to satisfy the applicable closing conditions, consummate the merger or perform its obligations under the Stock Option Agreement. Notwithstanding the above, the following will not be included in any determination of a Material Adverse Effect: (1) changes in GAAP that are generally applicable to financial institutions and their holding companies, other than any material change to pooling-of-interests accounting rules or interpretations; (2) actions and omissions of a party taken with the prior written consent of the other party; (3) changes in economic conditions (including a change in the level of interest rates) generally affecting financial institutions; (4) fees, charges, and expenses reasonably related to the merger (such as any additional insurance coverages, employment and consulting services, legal, accounting, and investment banking fees and expenses, and severance and retention provisions); and (5) the failure of public utilities, multi-user data transmission networks, intercharges, switches, and other problems related to the year 2000 problem affecting the banking industry as a whole.

Old Kent's Conditions to Close

                In addition, Old Kent's obligation to complete the merger is subject to the fulfillment of additional conditions, including the following:

•	There must not be any investigation, lawsuit, or other proceeding pending or threatened against or relating to Grand Premier or any of Grand Premier's subsidiaries (or their officers or directors, in their capacity as such) or any of their properties or business that may result in any liability that is reasonably likely to have a Material Adverse Effect on Grand Premier or any of its subsidiaries;

•	Each governmental agency having jurisdiction over the merger must have approved or consented to the merger without imposing any non-standard conditions to approval that are not reasonably acceptable to Old Kent;

•	Grand Premier must have obtained the consent or waiver of any material rights of the other party under contracts designated by Old Kent as material and under any other agreements containing a provision triggered by a change of control of Grand Premier if the failure to obtain such a consent or waiver is reasonably likely to have a Material Adverse Effect on Grand Premier;

•	Old Kent must have received a tax opinion from Warner Norcross & Judd LLP to the effect that, among other matters, Old Kent will not recognize gain or loss on its receipt of the assets of Grand Premier in exchange for the shares of Old Kent common stock to be issued in the merger (see "- Material Federal Income Tax Consequences" below);

•	Grand Premier must have received and delivered to Old Kent a letter from its independent public accountants to the effect that Grand Premier is eligible to participate in this transaction to be accounted for as a pooling-of-interests business combination;

•	Old Kent must have received a letter from its independent public accountants to the effect that the merger should qualify as a transaction to be accounted for as a pooling-of-interests; and

•	Grand Premier's and its subsidiaries' computer and related equipment must be ready to handle Year 2000 issues in all material respects and there must not be a failure of such equipment that causes material errors or disruptions in the businesses or customer service of Grand Premier or its subsidiaries.

Grand Premier's Conditions to Close

                 In addition, Grand Premier's obligation to complete the merger is subject to the fulfillment of additional conditions, including the following:

•	Grand Premier must have received a tax opinion from Warner Norcross & Judd LLP to the effect that, among other matters, no gain or loss will be recognized by the stockholders of Grand Premier upon the receipt of Old Kent capital stock in exchange for their shares of Grand Premier capital stock (except to the extent of any cash received in lieu of fractional shares) and the stockholders of Grand Premier will have the same tax basis in the Old Kent capital stock they receive in the merger as they had in the shares of Grand Premier capital stock surrendered in exchange for such stock (see "- Material Federal Income Tax Consequences" below);

•	Each governmental agency having jurisdiction over the merger must have approved or consented to the merger;

•	Grand Premier's financial advisor, Credit Suisse First Boston must have delivered an opinion, dated as of the date of this prospectus and proxy statement, to the effect that the terms of the merger are fair to Grand Premier's common stockholders from a financial point of view and that opinion must not have been subsequently withdrawn; and

•	The Old Kent common stock to be issued in the merger must have been authorized for listing on the New York Stock Exchange.

Termination

                 Prior to the merger, the Merger Agreement may be terminated by Old Kent or Grand Premier by mutual consent or may be terminated by either of them if the merger has not been completed on or before April 30, 2000.

Old Kent's Right to Terminate

                 In addition, Old Kent may terminate the Merger Agreement and abandon the merger on its own action upon the occurrence of additional events specified in the Merger Agreement, including among others, the following:

•	Any of the conditions of Old Kent's obligation to complete the merger have not been met or waived by Old Kent at such time as such condition can no longer be satisfied, notwithstanding Old Kent's commercially reasonable efforts to comply with its covenants in the Merger Agreement;

•	Certain environmental risks exist that, in the aggregate, could amount to liability or loss of value exceeding $3,000,000 and Old Kent has given the requisite notice to Grand Premier (see "- Conduct of Grand Premier Pending the Completion of the Merger - Environmental Investigation" above);

•	Old Kent's independent public accountants advise Old Kent that they are not of the opinion that the merger is likely to qualify for pooling-of-interests accounting treatment; provided that Old Kent must not have knowingly taken any action to disqualify the merger as a pooling-of-interests for accounting and financial purposes and that Grand Premier will have 30 days after receiving notification to cure any condition that would prevent the merger from qualifying for treatment as a pooling-of-interests for accounting and financial reporting purposes;

•	Grand Premier's common stockholders fail to adopt the Merger Agreement at the special meeting or the holders of Grand Premier Series C preferred stock exercise certain rights, under Grand Premier's Amended and Restated Certificate of Incorporation, to receive a cash payment in the merger, notwithstanding an agreement to the contrary;

•	An event that caused or is reasonably likely to cause a Material Adverse Effect on Grand Premier has occurred;

•	A Fiduciary Event has occurred; or

•	An event triggering the distribution of rights under the Grand Premier rights agreement has occurred.

Grand Premier's Right to Terminate

                 In addition, Grand Premier may terminate the Merger Agreement and abandon the merger on its own action upon the occurrence of additional events specified in the Merger Agreement, including among others, the following:

•	Any of the conditions to Grand Premier's obligation to complete the merger have not been met or waived by Grand Premier, at such time as such condition can no longer be satisfied, notwithstanding Grand Premier's best efforts to comply with its covenants in the Merger Agreement;

•	The Final Old Kent Price is less than $33.46875 and there is a decline of approximately 15% in the trading price of Old Kent common stock relative to the stock of the Index Companies (see "- Effect of Certain Declines in the Old Kent Stock Price" above);

•	Grand Premier stockholders fail to adopt the Merger Agreement at the special meeting; or

•	An event that caused or is reasonably likely to cause a Material Adverse Effect on Old Kent has occurred.

Effect of Termination

                If either Old Kent or Grand Premier terminates the Merger Agreement in accordance with its terms, neither Old Kent, Grand Premier, nor any of their respective subsidiaries, officers or directors will be liable to the other party. The Stock Option Agreement (unless it is terminated in accordance with its terms) and certain provisions regarding confidentiality and expenses will survive the termination of the Merger Agreement. In addition, neither company will be released from liability to the other for any liabilities or damages arising out of its breach of any provision of the Merger Agreement.

Description of Old Kent Capital Stock

                Old Kent's authorized capital stock consists of 300,000,000 shares of Old Kent common stock, $1.00 par value, and 25,000,000 shares of preferred stock, no par value, of which 3,000,000 shares are designated Series A preferred stock, 500,000 shares are designated Series B preferred stock, 1,000,000 shares are designated Series C preferred stock, 7,250 shares are designated Series D preferred stock, and 2,000 shares are designated Series E preferred stock. The 1,000,000 shares of Series C preferred stock are reserved for issuance pursuant to Series C Preferred Stock Purchase Rights governed by a rights agreement, dated January 20, 1997, as amended, between Old Kent and Old Kent Bank (the "Old Kent Rights Agreement"). As of January 3, 2000, Old Kent had 117,609,648 shares of Old Kent common stock outstanding and no shares of Old Kent preferred stock outstanding.

                Common Stock. Old Kent stockholders are entitled to dividends out of funds legally available for that purpose when, as and if declared by the Old Kent board of directors. The dividend rights of Old Kent common stock are subject to the rights of any shares of Old Kent preferred stock that have been or may be issued. Each holder of Old Kent common stock is entitled to one vote for each share held on each matter presented for stockholder action. Old Kent common stock has no preemptive rights, cumulative voting rights, conversion rights, or redemption provisions.

                In the case of any liquidation, dissolution, or winding up of the affairs of Old Kent, Old Kent stockholders will be entitled to receive, pro rata, any assets distributable to common stockholders in respect of the number of shares held by them. The liquidation rights of Old Kent common stock are subject to the rights of holders of any Old Kent preferred stock that have been or may be issued.

                Preferred Stock Purchase Rights. Each share of Old Kent common stock has, and each share of Old Kent common stock to be issued in the merger will have, attached to it the number of Series C Preferred Stock Purchase Rights represented by each share of Old Kent common stock, as long as the Old Kent Rights are not separately transferable. As of the date of this prospectus and proxy statement, each share of Old Kent common stock represents 0.4317 of an Old Kent Right. The number of Old Kent Rights represented by each share of Old Kent common stock is subject to adjustment upon the occurrence of certain events set forth in the Old Kent Rights Agreement. See "- Comparison of Rights of Old Kent and Grand Premier Stockholders" below for a more detailed discussion of Old Kent Rights.

                Preferred Stock. In addition to the Series D and Series E preferred stock to be issued in the merger, Old Kent is authorized to issue shares of preferred stock from time to time in one or more series. Preferred stock may have such designations, powers, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions as may be provided for the issue of such series by resolution adopted by the Old Kent board of directors. Such preferred stock may have priority over Old Kent common stock as to dividends and as to distribution of Old Kent's assets upon any liquidation, dissolution, or winding up of Old Kent. Such preferred stock may be redeemable for cash, property, or rights of Old Kent, may be convertible into shares of Old Kent common stock, and may have voting rights entitling the holder to not more than one vote per share on each matter submitted for stockholder action. For more information on the preferred stock, see "-Issuance of Old Kent Preferred Stock in the Merger," "- Comparison of Rights of Old Kent and Grand Premier Stockholders," "- Anti-Takeover Provisions - In General" below.

Issuance of Old Kent Preferred Stock in the Merger

Old Kent Series D Preferred Stock

                At the completion of the merger, each share of Grand Premier Series B preferred stock (of which 7,250 shares are outstanding) will be converted into the right to receive one share of Old Kent Series D preferred stock having substantially identical terms. The principal terms of the Old Kent Series D preferred stock are as follows:

Stated Value: Old Kent Series D preferred stock has a stated value of $1,000 per share.

Dividend Rate: Dividends are payable quarterly at the annual rate of 8%, based on the $1,000 stated value.

Cumulative Dividends: The obligation to pay dividends on the Old Kent Series D preferred stock is cumulative.

Ranking as to Dividends: Old Kent Series D preferred stock is senior as to dividends to the Old Kent Series E preferred stock, Old Kent Series C preferred stock, and Old Kent common stock. With certain exceptions, no dividends may be paid or declared on stock ranking junior as to dividends to the Old Kent Series D preferred stock, nor may Old Kent redeem or otherwise acquire any stock ranking junior to or an a parity with, as to dividends, the Old Kent Series D preferred stock, unless Old Kent has paid, or declared and set apart for payment, all dividends owing on the Old Kent Series D preferred stock; and no dividends may be paid on any stock ranking on a parity as to dividends with the Old Kent Series D preferred stock unless a like proportion of dividends, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid, or declared and set apart for payment on the Old Kent Series D preferred stock.

Not Redeemable. The Old Kent Series D preferred stock is not redeemable at the option of either Old Kent or the holder.

Conversion Rights.The Old Kent Series D preferred stock is convertible, at the option of the holder thereof, into shares of Old Kent common stock as follows: each share of the Old Kent Series D preferred stock will be credited at its stated value and will be initially convertible into Old Kent common stock at a price of $18.2905 per share of Old Kent common stock, subject to anti-dilution adjustments applicable in the case of:

•	The payment of a dividend in shares of Old Kent common stock or a split or combination of the Old Kent common stock,

•	The issuance of rights or warrants to purchase Old Kent common stock at a price per share less than the then-current market price per share (except that the distribution of separate certificates representing rights to purchase Old Kent common stock (such as the Old Kent Purchase Rights) subsequent to the initial distribution of such rights shall be deemed to be the distribution of such rights for purposes of the anti-dilution adjustment),

•	The distribution to any holder of Old Kent's securities of evidences of indebtedness or assets (including securities, but excluding dividends paid in shares of Old Kent common stock, the rights or warrants referred to above, and any dividend or distribution paid in cash out of the surplus of Old Kent), or

•	A reclassification of the Old Kent common stock into securities other than Old Kent common stock.

Adjustments to Conversion Rights upon a Change of Control. If Old Kent engages in a merger, consolidation or share exchange with another corporation (other than a merger, consolidation or share exchange in which Old Kent is the surviving corporation and each share of Old Kent common stock outstanding immediately before such transaction is to remain outstanding immediately after such transaction) or sells all or substantially all of its assets to any other corporation, lawful provision must be made as part of the terms of such transaction whereby the holders of Old Kent Series D preferred stock shall receive upon conversion thereof, in lieu of each share of Old Kent common stock that would have been issuable upon conversion of such stock if converted immediately before the consummation of such transaction, the same kind and amount of stock or other consideration as may be issuable or distributable in connection with such transaction with respect to each share of Old Kent common stock outstanding at the completion of the merger of such transaction, subject to subsequent anti-dilution adjustments. Any shares of Old Kent Series D preferred stock that are converted into shares of Old Kent common stock, or that Old Kent otherwise acquires, will be retired and shall revert to authorized but unissued shares of Old Kent preferred stock.

Rights Upon Liquidation. The Old Kent Series D preferred stock ranks on a parity with the Old Kent Series E preferred stock and senior to the Old Kent Series C preferred stock and the Old Kent common stock as to rights upon liquidation. In the event of a liquidation of Old Kent, the holders of the Old Kent Series D preferred stock will be entitled to receive, after payment in full of all amounts owing to holders of all stock ranking senior upon liquidation to the Old Kent Series D preferred stock, an amount equal to the stated value of the Old Kent Series D preferred stock, plus all accrued and unpaid dividends. Until this amount is paid, or set apart for payment, to the holders of the Old Kent Series D preferred stock, no liquidating distribution shall be made to the holders of shares ranking junior to, or on a parity with, the Old Kent Series D preferred stock as to rights upon liquidation. If upon liquidation the assets of Old Kent are insufficient to make payment in full of the above-described amount to the holders of the Old Kent Series D preferred stock and the holders of all stock which ranks on a parity with the Old Kent Series D preferred stock as to rights upon liquidation, payment of liquidating distributions shall be made ratably to the holders of the Old Kent Series D preferred stock and such other stock in accordance with the respective liquidation values of the stock held by such holders.

Business Combinations. Old Kent may not effect a merger, consolidation, share exchange or similar transaction unless, following the transaction, either the Old Kent Series D preferred stock will remain outstanding or provision shall have been made for the issuance to the holders of the Old Kent Series D preferred stock of another series of preferred stock with powers, preferences and special rights substantially identical to those of the Old Kent Series D preferred stock.

Voting Rights. The holders of Old Kent Series D preferred stock do not have voting rights, except as provided under Michigan law. Old Kent also may not issue any securities ranking, as to dividends or rights upon liquidation, senior to or on a parity with the Old Kent Series D preferred stock without the prior approval of the holders of a majority of the shares of Old Kent Series D preferred stock.

Old Kent Series E Preferred Stock

                At the completion of the merger, each share of Grand Premier Series D preferred stock (of which 2,000 shares are outstanding) will be converted into the right to receive a share of Old Kent Series E preferred stock having substantially identical terms. The terms of the Old Kent Series E preferred stock are as follows:

Stated Value. Old Kent Series E preferred stock has a stated value of $1,000 per share.

Dividend Rate. Dividends are payable quarterly at the annual rate of 8%, based on the $1,000 stated value.

Cumulative Dividends. The obligation to pay dividends on the Old Kent Series E preferred stock is cumulative.

Ranking as to Dividends. Old Kent Series E preferred stock is junior as to dividends to the Old Kent Series D preferred stock and senior as to dividends to the Old Kent Series C preferred stock and Old Kent common stock. With certain exceptions, no dividends may be paid or declared on stock ranking junior as to dividends to the Old Kent Series E preferred stock, nor may Old Kent redeem or otherwise acquire any stock ranking junior to or on a parity with, as to dividends, the Old Kent Series E preferred stock, unless Old Kent has paid, or declared and set apart for payment, all dividends theretofore owing on the Old Kent Series E preferred stock; and no dividends may be paid on any stock ranking on a parity as to dividends with the Old Kent Series E preferred stock unless a like proportion of dividends, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid, or declared and set apart for payment on the Old Kent Series E preferred stock.

Not Redeemable. The Old Kent Series E preferred stock is not redeemable at the option of either Old Kent or the holder.

Rights Upon Liquidation. The Old Kent Series E preferred stock ranks on a parity with the Old Kent Series D preferred stock and senior to the Old Kent Series C preferred stock and the Old Kent common stock as to rights upon liquidation. In the event of a liquidation of Old Kent, the holders of the Old Kent Series E preferred stock will be entitled to receive, after payment in full of all amounts owing to holders of all stock ranking senior upon liquidation to the Old Kent Series E preferred stock, an amount equal to the stated value of the Old Kent Series E preferred stock, plus all accrued and unpaid dividends. Until this amount is paid, or set apart for payment, to the holders of the Old Kent Series E preferred stock, no liquidating distribution shall be made to the holders of shares ranking junior to, or on a parity with, the Old Kent Series E preferred stock as to rights upon liquidation. If upon liquidation the assets of Old Kent are insufficient to make payment in full of the above-described amount to the holders of the Old Kent Series E preferred stock and the holders of all stock which ranks on a parity with the Old Kent Series E preferred stock as to rights upon liquidation, payment of liquidating distributions shall be made ratably to the holders of Old Kent Series E preferred stock and such other stock in accordance with the respective liquidation values of the stock held by such holders.

Change of Control. In the event of a change of control of Old Kent that is not approved by the holders of a majority of the outstanding shares of the Old Kent Series E preferred stock, and upon the approval of the holders of a majority of the outstanding shares of Old Kent Series E preferred stock, the Old Kent Series E preferred stock will be converted into the right to receive a cash payment equal to the value of the consideration paid in connection with the change of control for such whole number of shares of Old Kent common stock into which the shares of Old Kent Series E preferred stock would be convertible if they had the conversion rights of the Old Kent Series D preferred stock, plus any cash in lieu of fractional shares payable upon such a conversion. A "change of control" is defined as any merger, consolidation, share exchange or similar transaction with, or a tender offer by, another party after which such other party or its affiliates would hold more than 50% of the voting power of the stock of Old Kent entitled to vote in the election of directors. Any of the shares of the Old Kent Series E preferred stock that are converted into cash upon a change of control, or that Old Kent otherwise acquires, will be retired and shall revert to authorized but unissued shares of Old Kent preferred stock.

Business Combinations. Old Kent may not effect a merger, consolidation, share exchange or similar transaction unless, following such transaction, (1) the Old Kent Series E preferred stock will remain outstanding, (2) provision shall have been made for the issuance to the holders of the Series E preferred stock of another series of preferred stock with powers, preferences and special rights substantially identical to those of the Series E preferred stock, or (3) the holders of a majority of the outstanding shares of the Old Kent Series E preferred stock shall have approved the conversion of the outstanding shares of the Old Kent Series E preferred stock into the right to receive a cash payment in the event of a change of control.

Voting Rights. The holders of Old Kent Series E preferred stock do not have voting rights, except as provided under Michigan law and as described above relating to a change of control. Old Kent also may not issue any securities ranking, as to dividends or rights upon liquidation, senior to or on a parity with the Old Kent Series E preferred stock without the prior approval of the holders of a majority of the shares of Old Kent Series E preferred stock.

Stock Option Agreement

                As an inducement and condition to Old Kent's willingness to enter into the Merger Agreement, Grand Premier entered into the Stock Option Agreement with Old Kent. The Stock Option Agreement is attached as Appendix B to this prospectus and proxy statement.

                Pursuant to the Stock Option Agreement, Grand Premier has granted Old Kent an option to purchase up to 4,469,722 shares of Grand Premier common stock (referred to as the "Option"). The exercise price of the Option is $15.00 per share, subject to adjustment under specified circumstances described below. The exercise price, as so adjusted, is referred to as the "Option Price."

                The Option will become exercisable in whole or in part if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur with respect to Grand Premier before the expiration of the Option. The purchase of any shares of Grand Premier common stock pursuant to the Option is subject to compliance with applicable law, including, without limitation, the receipt of necessary approvals under the Bank Holding Company Act of 1956.

Initial Triggering Event

                Under the Stock Option Agreement, an "Initial Triggering Event" occurs at the earliest of any of the following events or transactions:

•	Grand Premier or any of its subsidiaries, without Old Kent's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party, or the board of directors of Grand Premier recommends that the stockholders of Grand Premier approve or accept any Acquisition Transaction other than the merger with Old Kent;

•	A third party (excluding Mr. McKee and his affiliates, who owned more than 15% of the Grand Premier common stock on the date of the Stock Option Agreement) acquires beneficial ownership (or the right to acquire beneficial ownership) of 15% or more of the outstanding shares of Grand Premier common stock;

•	The stockholders of Grand Premier vote and fail to approve the Merger Agreement at the special meeting (or, in violation of the Merger Agreement, the special meeting is not held) and before the special meeting (or if the special meeting is canceled, before such cancellation), it was publicly announced or the stockholders of Grand Premier were advised that a third party made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction with respect to Grand Premier;

•	The Grand Premier board of directors, in anticipation of engaging in an Acquisition Transaction with a third party, does not recommend or withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse to Old Kent its recommendation that the stockholders of Grand Premier approve the Merger Agreement or Grand Premier authorizes, recommends, or proposes (or publicly announces or advises its stockholders of its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with a third party;

•	A third party files with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or files a preliminary proxy statement with the Securities and Exchange Commission with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange or tender offer);

•	Grand Premier willfully breaches any of its obligations contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction with a third party and, following such breach, Old Kent would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both);

•	A third party files an application or notice with any federal or state bank regulatory or administrative authority for approval to engage in an Acquisition Transaction; or

•	A Fiduciary Event occurs.

               The term "Acquisition Transaction" is defined to include any of the following transactions: (1) a merger, consolidation or any similar transaction involving Grand Premier or its subsidiaries (other than a merger, consolidation or similar transaction involving solely Grand Premier and one or more wholly owned subsidiaries or in which the stockholders of Grand Premier immediately before the transaction own at least 50% of the outstanding common stock of Grand Premier or the surviving entity immediately after the transaction); (2) a purchase, lease, or other acquisition of all or substantially all of the assets or deposits of Grand Premier or any of its subsidiaries; (3) a purchase or other acquisition of securities representing 15% or more of the voting power of Grand Premier or any of its subsidiaries; or (4) any substantially similar transaction. The phrase "in anticipation of engaging in an Acquisition Transition" includes any action taken by Grand Premier's officers or board of directors after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of Grand Premier's management or board of directors concerning an Acquisition Transaction that in any way would involve Grand Premier and such proposal or expression of interest has not been withdrawn at the time of the action.

Subsequent Triggering Event

                Under the Stock Option Agreement, a "Subsequent Triggering Event" generally occurs at the earlier of the following events:

•	The acquisition by a third party (excluding Mr. McKee and his affiliates, who owned more than 25% of the Grand Premier common stock on the date of the Stock Option Agreement) of beneficial ownership of 25% or more of the then-outstanding Grand Premier common stock; or

•	Grand Premier or any of its subsidiaries, without having received the prior written consent of Old Kent, enters into an agreement to engage in an Acquisition Transaction with a third party; except that, in determining whether or not a "Subsequent Triggering Event" has occurred, a purchase or other acquisition of Grand Premier voting securities will not constitute an Acquisition Transaction unless the third party has agreed to acquire 25% (instead of 15%) or more of the voting power of Grand Premier or any of its subsidiaries.

Expiration of the Option

                The Option will expire upon the earliest of: (1) the completion of the merger; (2) the termination of the Merger Agreement in accordance with its terms, assuming that the termination occurs before the occurrence of an Initial Triggering Event; or (3) 18 months after the termination of the Merger Agreement if such termination follows an Initial Triggering Event. Old Kent may not exercise the Option at any time when it is in material breach of the Merger Agreement such that Grand Premier would be entitled to terminate the Merger Agreement pursuant to its terms. The Stock Option Agreement automatically terminates if Grand Premier terminates the Merger Agreement as a result of a material breach by Old Kent or if Old Kent or Grand Premier terminates the Merger Agreement due to a failure to obtain the consent or approval of any federal or state governmental authority necessary to complete the merger.

Exercise of the Option

                If the Option becomes exercisable, Old Kent may exercise it in whole or in part within six months following the applicable Subsequent Triggering Event. Old Kent's right to exercise the Option and certain other rights under the Stock Option Agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Exchange Act. The Option Price and the number of shares issuable under the Option would be adjusted in the event of specified changes in the capital stock of Grand Premier. In addition, Grand Premier has granted Old Kent certain registration rights with respect to the shares of Grand Premier common stock issued or issuable pursuant to the Option.

Repurchase and Surrender of the Option

                The Stock Option Agreement also provides that at any time after the occurrence of a "Repurchase Event," and upon a request delivered by Old Kent before the expiration of the Option, Grand Premier must repurchase the Option and all or any part of the shares received upon the full or partial exercise of the Option ("Option Shares"). The term "Repurchase Event" means the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of Grand Premier common stock or the completion of an Acquisition Transaction where the purchasing entity acquires 50% or more of the voting power of Grand Premier or any of its subsidiaries.

                The repurchase of the Option by Grand Premier from Old Kent will be at a price equal to the amount by which the "Market/Offer Price" exceeds the Option Price multiplied by the number of shares for which the Option may be exercised. A repurchase of Option Shares will be at a price per share equal to the Market/Offer Price. The term "Market/Offer Price" means the highest of: (1) the price per share at which a tender or exchange offer has been made for Grand Premier common stock; (2) the price per share of Grand Premier common stock that any third party is to pay pursuant to an agreement with Grand Premier; (3) the highest sale price per share of Grand Premier common stock within the six-month period immediately preceding the date that notice of the required repurchase is given; or (4) in the event of a sale of all or substantially all of Grand Premier's assets or deposits, the sum of the net price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Grand Premier common stock outstanding at the time of such sale.

                The Stock Option Agreement also provides that Old Kent may, at any time following a Repurchase Event and before the expiration of the Option, surrender the Option (and any Option Shares obtained upon the exercise of the Option that are still held by Old Kent) for a surrender fee equal to $15,763,040 plus, if applicable, Old Kent's purchase price with respect to any Option Shares, and minus any net cash received by Old Kent pursuant to the sale of Option Shares to any third party (less the purchase price of such Option Shares) (referred to as the "Surrender Fee"). Old Kent may not exercise its right to surrender the Option and receive the Surrender Fee if Grand Premier has previously repurchased any Option Shares.

                If, before the expiration of the Option: (1) Grand Premier enters into a transaction in which Grand Premier is not the surviving corporation, (2) as a result of a merger or plan of exchange, the capital stock of Grand Premier is exchanged for securities of any other entity or into cash or any other property or represents less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (3) Grand Premier sells all or substantially all of its or its subsidiaries' assets; the Option shall be converted into a substitute option with terms similar to those of the Option, to purchase capital stock of the entity that is the effective successor to Grand Premier.

                The Stock Option Agreement provides that neither Old Kent nor Grand Premier may assign any of its rights or obligations under it without the written consent of the other party, except that if a Subsequent Triggering Event occurs before the expiration of the Option, Old Kent may, subject to certain limitations, assign its rights and obligations under the Stock Option Agreement.

Objectives of the Stock Option Agreement

                Arrangements such as the Stock Option Agreement are customarily entered into in connection with mergers and acquisitions between financial institutions such as Old Kent and Grand Premier in an effort to increase the likelihood that the transactions will be completed in accordance with their terms and to compensate the grantee of such an option (e.g., Old Kent) for its efforts undertaken and the expenses, losses, and opportunity costs incurred where the transaction is not completed under certain circumstances involving an acquisition or potential acquisition of the issuer of the option (e.g., Grand Premier) by a third party. Old Kent and Grand Premier entered into the Stock Option Agreement to accomplish these objectives.

                The existence of the Option could significantly increase the cost to a potential third party purchaser of acquiring Grand Premier compared to the cost had Old Kent and Grand Premier not entered into the Stock Option Agreement. In addition, the provisions of the Stock Option Agreement may prevent a potential third party purchaser from accounting for its acquisition of Grand Premier using the pooling-of-interests method of accounting. As a result, the Stock Option Agreement may have the effect of discouraging or precluding offers by third parties to acquire Grand Premier, even if such a third party was prepared to offer to pay consideration to Grand Premier stockholders that has a higher current market value than the shares of Old Kent common stock to be received by Grand Premier stockholders pursuant to the Merger Agreement.

                To the best knowledge of Old Kent and Grand Premier, as of the date of this prospectus and proxy statement, no event giving rise to the right to exercise the Option has occurred.

Comparison of Rights of Old Kent and Grand Premier Stockholders

                If the merger is completed, you will become a stockholder of Old Kent. As an Old Kent stockholder, your rights will be governed by Old Kent's Restated Articles of Incorporation and Bylaws. Old Kent's organizational documents differ in certain material respects from Grand Premier's Amended and Restated Certificate of Incorporation and Bylaws. In addition, as a stockholder of Old Kent (a Michigan corporation), your rights will also be governed by the Michigan Business Corporation Act ("MBCA"), rather than the Delaware General Corporate Law (the "DGCL"), which act governs your rights as a stockholder of Grand Premier (a Delaware corporation).

                The following comparison of the MBCA and Old Kent's Restated Articles of Incorporation (which include the Certificate of Designation of Series D and Series E Preferred Stock) and Bylaws, on the one hand, and the DGCL and Grand Premier's Amended and Restated Certificate of Incorporation and Bylaws, on the other, is not intended to be complete and is qualified in its entirety by reference to Old Kent's Restated Articles of Incorporation and Bylaws and Grand Premier's Amended and Restated Certificate of Incorporation and Bylaws. Copies of these documents are available upon request. See "Where You Can Find More Information" below.

Anti-Takeover Provisions - In General

                Old Kent's Restated Articles of Incorporation and Bylaws contain certain provisions that could prevent or delay the acquisition of Old Kent by means of a tender offer, a proxy contest, or otherwise. These provisions could also limit stockholders' participation in certain types of business combinations or other transactions that might be proposed in the future, regardless of whether such transactions were favored by a majority of stockholders, and could enhance the ability of officers and directors to retain their positions.

                Grand Premier's Amended and Restated Certificate of Incorporation and Bylaws contain similar types of provisions. Material differences in the companies' organizational documents with respect to such anti-takeover provisions are discussed separately below under separate sections, such as "- Size and Classification of the Board of Directors," "- Removal of Directors," "- Stockholder Nominations," and "- Stockholder Rights Plan."

Size and Classification of the Board of Directors

                Pursuant to Old Kent's Restated Articles of Incorporation, Old Kent's board of directors is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The number of directors is fixed by a resolution of the board of directors receiving at least 75% approval of the entire board, but in no event may the number of directors be less than three. The current number of directors of Old Kent is 18. As a result of the classification of Old Kent's board of directors, it would normally take at least two annual meetings of stockholders to effect a change in a majority of the board of directors of Old Kent.

                Grand Premier's Amended and Restated Certificate of Incorporation contains similar provisions to Old Kent's Restated Articles of Incorporation. Pursuant to Grand Premier's Amended and Restated Certificate of Incorporation, the Grand Premier board of directors is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The number of directors may not be less than 10 nor more than 20 with the exact number to be fixed by resolution adopted by the affirmative vote of more than 50% of the directors that Grand Premier would have had at the time if there were no vacancies then existing on the board. The number of directors is currently fixed at 16. As a result of the classification of the Grand Premier board of directors, it would normally take at least two annual meetings of stockholders to effect a change in a majority of the board of directors of Grand Premier.

Limitation of Personal Liability of Directors

                Old Kent's Restated Articles of Incorporation provide that a director of Old Kent shall not be liable to Old Kent or its stockholders for monetary damages in breach of the director's fiduciary duties to the fullest extent provided by law. The MBCA provides that a corporation cannot limit the liability of a director for: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) the intentional infliction of harm on the corporation or its stockholders; (3) an illegal dividend or distribution; or (4) an intentional criminal act.

                Grand Premier's Amended and Restated Certificate of Incorporation provides that directors of Grand Premier will have no personal liability to Grand Premier or its stockholders for monetary damages for breach of their fiduciary duty as a director, except: (1) for any breach of a director's duty of loyalty to Grand Premier or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) violations under Section 174 of the DGCL (relating to unlawful stock dividends, purchases or redemptions); or (4) for any transaction from which a director derived an improper personal benefit.

Removal of Directors

                 Under Old Kent's Restated Articles of Incorporation, a director may be removed from office at any time before the expiration of his or her term, but only for "cause." Except as may be provided otherwise by law, cause for removal shall exist if: (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (2) the director has been determined by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to the corporation in a matter of substantial importance to the corporation and such determination is no longer subject to a direct appeal; (3) the director has become mentally incompetent, whether or not so determined by a court, which mental incompetency directly affects his or her ability as a director of Old Kent; (4) the director's actions or failure to act are deemed by the board of directors to be in derogation of the director's duties; or (5) the director's removal is required or recommended by the Federal Reserve Board. Removal for cause, as cause is defined in (1) or (2) above, must be approved by vote of a majority of the total number of directors or by majority vote of stockholders. Removal for cause, as cause is defined in (3), (4), or (5) above, must be approved by at least 75% of the total number of directors.

                Under Grand Premier's Amended and Restated Certificate of Incorporation, a director may be removed from office at any time before the expiration of his or her term, but only for "cause" and upon the vote of at least 80% of the outstanding shares of Grand Premier capital stock entitled to vote in the election of directors.

Stockholder Nominations

                Under Old Kent's Restated Articles of Incorporation, director nominations at any annual meeting of stockholders or at any special meeting of stockholders called for election of directors (referred to as an "Election Meeting") may be made by the board of directors or by a stockholder of record under certain limited circumstances described below. Nominations made by the board of directors are made at a meeting of the board of directors, or by written consent of directors in lieu of a meeting, at least 20 days before the date of an Election Meeting.

                A stockholder of record may make a nomination at an Election Meeting if, and only if, such stockholder has delivered a notice to the Secretary of Old Kent setting forth with respect to each proposed nominee: (1) the name, age, business address, and residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of capital stock of Old Kent that are beneficially owned by the nominee; (4) a statement that the nominee is willing to be nominated; and (5) such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. The notice must be delivered not less than 120 days before the date of the Election Meeting in the case of an annual meeting and not more than seven days following the date of notice of the Election Meeting in the case of a special meeting.

                Under Grand Premier's Amended and Restated Certificate of Incorporation, a stockholder may nominate an individual for director at any annual meeting of stockholders or at any special meeting of stockholders under certain limited circumstances described below. Nominations made by the board of directors are made at a meeting of the board of directors.

                A stockholder may nominate a director to be elected at an annual meeting if, and only if, such stockholder has delivered a notice to the Secretary of Grand Premier setting forth with respect to each proposed nominee: (1) the name and address of the stockholder who intends to make the nomination; (2) a description of all arrangements or understandings between the stockholder and the nominee and any other persons pursuant to which the nomination is to be made by the stockholder; (3) any other information that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (4) the consent of each nominee to serve as director of Grand Premier if so elected. The notice must be delivered not later than 40 days nor earlier than 70 days before the anniversary date of the immediately preceding annual meeting.

                If Grand Premier calls a special meeting of stockholders for the purpose of electing one or more directors, a stockholder may nominate a director to be elected at the special meeting if, and only if, such stockholder has delivered a notice to the Secretary of Grand Premier containing the same kind of information required with respect to a nomination of a director at an annual meeting. In general, the notice must be delivered not later than 14 days after the earlier of (1) the date on which Grand Premier first publicly discloses the date of the special meeting and the nominees proposed by the board of directors or (2) the date on which notice of the special meeting is mailed to the stockholders.

Vote Required with Respect to Certain Transactions

                Grand Premier's Amended and Restated Certificate of Incorporation requires that certain Business Transactions (as defined below) between Grand Premier and an Interested Party (as defined below) be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of Grand Premier entitled to vote in an election of directors of Grand Premier that are not beneficially owned, directly or indirectly, by such Interested Party, unless (1) the transaction has been approved (prior to the time that the person became an Interested Party) by a majority of the board of directors of Grand Premier (or by such greater vote as may then be required under Grand Premier's Amended and Restated Certificate of Incorporation), (2) the transaction has been approved by a two-thirds vote of those directors who are not Interested Parties or their associates or nominees of Interested Parties or their associates, or (3) certain "fair price" and procedural requirements are met. Grand Premier's Amended and Restated Certificate of Incorporation further provides that, until the annual meeting of stockholders to be held in 2003, at least two-thirds of the total number of directors of Grand Premier must approve the adoption of any agreement of merger or consolidation or recommendation to the stockholders of the sale, lease or exchange of all or substantially all of Grand Premier's property or assets.

                An "Interested Party" is defined as the beneficial owner, directly or indirectly, of 10% or more of the voting stock of Grand Premier. "Business Transactions" subject to the 80% voting requirement include, among others, any merger or consolidation of Grand Premier or any of its subsidiaries with or into an Interested Party or any sale of 10% or more of the consolidated assets of Grand Premier to an Interested Party.

                Old Kent has never been an Interested Party with respect to Grand Premier, and the merger and other transactions contemplated in the Merger Agreement have been, in any case, unanimously approved by a resolution adopted by the board of directors of Grand Premier at a meeting at which all but one of the 16 members of Grand Premier's board of directors were present. Therefore, the supermajority voting requirement is not applicable to this transaction.

                Grand Premier's Amended and Restated Certificate of Incorporation also requires that, until 2003, any amendment to Grand Premier's Amended and Restated Certificate of Incorporation or, subject to certain limited exceptions, any stock issuance must be approved by at least two-thirds of Grand Premier's entire board of directors.

                Old Kent's Restated Articles of Incorporation do not contain similar provisions. The MBCA does, however, include a Fair Price Act (as defined below) which includes provisions similar to some of the provisions relating to Business Transactions with Interested Parties included in Grand Premier's Amended and Restated Articles of Incorporation, as described above. See "- State Anti-Takeover Laws."

Stockholder Rights Plan

                The board of directors of Old Kent has adopted a stockholder rights plan. This plan is designed to protect the stockholders of Old Kent against unsolicited attempts to acquire control of Old Kent in a manner that does not offer a fair price to all of the stockholders.

                Each full Old Kent Right, when exercisable, entitles a stockholder of Old Kent to purchase one one-hundredth of a share of Series C Preferred Stock from Old Kent at a price of $160. The Old Kent Rights become exercisable if (1) a person or group (an "Old Kent Acquiring Person") has acquired, or has obtained the right to acquire, 15% or more of the outstanding shares of Old Kent common stock, (2) an Old Kent Acquiring Person commenced a tender offer or exchange offer that would result in the Old Kent Acquiring Person owning 15% or more of the outstanding shares of Old Kent common stock, or (3) a person or group already owning 10% of the outstanding shares of Old Kent common stock is determined by Old Kent's board of directors to be an "Adverse Person" (as defined in the Old Kent Rights Agreement).

                If, after the Old Kent Rights become exercisable, (1) Old Kent was the surviving corporation in a merger with an Old Kent Acquiring Person and Old Kent common stock was not changed or exchanged, (2) an Old Kent Acquiring Person was to engage in one or more "self-dealing" transactions deemed to be unfair to Old Kent by the Old Kent board of directors, (3) an Old Kent Acquiring Person was to become the beneficial owner of more than 15% of the then outstanding shares of Old Kent common stock, or (4) a person had been or was designated as an Adverse Person by Old Kent's board of directors in accordance with the Old Kent Rights Agreement; then each holder of an Old Kent Right would have the right to receive, upon exercise, Old Kent common stock having a value equal to two times the exercise price of the Old Kent Right.

                In addition, after an Old Kent Acquiring Person has acquired, or obtained the right to acquire, 15% or more of the outstanding shares of Old Kent common stock and the Old Kent Acquiring Person causes Old Kent to merge into the Old Kent Acquiring Person or causes 50% or more of Old Kent's assets to be sold or transferred, each holder of an Old Kent Right would have the right to receive, upon exercise, common stock of the Acquiring Person having a value equal to two times the exercise price of the Old Kent Right.

                Old Kent is entitled to redeem the Old Kent Rights at $0.01 per Old Kent Right at any time until ten days following the public announcement that an Old Kent Acquiring Person has acquired, or has obtained the right to acquire, 15% or more of the outstanding shares of Old Kent common stock.

                The board of directors of Grand Premier has also adopted a stockholder rights plan. This plan is designed to protect the stockholders of Grand Premier against unsolicited attempts to acquire control of Grand Premier in a manner that does not offer a fair price to all of the stockholders.

                Each full Grand Premier Right, when exercisable, entitles a stockholder of Grand Premier to purchase one one-hundredth of a share of Series I Junior Participating Preferred Stock from Grand Premier at a price of $27.25 per one one-hundredth of a share. The Grand Premier Rights become exercisable if (1) a person or group (a "Grand Premier Acquiring Person") has beneficially acquired 15% or more of the outstanding shares of Grand Premier common stock, or (2) a Grand Premier Acquiring Person has commenced or publicly announced a tender offer or exchange offer that would result in the Grand Premier Acquiring Person beneficially owning 30% or more of the outstanding shares of Grand Premier common stock. Certain Grand Premier stockholders who beneficially held more than 15% of the outstanding shares of Grand Premier common stock at the time of the adoption of the Grand Premier stockholder rights plan are expressly excluded from the definition of a Grand Premier Acquiring Person, subject to certain terms and conditions set forth in the plan.

                In the event any person becomes a Grand Premier Acquiring Person, then each holder of a Grand Premier Right would have the right to receive, upon exercise, Grand Premier common stock having a value equal to two times the exercise price of the Grand Premier Right.

                In the event that, after a person has become a Grand Premier Acquiring Person, Grand Premier is acquired in a merger or other combination transaction or 50% or more of Grand Premier's assets are sold or transferred, each holder of a Grand Premier Right, other than any Grand Premier Rights owned by a Grand Premier Acquiring Person (which Rights will have become void), would have the right to receive, upon exercise, common stock of the person with whom Grand Premier engaged in the foregoing transactions having a value equal to two times the exercise price of the Grand Premier Right.

                Grand Premier is entitled to redeem the Grand Premier Rights at $0.01 per Grand Premier Right at any time before the 20th day following the public announcement that a Grand Premier Acquiring Person has beneficially acquired, or has obtained the right to acquire, 15% or more of the outstanding shares of Grand Premier common stock.

State Anti-Takeover Laws

                Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the "Fair Price Act"). The Fair Price Act provides that a supermajority vote of 90% of the stockholders and no less than two-thirds of the votes of noninterested stockholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested stockholder" or certain "affiliates." An "interested stockholder" is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

                The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (1) the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by an interested stockholder within the preceding two-year period or in the transaction in which the stockholder became an interested stockholder, whichever is higher; and (2) once becoming an interested stockholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested stockholder becoming an interested stockholder or by virtue of proportionate stock splits or stock dividends. The requirements of the Fair Price Act do not apply to business combinations with an interested stockholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution before the time that the interested stockholder first became an interested stockholder.

                The MBCA also regulates the acquisition of "control shares" of widely held Michigan corporations (the "Control Share Act"). The Control Share Act applies to Old Kent and its stockholders. The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power at or above any of the following thresholds: 20%, 331/3%, and 50%. Under the Control Share Act, an acquiror may not vote "control shares" unless the corporation's disinterested stockholders (defined to exclude the acquiring person, officers of the target corporation and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person before the control share acquisition. The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' right upon all of a corporation's stockholders except the acquiring person.

                Section 203 of the DGCL prohibits a "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by Grand Premier or a subsidiary with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15% or more of Grand Premier voting stock) within three years after the date that the person or entity first became an interested stockholder, unless (1) the Grand Premier board approved the business combination or the transaction pursuant to which such person or entity became an interested stockholder prior to the time that the person or entity first became an interested stockholder, (2) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder will hold at least 85% of the voting stock of Grand Premier (excluding, for purposes of determining the number of shares outstanding, shares held by persons who are both officers and directors of Grand Premier and shares held by certain employee benefit plans), or (3) the business combination has been approved by the Grand Premier board and by the holders of at least two-thirds of the outstanding voting stock of Grand Premier, excluding shares held by the interested stockholder. Since Old Kent was not an "interested stockholder" of Grand Premier prior to the merger and the Grand Premier board has approved the merger prior to its consummation, the merger is not subject to the special voting requirements set forth in Section 203.

State Appraisal/Dissenters' Rights

                Under the MBCA, a stockholder who does not vote in favor of certain corporate actions may have the right to obtain an appraisal of those shares in certain circumstances, and the right to receive cash in exchange for those shares (referred to as "rights of dissent"). The MBCA recognizes rights of dissent in connection with certain amendments to the articles of incorporation, mergers, consolidations, sales, or other dispositions of all or substantially all of the assets of a corporation, certain acquisitions for stock, and approval of a control share acquisition. Under Michigan law, rights of dissent are generally not available to Old Kent stockholders in connection with mergers, consolidations, or sales of assets because shares of Old Kent common stock are held of record by more than 2,000 persons.

                However, Old Kent's Restated Articles of Incorporation provide that any Old Kent stockholder may dissent from any plan of merger or consolidation to which Old Kent is a party or any sale, lease, exchange, or other disposition of all or substantially all of the assets of Old Kent not in the usual or regular course of business, in the manner, with the rights and subject to the requirements applicable to dissenting stockholders as provided in the MBCA, without regard to the exception to a stockholder's right to dissent provided in the MBCA. However, this right of dissent does not apply to any corporate action that is approved by an affirmative vote of at least 50% of the entire board of directors and an affirmative vote of 50% of the board's "Continuing Directors." The term "Continuing Director" means a member of the board of directors of Old Kent who was either: (1) first elected or appointed as a director before April 17, 1989; or (2) subsequently elected or appointed as a director if such director was nominated or appointed by a majority of the then Continuing Directors.

                Like the MBCA, the DGCL provides appraisal rights under certain circumstances, including mergers and consolidations. The primary exception to the appraisal rights under the DGCL is the exception for shares for which a public market is available. Under that exception, a holder of stock that is listed on a national securities exchange (e.g., the New York Stock Exchange), designated as a national market system security on The Nasdaq Stock Market, or held by more than 2,000 stockholders of record will not have appraisal rights if the stock he or she receives in the merger is also listed on a national securities exchange, designated as a national market system security on The Nasdaq Stock Market, or held by more than 2,000 stockholders of record. Because Grand Premier common stock is designated as a national market system security on The Nasdaq Stock Market and the Old Kent common stock issued in exchange for such stock will be listed on the New York Stock Exchange, the exception applies to holders of Grand Premier common stock. Accordingly, appraisal rights are not available to you with respect to the merger. Appraisal rights are, however, available to the holders of Grand Premier Series B preferred stock and the Grand Premier Series C preferred stock since Grand Premier's preferred stock is not listed on any exchange or on The Nasdaq Stock Market and is not held of record by more than 2,000 persons. See "- Appraisal Rights" below.

Evaluation of Proposed Offers

                Old Kent's Restated Articles of Incorporation provide that Old Kent's board of directors can not approve, adopt, or recommend any proposal of any party other than Old Kent to make a tender or exchange offer for any equity security of Old Kent, or engage in any merger or consolidation of Old Kent with or into another entity, any sale, exchange, lease, mortgage, pledge, transfer, or other disposition of all or substantially all of Old Kent's assets, any liquidation or dissolution of Old Kent or any reorganization or recapitalization of Old Kent that would result in a change of control of Old Kent, unless it has first evaluated the proposal and determined, in its judgment, that the proposal would be in substantial compliance with all applicable laws. If Old Kent's board of directors determines, in its judgment, that a proposal would be in substantial compliance with all laws, the board of directors must then evaluate the proposal and determine whether the proposal is in the best interests of Old Kent and its stockholders. In evaluating a proposed offer to determine whether it would be in the best interests of Old Kent and its stockholders, the board of directors, in exercising its judgment, may consider all facts that it deems relevant including, without limitation: (1) the fairness of the consideration to be received by Old Kent's stockholders under the proposed offer; (2) the possible economic and social impact of the proposed offer and its consummation on Old Kent and its subsidiaries and their employees, customers, and depositors; (3) the possible economic and social impact of the proposed offer and its consummation on the communities in which Old Kent and its subsidiaries operate or are located; (4) the business, financial condition, safety, soundness, and earning prospects of the offering party; (5) the competence, experience, and integrity of the offering party and its management; and (6) the intentions of the offering party regarding the use of the assets of Old Kent to finance the transaction.

                Grand Premier's Amended and Restated Certificate of Incorporation includes a similar provision requiring the board of directors of Grand Premier, in connection with the exercise of its judgment in determining what is in the best interests of Grand Premier and its stockholders with respect to a proposed offer, to give due consideration to all relevant factors, including, without limitation, the social and economic effects of the proposed offer on the employees, customers, depositors and other constituents of Grand Premier and its subsidiaries and on the communities in which Grand Premier and its subsidiaries operate or are located.

Old Kent's and Grand Premier's Quotation

                Old Kent common stock is listed on the New York Stock Exchange. Grand Premier common stock is listed on The Nasdaq Stock Market's National Market. Grand Premier's preferred stock is not, and Old Kent's preferred stock will not be, listed on any stock market or exchange.

Restrictions on Grand Premier Affiliates

                All shares of Old Kent common and preferred stock received by Grand Premier stockholders in the merger will be freely transferable, except that shares of Old Kent common stock and preferred stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933) of Grand Premier before the merger may only be resold in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Grand Premier generally include individuals or entities that control, are controlled by, or are under common control with, Grand Premier and may include certain officers, directors, and principal stockholders of Grand Premier.

                This prospectus and proxy statement covers Old Kent common and preferred stock to be issued in connection with the merger; it does not cover any resales of Old Kent common or preferred stock to be received by affiliates upon completion of the merger, and no person is authorized to make any use of this prospectus and proxy statement in connection with any such resale.

                Pursuant to the Merger Agreement, each Grand Premier affiliate executed a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of Old Kent common stock or preferred stock issued to such persons in the merger in violation of the Securities Act. These agreements further provide that each Grand Premier affiliate will not offer, sell or otherwise dispose of Old Kent common or preferred stock or their shares of Grand Premier common or preferred stock during any period in which such transfer would disqualify the merger from pooling-of-interests accounting treatment. In addition, pursuant to the Merger Agreement, Old Kent has agreed to use all reasonable efforts to cause its affiliates to execute written agreements prohibiting such affiliates from transferring Old Kent common stock during any period in which such a transfer would disqualify the merger from pooling-of-interests accounting treatment. The pooling-of-interests prohibitions on transfer under these agreements will end when Old Kent has published an earnings statement covering 30 days of post-merger operations.

                Subject to the terms and conditions of the Merger Agreement, each affiliate of Grand Premier has agreed that he or she will use his or her best efforts to cause the Merger Agreement to be adopted by the stockholders of Grand Premier and completed according to its terms. Each affiliate has also agreed not to solicit, negotiate, discuss, accept, or approve any offers or proposals from, or enter into any agreement with, any third party concerning a tender offer, merger, consolidation, share exchange, or other business combination involving Grand Premier or concerning the offer, sale, or disposition of any material assets of Grand Premier.

Material Federal Income Tax Consequences

                The following general discussion summarizes the material federal income tax consequences of the merger and is based on the Internal Revenue Code, the regulations promulgated under the Internal Revenue Code, existing administrative interpretations, and court decisions. Future legislation, regulations, administrative interpretations, or court decisions could significantly change such authorities either prospectively or retroactively. This summary does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules regarding stockholders who are not citizens or residents of the United States, or who are financial institutions, or tax-exempt organizations. This discussion also assumes that you hold your shares of Grand Premier stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

                It is a condition to the obligations of Grand Premier and Old Kent to complete the merger that it receive a tax opinion from Warner Norcross & Judd LLP, Old Kent's counsel, regarding material federal income tax consequences of the merger. Old Kent and Grand Premier believe, based on this opinion, that the merger will have the following federal income tax consequences:

•	You will not recognize any gain or loss for federal income tax purposes if you exchange your Grand Premier common stock for Old Kent common stock pursuant to the merger, except to the extent of cash received in lieu of fractional shares;

•	Your tax basis in the Old Kent common stock received as a result of the merger will be the same as your tax basis in your Grand Premier common stock surrendered in the exchange; and

•	The holding period of the Old Kent common stock held by you as a result of the exchange will include the period during which you held your Grand Premier common stock.

                In addition: (1) the merger will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code and Old Kent and Grand Premier will each be a "party to a reorganization" within the meaning of Section 368(b); (2) the basis of the Grand Premier's assets in the hands of Old Kent will be the same as the basis of those assets in the hands of Grand Premier immediately before the reorganization; (3) no gain or loss will be recognized by Old Kent on the receipt by Old Kent of the assets of Grand Premier in exchange for Old Kent common stock and the assumption by Old Kent of the liabilities of Grand Premier; and (4) the holding period of the assets of Grand Premier in the hands of Old Kent will include the holding period during which such assets were held by Grand Premier.

                The tax opinion assumes the absence of changes in existing facts and relies on assumptions, representations, and covenants, including those contained in certificates of officers of Old Kent and Grand Premier. The tax opinion neither binds nor precludes the IRS from adopting a contrary position. An opinion of counsel sets forth such counsel's legal judgment and has no binding effect or official status of any kind and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local, or foreign income or other tax consequences of the merger to you.

Accounting Treatment

                It is a condition to the completion of the merger that Grand Premier must have received and delivered to Old Kent a letter from Grand Premier's independent public accountants, dated as of the date of the closing, to the effect that Grand Premier is eligible to participate in this transaction to be accounted for as a pooling-of-interests. Old Kent must also receive from its independent public accountants a letter, dated as of the date of the closing, to the effect that the merger, if completed as contemplated, should qualify as a transaction to be accounted for as a pooling-of-interests.

                Under the pooling-of-interest accounting method, the assets and liabilities of Grand Premier will be carried forward to Old Kent at historical cost. Results of operations of Old Kent will include the results of both Old Kent and Grand Premier for the entire fiscal year in which the merger occurs. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified, and conformed, as appropriate, to reflect the combined financial position and results of operations for Old Kent.

Appraisal Rights

Grand Premier Common Stockholders

                As a record holder of Grand Premier common stock, you are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for your shares under Delaware law.

Grand Premier Preferred Stockholders

                A holder of Grand Premier preferred stock will be entitled to exercise appraisal rights as a result of the merger if certain conditions are met. Under Section 262 of the DGCL, if the merger is consummated, a Grand Premier preferred stockholder with respect to which appraisal rights have been perfected and not withdrawn or lost will be entitled, by complying with the provisions of Section 262, to have the "fair value" of his or her shares of Grand Premier preferred stock at the completion of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them.

                At the same time that Old Kent and Grand Premier entered into the Merger Agreement, Old Kent and the holder of all of the Grand Premier preferred stock, other than 250 shares of Grand Premier Series B preferred stock, entered into an agreement with Old Kent under which he agreed not to assert his appraisal rights. The following summary of Section 262 nonetheless sets forth the procedures by which a holder of Grand Premier preferred stock may dissent from the merger and demand statutory appraisal rights.

                The following summary does not purport to be a complete statement of the provisions of Section 262 and is qualified in its entirety by reference to Section 262, a copy of which is attached as Appendix D. The provisions for demanding appraisal are complex and must be complied with precisely. Any holder of Grand Premier preferred stock intending to dissent from the proposed merger should review carefully the text of Section 262 and is also advised to consult legal counsel.

                A holder of record of Grand Premier preferred stock who desires to exercise his or her appraisal rights must satisfy all of the following conditions: such holder of record must (1) hold such shares of record on the date the written demand for appraisal is made, (2) continue to hold such shares until the completion of the merger, and (3) otherwise comply with the provisions of Section 262. A written demand for appraisal of shares of Grand Premier preferred stock must be delivered to the secretary of Grand Premier before the vote is taken to approve the Merger Agreement.

                The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of Grand Premier preferred stock covered by the demand and should state that the stockholder is thereby demanding appraisal of such shares. Within 10 days after the completion of the merger, Old Kent, as the successor to Grand Premier, must provide notice of the date that the merger has become effective to all holders of Grand Premier preferred stock who timely have complied with Section 262. Within 120 days after the completion of the merger, Old Kent, as the successor to Grand Premier, or any holder of shares of Grand Premier preferred stock who has complied with the requirements of Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Grand Premier preferred stock held by all stockholders entitled to appraisal. Inasmuch as Old Kent has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the completion of the merger (or at any time thereafter with the written consent of Old Kent), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration provided in the Merger Agreement.

                If a petition for appraisal is timely filed, after determining which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of Grand Premier preferred stock, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is so determined, the Chancery Court will direct the payment by Old Kent of such value, together with a fair rate of interest thereon if the Chancery Court so determines, to the stockholders entitled to receive the same. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Grand Premier preferred stock as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the terms of the Merger Agreement if they did not seek appraisal of their shares.

                Any holder of Grand Premier preferred stock who has duly demanded appraisal in compliance with Section 262 and has not subsequently withdrawn his or her demand will not, after the completion of the merger, be entitled to vote for any purpose the shares of Grand Premier preferred stock subject to such demand or to receive payment of dividends or other distributions on such shares.

Voting and Management Information

Voting Securities and Principal Stockholders of Grand Premier

                Grand Premier common stock is the only class of securities entitled to vote at the special meeting. Stockholders of record as of the close of business on December 31, 1999, are entitled to one vote for each share then held. As of December 31, 1999, Grand Premier had 22,374,824 shares of its common stock issued and outstanding.

Major Stockholders

                The following table sets forth each person who was the beneficial owner of more than 5% of Grand Premier outstanding shares of common stock as of December 31, 1999.

Old Kent Common Stock (6)
	Grand Premier Common Stock (4)		To be Received in Merger (5)	Percent of Class (7)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Howard A. McKee
26990 Countryside Lake Drive
Mundelein, Illinois 60060	6,803,272 (1)	30.41%	2,878,464	2.25%

Grand Premier Trust and
Investment, Inc.
101 West Stephenson Street
Freeport, Illinois 61032	1,369,882 (2)	6.12%	579,597	*

Northland Insurance Agency, Inc.
20 South Clark Street, Suite 2310
Chicago, Illinois 60603	1,206,401 (3)	5.39%	510,428	*

Keeco, Inc.
20 South Clark Street, Suite 2310
Chicago, Illinois 60603	1,166,360 (3)	5.21%	493,487	*

________________________________
*Less than 1%.

(1)	Includes 1,206,401 shares held by Northland Insurance Agency, Inc. and 1,166,360 shares held by Keeco, Inc., as to which Mr. McKee shares investment power (see Note 3 below). Excludes 555,131 shares held by corporations that Mr. McKee's family members and/or business interests control, as to all of which Mr. McKee disclaims beneficial interest.

(2)	The shares listed in the table are held in various capacities with Grand Premier Trust and Investment, Inc. (the "Trust Company"), and include 536,995 shares held in the Grand Premier's Savings and Stock Plan (the "Savings and Stock Plan") for which the Trust Company serves as trustee. Of the 1,369,882 shares listed in the table, the Trust Company has sole investment power with respect to 184,320 shares, shared investment power with respect to 555,133 shares (including 536,995 shares held in individual participant accounts in the 401(k) and profit-sharing portion of the Savings and Stock Plan), and no investment power over the remaining 630,429 shares. The Trust Company has sole voting power with respect to 471,333 shares, and no voting power with respect to 191,849 shares. Participants are entitled to direct the trustee as to the voting of shares held in their accounts in either the ESOP (169,705 shares) or 401(k) (536,995 shares) portions of the Savings and Stock Plan. Shares held in individual participant accounts for which no directions are received will not be voted by the trustee, unless such failure to vote would be inconsistent with the trustee's fiduciary responsibilities. Participants have the right to direct the disposition of shares held in the 401(k) and profit-sharing portion of the Savings and Stock Plan, but no right to direct the disposition of shares held in the ESOP portion until such time as an individual participant has a right to the distribution of such shares under the terms of the ESOP. The Trust Company, as trustee, has the right to determine whether or not to tender any of the shares held in the Savings and Stock Plan.

(3)	Mr. McKee owns individually 34.0% of the outstanding common stock of Northland Insurance Agency, Inc., and with his family and associates, controls 100.0%. Mr. McKee also owns individually 49.9% of the outstanding common stock of Keeco, Inc., and with his family and associates, controls 100.0%. The shares shown in the table as beneficially owned by Northland Insurance Agency, Inc. and Keeco, Inc. are also included in the shares shown as beneficially owned by Mr. McKee.

(4)	The information contained in this column is based upon information furnished to Grand Premier by the individuals named above. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below.

(5)	Based on an assumed Exchange Ratio of 0.4231 shares of Old Kent common stock for each share of Grand Premier common stock.

(6)	This column reflects the number of shares of Old Kent common stock to be issued to the specified person in exchange for the number of shares of Grand Premier common stock owned as of December 31, 1999 for such person as shown above.

(7)	This column reflects the percentage of the outstanding shares of Old Kent common stock that the specified person will receive in the merger. It does not include any shares of Old Kent common stock that may have been previously owned by the named individual. These percentages were computed with reference to a total of 127,657,869 shares of Old Kent common stock outstanding, representing the sum of 117,609,648 outstanding as of January 3, 2000, and 10,048,221 shares anticipated to be issued by Old Kent in the merger (including shares issuable upon the conversion of the Old Kent Series D preferred stock). The computation does not take fractional shares into account.

Directors and Executive Officers

                The following table sets forth certain information concerning the number of shares of Grand Premier common stock held as of December 31, 1999, by each of Grand Premier's directors, the five most highly compensated executive officers of Grand Premier in 1998, and all of Grand Premier's directors and executive officers as a group. Information with respect to shares held in certain Grand Premier benefit plans incorporated in the following table is based on the most recent information available for those plans, as indicated in the footnotes to the table.

Old Kent
Common Stock (19)
To be
	Grand Premier Common Stock (1)		Received	Percent
Name of	Amount and Nature	Percent of	in	of
Beneficial Owner	of Beneficial Ownership	Class (2)	Merger (20)	Class (21)

Jean M. Barry	658,065	(3)(4)(5)(6)	2.94%	278,427	*
Frank J. Callero	102,930	(3)(5)(7)	*	43,549	*
Alan J. Emerick	84,258	(3)(4)(5)(8)	*	35,649	*
Brenton J. Emerick	736,790	(3)(5)(9)	3.29%	311,735	*
James Esposito	3,291	(3)(4)(5)(10)	*	1,392	*
Thomas D. Flanagan	907,296	(3)(5)(11)	3.90%	383,876	*
R. Gerald Fox	57,158	(3)(5)(12)	*	24,183	*
Richard L. Geach	507,645	(3)(4)(5)(13)	2.26%	214,784	*
Noa W. Horner	555,511	(3)(14)	2.48%	235,036	*
Edward G. Maris	5,422	(3)(5)	*	2,294	*
Howard A. McKee	6,803,272	(3)(15)	30.41%	2,878,464	2.25%
David L. Murray	69,640	(3)(4)(5)(16)	*	29,464	*
H. Barry Musgrove	38,136	(3)(5)	*	16,135	*
Joseph C. Piland	10,073	(3)(5)(17)	*	4,261	*
Stephen J. Schostok	24,505	(3)(5)	*	10,368	*
John Simcic	310,298	(3)(5)	1.39%	131,287	*
William R. Theobald	14,434	(4)(5)	*	6,107	*
Kenneth A. Urban	92,187	(4)(5)	*	39,004	*

All 24 directors & executive officers as a group (including those individuals named above)	10,594,548	(3)(4)(5)(18)	45.23%	4,482,553	3.51%

______________________________
*Less than 1%.

(1)	The information shown in this column is based upon information furnished to Grand Premier by the individuals named in the table. Except as set forth in the following notes, each individual has sole voting power and investment power with respect to the shares owned by him or her.

(2)	Based upon 22,374,824 shares outstanding as of December 31, 1999 plus, with respect to each beneficial owner and the group, the shares each beneficial owner and the group has the right to acquire within 60 days of December 31, 1999, pursuant to the exercise of stock options or conversion of Series B Preferred Stock. Shares shown as beneficially owned by more than one beneficial owner in the table are included only once in the group to avoid duplication.

(3)	The shares listed do not include 69,293 shares held, as of September 30, 1999, in the trust established pursuant to the Deferred Compensation Plan over which Grand Premier shares investment power with the trustee. Each of the directors of Grand Premier, in his or her capacity as a director, may be deemed to share Grand Premier's investment power with the other members of the board of directors with respect to those shares.

(4)	Includes shares held, as of September 30, 1999, in the Savings and Stock Plan over which the individual executive officer has sole voting power and shared investment power as follows: Ms. Barry, 1,623 shares; Mr. Alan J. Emerick, 11,107 shares; Mr. Esposito, 143 shares; Mr. Geach, 109,557 shares; Mr. Murray, 6,982 shares; Mr. Theobald, 7,773 shares; Mr. Urban, 6,980 shares; all executive officers and directors as a group, 227,503 shares.

(5)	Includes shares that could be acquired within 60 days of December 31, 1999, pursuant to the exercise of stock options as follows: Ms. Barry, 6,265 shares; Mr. Callero, 1,480 shares; Mr. Alan J. Emerick, 8,583 shares; Mr. Esposito, 1,480 shares; Mr. Flanagan, 930 shares; Mr. Fox, 1,480 shares; Mr. Geach, 47,683 shares; Mr. Horner, 380 shares; Mr. Maris, 1,480 shares; Mr. Murray, 7,885 shares; Mr. Musgrove, 1,480 shares; Mr. Piland, 1,480 shares; Mr. Schostok, 1,480 shares; Mr. Simcic, 550 shares; Mr. Theobald, 6,428 shares; Mr. Urban, 37,247 shares; all executive officers and directors as a group, 143,174 shares.

(6)	Includes 8,553 shares held by Ms. Barry as custodian for minor children. Includes 530,317 shares held by Municipal Insurance Company and 24,814 shares held by Public Service Investment & Management Corporation in which Ms. Barry shares investment power. Excludes 909 shares owned by Ms. Barry's spouse and 50,980 shares held in the Howard A. McKee Descendant's Trust for which Ms. Barry's spouse serves as trustee, as to all of which Ms. Barry disclaims beneficial ownership. Ms. Barry is Mr. McKee's daughter.

(7)	Excludes 11,968 shares held by Mr. Callero's spouse, as to all of which Mr. Callero disclaims beneficial ownership.

(8)	Excludes 22,522 shares held by Mr. Emerick's spouse, as to all of which Mr. Emerick disclaims beneficial ownership. Alan J. Emerick is Brenton J. Emerick's son.

(9)	Excludes 159,837 shares held by Mr. Emerick's spouse, as to all of which Mr. Emerick disclaims beneficial ownership.

(10)	Excludes 45,741 shares held by Mr. Esposito's spouse, as to all of which Mr. Esposito disclaims beneficial ownership.

(11)	Includes 904,546 shares of Grand Premier common stock issuable within 60 days upon conversion of $7,000,000 in stated value of the Grand Premier Series B Preferred Stock, that is convertible into common stock at $7.7387 per share. Mr. Flanagan has full investment power over the Series B Preferred Stock. Includes 2,750 shares held by Mr. Flanagan for the benefit of minor children.

(12)	Excludes 5,524 shares held by Mr. Fox's spouse, as to all of which Mr. Fox disclaims beneficial ownership.

(13)	Excludes 221,496 shares held by Mr. Geach's spouse, as to all of which Mr. Geach disclaims beneficial ownership.

(14)	Includes 530,317 shares held by Municipal Insurance Company and 24,814 shares held by Public Service Investment & Management Company in which Mr. Horner shares investment power.

(15)	Includes 1,206,401 shares held by Northland Insurance Agency, Inc. and 1,166,360 shares held by Keeco, Inc., as to which Mr. McKee shares investment power. Excludes 555,131 shares held by corporations that Mr. McKee's family members and/or business interests control, as to all of which Mr. McKee disclaims beneficial interest.

(16)	Excludes 34,295 shares held by Mr. Murray's spouse, as to all of which Mr. Murray disclaims beneficial ownership.

(17)	Excludes 935 shares held by Mr. Piland's spouse, as to all of which Mr. Piland disclaims beneficial ownership.

(18)	Excludes 557,148 shares held by or for the benefit of spouses of directors, nominees or executive officers, as to all of which directors, nominees and executive officers disclaim beneficial ownership. Includes 143,174 shares which directors or executive officers could acquire within 60 days of December 31, 1999, pursuant to the exercise of stock options (see note 5 above), and 904,546 shares issuable within 60 days of December 31, 1999, pursuant to conversion of Grand Premier Series B Preferred Stock (see note 11 above).

(19)	Based on an assumed Exchange Ratio of 0.4231 shares of Old Kent common stock for each share of Grand Premier common stock.

(20)	This column reflects the number of shares of Old Kent common stock to be issued to the specified person in exchange for the number of shares of Grand Premier common stock owned as of December 31, 1999 (or September 30, 1999, with respect to the shares referred to in note 4 above) for such person as shown above.

(21)	This column reflects the percentage of the outstanding shares of Old Kent common stock that the specified person will receive in the merger. It does not include any shares of Old Kent common stock that may have been previously owned by the named individual. These percentages were computed with reference to a total of 127,657,869 shares of Old Kent common stock outstanding, representing the sum of 117,609,648 outstanding as of January 3, 2000, and 10,048,221 shares anticipated to be issued by Old Kent in the merger (including shares issuable upon the conversion of the Old Kent Series D preferred stock). The computation does not take fractional shares into account.

                The following table sets forth certain information concerning the number of shares of Grand Premier preferred stock held as of December 31, 1999, by Thomas D. Flanagan, the only Grand Premier director and executive officer that holds Grand Premier preferred stock and the only beneficial owner of 5% or more of any class of outstanding Grand Premier preferred stock:

Old Kent
Preferred Stock (2)
Name of	Grand Premier Preferred Stock		To be
Beneficial Owner and	Amount and Nature	Percent of	Received	Percent
Class of Stock	of Beneficial Ownership	Class (1)	in Merger	of Class

Thomas D. Flanagan

Series B Preferred Stock	7,000	96.55%
Series D Preferred Stock			7,000	96.55%

Series C Preferred Stock	2,000	100.00
Series E Preferred Stock			2,000	100.00%

____________________________

(1)	Based upon 7,250 shares of Grand Premier Series B Preferred Stock and 2,000 shares of Series C preferred stock outstanding as of December 31, 1999.

(2)	Based on an exchange ratio of one share of Old Kent Series D preferred stock for each share of Grand Premier Series B preferred stock and one share of Old Kent Series E preferred stock for each share of Grand Premier Series C preferred stock. The "To be Received in Merger" column reflects the number of shares of each class of Old Kent preferred stock to be issued in exchange for the number of shares of each class of Grand Premier preferred stock owned as of December 31, 1999. The "Percent of Class" column reflects the percentage of the outstanding shares of Old Kent Series D preferred stock and Old Kent Series E preferred stock that will be received in the merger. No shares of Old Kent preferred stock were outstanding on December 31, 1999.

Interests of Certain Persons in the Merger

                Certain members of Grand Premier's management and board of directors may be deemed to have certain interests in the merger in addition to their interests as stockholders of Grand Premier generally. The Grand Premier board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

Change in Control Agreements

                Eleven executive officers of Grand Premier have Change in Control Agreements with Grand Premier. In general, these Change in Control Agreements provide that if Grand Premier undergoes a change in control (defined to include the approval of the merger by Grand Premier's common stockholders) and within 24 months of the change in control, either (1) the executive officer's employment is terminated for any reason other than "good cause," or (2) the executive officer terminates his or her employment for "good reason;" then the executive officer is entitled to a severance payment. These 11 executive officers are:

Jack R. Croffoot	Richard L. Geach	William R. Theobald
Scott Dixon	Albert E. Lutton	Kenneth A. Urban
Nanette K. Donton	David L. Murray	James K. Watts
Alan J. Emerick	Larry W. O'Hara

               The severance payment is equal to: (1) a lump sum payment equal to the executive's annual base salary for 12, 18 or 24 months, depending on the terms of the particular agreement (each, a "Severance Period"), (2) the continuation of coverage for the executive, his or her spouse and dependents for the applicable severance period under Grand Premier's welfare plans in which the executive participated before termination, except that substantially identical benefits must be provided for any welfare plan in which participation is no longer possible, (3) a lump sum payment equal to the amount of a bonus that would have been paid to the executive under any incentive plan during the year of termination, pro rated for the number of months actually employed, plus an amount equal to the average bonus paid to the executive for the three years preceding termination, (4) any benefits accrued under any retirement, welfare, or incentive plan in which the executive participated at date of termination, (5) a lump sum payment equal to the amount that Grand Premier would have contributed to its Savings and Stock Plan and Deferred Compensation Plan, for the applicable severance period, following the executive's employment termination, had termination not occurred and had the executive continued to make contributions and deferrals at the same level as he or she did during the 12 months preceding his or her employment termination, (6) immediate and full vesting of all options so that such options become exercisable on the date of termination or for 200 days thereafter, or, if such acceleration is not permissible under a stock plan, a payment equal to the excess, if any, of the aggregate fair market value of all stock of Grand Premier subject to options held by the executive, less the aggregate exercise price of the options to acquire such stock on the date of termination, and (7) in some cases, out-placement services. All of the Change in Control Agreements provide that no payments to the executive may result in excess parachute payment excise taxes under Internal Revenue Code Section 4999.

                It is anticipated that payments to the executives will be made in accordance with their Change of Control Agreement. In the event that the employment of all of these executives is terminated under the circumstances described above within 24 months of the approval of the merger by Grand Premier's shareholders, those terminations would result in aggregate lump sum payments of approximately $2,656,799. Individually, the lump sum payments would be as follows:

Jack R. Croffoot	-	$119,757
Scott Dixon	-	243,903
Nanette K. Donton	-	115,127
Alan J. Emerick	-	458,021
Richard L. Geach	-	403,078
Albert E. Lutton	-	113,994
David L. Murray	-	513,630
Larry W. O'Hara	-	221,363
William R. Theobald	-	173,667
Kenneth A. Urban	-	169,589
James K. Watts	-	124,670

Vesting of Stock Options

                Under Grand Premier's stock option plans, options to purchase shares of Grand Premier's common stock granted to Grand Premier's directors and executive officers could only be exercised, in some cases, after a certain period of time. However, Grand Premier's stock plans contain provisions that automatically cancel this delayed vesting upon a change of control of Grand Premier. Under Grand Premier's stock option plans, a change of control will be deemed to have occurred upon the approval of the merger by Grand Premier's common stockholders. As a result, if the merger is approved, immediately following the special meeting, all Grand Premier stock options will be immediately exercisable.

Indemnification; Directors and Officers Insurance

                Old Kent has agreed to honor any and all rights to indemnification and advancement of expenses now existing in favor of the directors and officers of Grand Premier and its subsidiaries under their certificates of incorporation or bylaws. These enforceable contractual rights will remain in effect following the merger and will continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as before the Effective Time. For the specific terms of the agreement concerning indemnification and insurance, see "The Merger and Merger Agreement - Insurance and Indemnification" above.

General Information

Independent Public Accountants

                The financial statements of Old Kent incorporated by reference in this prospectus and proxy statement and elsewhere in the Registration Statement of which this prospectus and proxy statement is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                The financial statements of Grand Premier incorporated by reference in this prospectus and proxy statement and elsewhere in the Registration Statement of which this prospectus and proxy statement is a part, to the extent and for the periods indicated in their reports, have been audited by KPMG LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

Stockholder Proposals

                If Grand Premier stockholders adopt the Merger Agreement and the merger is completed, you will become a stockholder of Old Kent and there will be no annual meeting of Grand Premier stockholders in 2000. If the merger is not completed, proposals of Grand Premier stockholders intended to be presented at the annual meeting of stockholders in 2000 must have been received by Grand Premier for consideration for inclusion in its proxy statement on or before December 15, 1999.

Legal Opinions

                Certain legal matters in connection with the proposed merger will be passed upon for Old Kent by its general counsel, Warner Norcross & Judd LLP of Grand Rapids, Michigan, and for Grand Premier by its special counsel, Schiff Hardin & Waite of Chicago, Illinois.

                As of September 14, 1999, partners in and attorneys employed by or associated with Warner Norcross & Judd LLP and their associates were beneficial owners of a total of approximately 462,000 shares of Old Kent common stock having an approximate aggregate market value of $17,844,750 as of such date and no shares of Grand Premier common stock. Shares reported as beneficially owned include all shares as to which such persons have direct or indirect, sole or shared, power to direct voting or disposition, including personal shares as well as shares held in fiduciary capacities.

Sources of Information

                Old Kent has supplied all information contained or incorporated by reference in this prospectus and proxy statement relating to Old Kent. Grand Premier has supplied all such information relating to itself and Credit Suisse First Boston.

Where You Can Find More Information

                Old Kent has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the offering of Old Kent common and preferred stock to be issued by Old Kent in the merger. This prospectus and proxy statement is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus and proxy statement does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

                Old Kent and Grand Premier are subject to the informational requirements of the Exchange Act. Accordingly, each files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Old Kent or Grand Premier files at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Old Kent's and Grand Premier's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

                The Securities and Exchange Commission allows Old Kent and Grand Premier to incorporate by reference information into this prospectus and proxy statement. This means that Old Kent and Grand Premier can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and proxy statement, except for any information superseded by information in this prospectus and proxy statement. This prospectus and proxy statement incorporates by reference the documents set forth below that Old Kent and Grand Premier have previously filed with the SEC. These documents contain important information about Old Kent and Grand Premier and their finances.

Old Kent SEC Filings (File No. 0-14591) Annual Report on Form 10-K Quarterly Reports on Form 10-Q Current Reports on Form 8-K Registration Statement on Form 8-A Registration Statement on Form 8-B	Period
Year ended December 31, 1998
Quarters ended March 31, June 30, and September 30, 1999
Filed on February 26, March 15, March 22, April 20, June 22, July 9, July 22, August 2, September 8, September 13, September 21, November 1, December 1, and December 13, 1999
Filed on November 2, 1998
Filed on May 31, 1984

Grand Premier SEC Filings (File No. 0-20987)
Annual Report on Form 10-K
Quarterly Reports on Form 10-Q
Current Reports on Form 8-K
Registration Statement on Form 8-A
Registration Statement on Form 8-A/A	Period Year ended December 31, 1998 Quarters ended March 31, June 30, and September 30, 1999 Filed on September 15, 1999 Filed on July 10, 1996 Filed on September 15, 1999

                All documents subsequently filed by Old Kent and Grand Premier with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15 of the Exchange Act between the date of this prospectus and proxy statement and the date of the special meeting are also incorporated by reference into this prospectus and proxy statement.

                Documents incorporated by reference are available from Old Kent and Grand Premier without charge (not including any exhibit to such a document unless such exhibit is specifically incorporated by reference in this prospectus and proxy statement). You may obtain documents incorporated by reference in this prospectus and proxy statement by requesting them in writing or by telephone from the appropriate party at the following addresses:

Old Kent Financial Corporation	Grand Premier Financial, Inc.
Attn: Mary E. Tuuk, Secretary	Attn: Alan J. Emerick, Secretary
111 Lyon Street N.W.	486 W. Liberty
Grand Rapids, Michigan 49503	Wauconda, Illinois 60084
Tel: (616) 771-5272	Tel: (847) 487-1818

If you would like to request documents, please do so by February 15, 2000 to receive them before the special meeting.

                You should rely only on the information contained or incorporated by reference in this prospectus and proxy statement to vote on the merger. Neither Old Kent nor Grand Premier has authorized anyone to provide you with information that is different from what is contained in this prospectus and proxy statement.

                This prospectus and proxy statement is dated January 13, 2000. You should not assume that the information contained in this prospectus and proxy statement is accurate as of any date other than such date, and neither the mailing of this prospectus and proxy statement to you nor the issuance of Old Kent common stock in the merger shall create any implication to the contrary.

Forward-Looking Statements

                This prospectus and proxy statement and the documents incorporated in this prospectus and proxy statement by reference contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the financial services industry, the economy, and about Old Kent and Grand Premier themselves. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Assessments concerning Year 2000 readiness are necessarily statements of belief as to the outcome of future events, based in part on information provided by vendors and others that Old Kent and Grand Premier have not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied, or forecasted in such forward-looking statements.

                Future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behaviors as well as their ability to repay loans; the ability of the companies on which Old Kent and Grand Premier rely to make their computer systems Year 2000 compliant; the ability to locate, correct, and convert all relevant computer codes and data; the vicissitudes of the national economy; and the possibility that expected cost savings from the acquisition of Grand Premier by Old Kent and other mergers and acquisitions in which Old Kent is involved might not be fully realized within the expected time frame. Neither Old Kent nor Grand Premier undertakes any obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

APPENDIX A Agreement and Plan of Merger Between Grand Premier Financial, Inc., Old Kent Financial Corporation, and OK Merger Corporation Dated as of September 9, 1999

Table of Contents

A - i

Table of Contents -- Continued --	Page

A - ii

Table of Contents -- Continued --	Page

A - iii

Table of Contents -- Continued --	Page

DEFINITIONS

AMEX	A - 4
Bank Consolidation	A - 2
Bank Consolidation Agreement	A - 2
Book Entry Shares	A - 7
Business Combination	A - 33
Business Day	A - 2
Call Reports	A - 17
CERCLA	A - 23
Certificates of Merger	A - 2
Closing	A - 1
Constituent Corporation	A - 1
Control	A - 15
Credit Suisse First Boston	A - 24
Designated Contracts	A - 38
Dissenting Shares	A - 4
DGCL	A - 1
Effective Time	A - 2
Employee Benefit Plan	A - 22
Employment-Related Payments	A - 21
Environmental Laws	A - 23
Environmental Risk	A - 35
ERISA	A - 22
Ex-Date	A - 5
Exchange Act	A - 26
Exchange Agent	A - 7
Exchange Ratio	A - 3
FDIA	A - 10
FDIC	A - 11
Federal Bank Holding Company Act	A - 9
Federal Reserve Board	A - 10
FIB	A - 12
Fiduciary Event	A - 31
Final Index Price	A - 5
Final Old Kent Price	A - 4
Floor Old Kent Price	A - 4
GAAP	A - 11
Grand Premier	A - 1
Grand Premier Adjustment Factor	A - 6
Grand Premier Affiliate Agreements	A - 32
Grand Premier Bank	A - 1
Grand Premier Banks	A - 1
Grand Premier Capital Stock	A - 4
Grand Premier Common Stock	A - 1
Grand Premier Disclosure Statement	A - 14
Grand Premier Option Plans	A - 8
Grand Premier Preferred Stock	A - 3
Grand Premier Rights	A - 15
Grand Premier Rights Agreement	A - 16
Grand Premier Savings Plan	A - 16

A - iv

Table of Contents -- Continued --	Page

Grand Premier Series B Preferred Stock	A - 3
Grand Premier Series C Preferred Stock	A - 3
Grand Premier Trust Bank	A - 1
Grand Premier's Financial Statements	A - 16
Grand Premier's Leases	A - 20
Grand Premier's Real Property	A - 20
Grand Premier's Representatives	A - 24
Grand Premier-Related Person	A - 25
Hazardous Substance	A - 23
Implementation Agreements	A - 36
Index Companies	A - 5
Initial Index Date	A - 4
Initial Index Price	A - 4
Initial Old Kent Price	A - 4
Insurance Amount	A - 33
Internal Revenue Code	A - 1
IRS	A - 19
Knowledge	A - 42
Material Adverse Effect	A - 41
Merger	A - 1
MergerSub	A - 1
Michigan Act	A - 1
Michigan Banking Code	A - 2
NASDAQ	A - 4
National Bank Act	A - 2
Notifying Party	A - 28
NYSE	A - 4
OCC	A - 12
Old Common Certificates	A - 6
Old Kent	A - 1
Old Kent Adjustment Factor	A - 5
Old Kent Capital Stock	A - 3
Old Kent Common Stock	A - 3
Old Kent Disclosure Statement	A - 9
Old Kent DRIP	A - 6
Old Kent Preferred Stock	A - 3
Old Kent Rights Agreement	A - 10
Old Kent Rights	A - 10
Old Kent Series D Preferred Stock	A - 3
Old Kent Series E Preferred Stock	A - 3
Old Kent's Financial Statements	A - 11
Old Preferred Certificates	A - 7
Option Agreement	A - 1
PBGC	A - 22
Permitted Issuances	A - 6
Phase I	A - 35
Phase II and III Work	A - 36
Plan of Merger	A - 1
Premises	A - 23
Pricing Period	A - 4
Proposal	A - 33

A - v

Table of Contents -- Continued --	Page

Prospectus and Proxy Statement	A - 12
Registration Statement	A - 12
SEC	A - 10
Securities Act	A - 32
Series D Conversion Price	A - 3
Stock Distribution	A - 5
Stockholders' Meeting	A - 31
Superior Proposal	A - 31
Surviving Corporation	A - 1
Tax Returns	A - 19
Taxes	A - 19
Technology-Related Contracts	A - 31
Transaction Documents	A - 12
Unexercised Options	A - 8
Upset Condition	A - 4
Voting Agreement	A - 14
Year 2000 Assets	A - 13
Year 2000 Ready	A - 13

Exhibits

A	--	Form of Stock Option Agreement (included as Appendix B)
B	--	Form of Certificate of Designation of Old Kent Preferred Stock (filed as Exhibit 4.9 to Old Kent's Form S-4 Registration Statement, of which the prospectus and proxy statement is a part)
C	--	Index Companies
D	--	Form of Disclosure Statement (omitted)
E	--	Schedule of Additional Information (omitted)
F	--	Form of Grand Premier's Affiliate Agreement (omitted)
G	--	Form of Grand Premier's Counsel's Legal Opinion (omitted)
H	--	Form of Old Kent's Counsel's Legal Opinion (omitted)
I	--	Designated Contracts (omitted)

A - vi

Agreement and Plan of Merger

                This Agreement and Plan of Merger (this "Plan of Merger") is made as of September 9, 1999, between Grand Premier Financial, Inc., a Delaware corporation ("Grand Premier"), Old Kent Financial Corporation, a Michigan corporation ("Old Kent"), and OK Merger Corporation, a Michigan corporation ("MergerSub").

                Old Kent and Grand Premier desire that Grand Premier and its subsidiaries become affiliated with Old Kent. The affiliation would be effected through the merger of Grand Premier with and into MergerSub in accordance with this Plan of Merger, the Business Corporation Act of the State of Michigan, as amended (the "Michigan Act"), and the Delaware General Corporation Law, as amended (the "DGCL"). The transactions contemplated by, and described in, this Plan of Merger are referred to as the "Merger."

                Old Kent has formed MergerSub solely for the purpose of effectuating the Merger. As soon as reasonably practicable following the consummation of the Merger, Old Kent intends to cause MergerSub to be liquidated and dissolved, and to cause Grand National Bank ("Grand Premier Bank") and Grand Premier Trust and Investment, Inc., N.A. ("Grand Premier Trust Bank," and with Grand Premier Bank, the "Grand Premier Banks"), to be consolidated with and into Old Kent's wholly owned subsidiary, Old Kent Bank, a Michigan banking corporation.

                It is intended that, for federal tax purposes, the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). It is also intended that, for accounting and financial reporting purposes, the Merger shall be accounted for as a pooling-of-interests.

                As a condition to, and concurrently with the execution of, this Plan of Merger, Grand Premier and Old Kent are entering into a Stock Option Agreement attached as Exhibit A (the "Option Agreement"). Grand Premier's execution and delivery of the Option Agreement is an inducement for Old Kent to enter into this Plan of Merger.

                In consideration of the representations, warranties, and covenants contained in this Plan of Merger, the parties agree:

Article I - The Transaction

                Subject to the terms and conditions of this Plan of Merger, the Merger shall be carried out in the following manner:

        1.1       Merger of Grand Premier with and into MergerSub. At the Effective Time, Grand Premier shall be merged with and into MergerSub. Grand Premier and MergerSub are each sometimes referred to as a "Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which shall be MergerSub (the "Surviving Corporation"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Act and Section 252 of the DGCL with respect to the merger of domestic and foreign corporations, where the surviving corporation will be subject to the laws of the State of Michigan.

        1.2       The Closing.  The "Closing" for the Merger shall be held at the offices of Warner Norcross & Judd LLP, 111 Lyon Street, N.W., Grand Rapids, Michigan, commencing at 11 a.m. on the earliest date specified by either Old Kent or Grand Premier upon five Business Days' (defined below) written notice after the last to occur of the following events: (a) receipt of all consents and approvals of government regulatory authorities, and the expiration of all related statutory waiting periods, legally required to consummate the Merger; and (b) adoption of this Plan of Merger by the holders of the common stock, $0.01 par value per share, of Grand Premier ("Grand Premier Common Stock"). Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Old Kent and MergerSub or Grand Premier as set forth in Articles VI and VII, respectively. Notwithstanding the above: (a) the Closing shall not be convened prior to March 15, 2000 without Old Kent's express written consent, and (b) if Old Kent gives notice of a Closing to occur prior to March 1, 2000, then such notice must be given at least 15 Business Days prior to the Closing. Upon completion of the Closing, Grand Premier and MergerSub shall each execute and file the certificate of merger as required by the Michigan Act and the DGCL to effect the Merger (together, the "Certificates of Merger"). No party shall take any action to revoke either or both of the Certificates of Merger after their filing without the written consent of the other party.

        1.3       Effective Time of the Merger.  The Merger shall be consummated following the Closing by filing on the date of the Closing the Certificates of Merger in the manner required by law. The "Effective Time" of the Merger shall be as of a time and Business Day mutually agreed upon by the parties, and in the absence of such an agreement, as of a time and Business Day to be selected by Old Kent, and in either case, specified in the Certificates of Merger. Notwithstanding the above, the Effective Time shall neither be (a) earlier than March 17, 2000 without Old Kent's prior written consent (which consent shall be evidenced by MergerSub's execution of the Certificates of Merger), nor (b) later than five Business Days after the Closing occurs. The term "Business Day" means any day other than a Saturday, Sunday, or other day on which the New York Stock Exchange is closed.

        1.4       Additional Actions.  At any time after the Effective Time, the Surviving Corporation may determine that further assignments or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Grand Premier acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Grand Premier hereby grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose; provided that this irrevocable power of attorney shall only be operative following the Effective Time. The officers and directors of the Surviving Corporation shall be fully authorized in the name of Grand Premier to take any and all such actions contemplated by this Plan of Merger.

        1.5        Surviving Corporation.  As of the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

                1.5.1  Name.  The name of the Surviving Corporation shall be "OK Merger Corporation."                   1.5.2  Articles of Incorporation.  The articles of incorporation of the Surviving Corporation shall be the amended and restated articles of incorporation of MergerSub as in effect immediately prior to the Effective Time, without change.                   1.5.3  Bylaws.  The bylaws of the Surviving Corporation shall be the bylaws of MergerSub as in effect immediately prior to the Effective Time, without change.                   1.5.4  Directors.  The directors of the Surviving Corporation shall be the same as the directors of MergerSub immediately prior to the Effective Time.

                1.5.5  Officers.  The officers of the Surviving Corporation shall be the same as the officers of MergerSub immediately prior to the Effective Time.

                1.6  Bank Consolidation.  Old Kent intends to consolidate the Grand Premier Banks with and into Old Kent Bank resulting in a single Michigan banking corporation, which shall be Old Kent Bank (the "Bank Consolidation"), after the Effective Time. The Bank Consolidation will be effected pursuant to a consolidation agreement (the "Bank Consolidation Agreement"), in the form required by the Michigan Banking Code of 1969, as amended (the "Michigan Banking Code"), the National Bank Act, as amended (the "National Bank Act"), and by any other applicable laws, containing terms and conditions, determined by Old Kent, not inconsistent with this Plan of Merger. The Bank Consolidation shall only occur if the Merger is consummated, and it shall become effective immediately after the Effective Time or such later time as may be determined by Old Kent. To obtain the necessary regulatory approval for the Bank Consolidation to occur immediately after the Effective Time, Grand Premier and the Grand Premier Banks shall approve, adopt, execute, and deliver the Bank Consolidation Agreement and take all other reasonable steps requested by Old Kent prior to the Effective Time to effect the Bank Consolidation; provided that neither Grand Premier nor the Grand Premier Banks shall be required to incur any material cost or take any irrevocable action in connection with its obligations under this Section.

Article II - Conversion and Exchange of Shares

                Subject to the terms and conditions of this Plan of Merger and as a result of the Merger, all of the capital stock of Grand Premier shall be converted as follows:

               2.1 Conversion of Shares. As of the Effective Time:

                2.1.1  Conversion of Grand Premier Common Stock. Except as provided in Article II, each share of Grand Premier Common Stock outstanding immediately prior to the Effective Time shall be converted into 0.4231 (the "Exchange Ratio") shares of validly issued, fully paid, and nonassessable common stock, $1.00 par value per share, of Old Kent ("Old Kent Common Stock") .                   2.1.2  Conversion of Grand Premier Series B Preferred Stock. Each share of Grand Premier's Series B Perpetual Preferred Stock, with no par value and with a stated value of $1,000 per share, with a right of conversion into Grand Premier Common Stock ("Grand Premier Series B Preferred Stock") outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below)) shall be converted into one share of Series D preferred stock of Old Kent, with no par value and a stated value of $1,000 per share, with a right of conversion into Old Kent Common Stock (the "Old Kent Series D Preferred Stock"). Accrued but unpaid dividends on the Grand Premier Series B Preferred Stock to the Effective Time shall become accrued but unpaid dividends on Old Kent Series D Preferred Stock. The terms of the Old Kent Series D Preferred Stock shall be as specified in the Certificate of Designation, Preferences and Rights of Series D Perpetual Preferred Stock attached as Exhibit B, which terms are intended to be substantially identical to the terms of the Grand Premier Series B Preferred Stock, except that Old Kent Series D Preferred Stock shall be convertible into Old Kent Common Stock at a price of $18.2905 per share (the "Series D Conversion Price") of Old Kent Common Stock. Old Kent shall, prior to the Closing, take all measures legally required to create the class of Old Kent Series D Preferred Stock and authorize the issuance of such shares.                   2.1.3  Conversion of Grand Premier Series C Preferred Stock. Each share of Grand Premier's Series C Perpetual Preferred Stock, par value $0.01 per share and with a stated value of $1,000 per share (the "Grand Premier Series C Preferred Stock," and with the Grand Premier Series B Preferred Stock, referred to as the "Grand Premier Preferred Stock") outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into one share of Series E preferred stock of Old Kent, with no par value and a stated value of $1,000 per share (the "Old Kent Series E Preferred Stock," and with the Old Kent Series D Preferred Stock, referred to as the "Old Kent Preferred Stock"). Accrued but unpaid dividends on the Grand Premier Series C Preferred Stock to the Effective Time shall become accrued but unpaid dividends on Old Kent Series E Preferred Stock. The terms of the Old Kent Series E Preferred Stock shall be as specified in the Certificate of Designation, Preferences and Rights of Series E Perpetual Preferred Stock attached as Exhibit B, which terms are intended to be substantially identical to the terms of the Grand Premier Series C Preferred Stock. Old Kent shall, prior to the Closing, take all measures legally required to create the class of Old Kent Series E Preferred Stock and authorize the issuance of such shares. The Old Kent Common Stock and Old Kent Preferred Stock shall be collectively referred to as the "Old Kent Capital Stock."                   2.1.4  Old Kent Rights. Each share of Old Kent Common Stock to be issued in the Merger shall have attached to it the number of "Old Kent Rights" issuable pursuant to the "Old Kent Rights Agreement" (as those terms are defined in Section 3.4.1 (Classes and Shares -- Old Kent)) that are attached to each issued and outstanding share of Old Kent Common Stock at the Effective Time. No Old Kent Rights shall be attached to Old Kent Common Stock if the Old Kent Rights are then separately transferable.                   2.1.5  No Conversion of Old Kent Common Stock. Each share of Old Kent Common Stock and each Old Kent Right outstanding immediately prior to the Effective Time shall continue to be outstanding without any change.                 2.1.6  Conversion of MergerSub Common Stock. Each share of common stock, without par value, of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation. As a result of the Merger, Old Kent shall own all of the issued and outstanding shares of the Surviving Corporation.                   2.1.7  Stock Held by Old Kent. Each share of Grand Premier Common Stock and Grand Premier Preferred Stock (collectively, "Grand Premier Capital Stock"), if any, held by Old Kent or any of its subsidiaries for its own account, and not in a fiduciary or representative capacity for a person other than Old Kent or any of its subsidiaries, shall be canceled and no consideration shall be issuable or payable with respect to any such share.                   2.1.8  Treasury Shares. Each share of Grand Premier Capital Stock held by Grand Premier as a treasury share (excluding shares held in a fiduciary or representative capacity under Grand Premier's benefit plans), if any, shall be canceled and no Old Kent Common Stock or other consideration shall be issuable or payable with respect to any such share.                   2.1.9  Dissenting Shares. Any shares of Grand Premier Preferred Stock held by a holder who shall not have voted the shares in favor of this Plan of Merger and who shall be eligible for and shall have complied with the applicable procedures of Section 262 of the DGCL and who shall not have withdrawn his or her demand for appraisal and accepted the Merger pursuant to Section 262 of the DGCL ("Dissenting Shares") shall, at and after the Effective Time, have the status of authorized but unissued shares of the Surviving Corporation. Notwithstanding any other provision of this Plan of Merger, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to the rights as are afforded in respect of Dissenting Shares pursuant to the DGCL.                2.2  Upset Provision. Grand Premier shall have the right to terminate this Plan of Merger by written notice to Old Kent at any time following the Pricing Period, upon the occurrence of an "Upset Condition."                 2.2.1 Upset Condition. An "Upset Condition" shall exist if both of the following conditions then exist:
                  (a) The Final Old Kent Price (defined below) is less than $33.46875 (the "Floor Old Kent Price"); and                   (b) The number determined by dividing the Final Old Kent Price by $39.375 (the "Initial Old Kent Price") is less than the number obtained by subtracting (i) 0.15 from (ii) the quotient obtained by dividing the Final Index Price (defined below) by the Initial Index Price (defined below).                   2.2.2 Possible Adjustment of the Exchange Ratio. If Grand Premier gives written notice of termination of the Plan of Merger pursuant to this Section 2.2, Grand Premier may, but shall not be obligated to, proceed with the Merger, without any further approval of the stockholders of Grand Premier, in the event that Old Kent shall agree, within five Business Days of receipt of such notice of termination, to adjust the Exchange Ratio so that it exceeds the Exchange Ratio (as then in effect) and such adjusted exchange ratio is approved by the board of directors, or a duly authorized committee of the board of directors, of Grand Premier.                   2.2.3 Final Old Kent Price. The "Final Old Kent Price" means the average of the closing prices per share of Old Kent Common Stock reported on the New York Stock Exchange ("NYSE") for the ten consecutive full trading days ending on the sixth Business Day prior to the date of the Closing (the "Pricing Period"), as reported in the Dow Jones News/Retrieval system, or other equally reliable means.                   2.2.4 Initial Index Price. The "Initial Index Price" means the average of the closing prices per share of each of the common stocks of the Index Companies (defined below) as reported on NYSE, The Nasdaq Stock Market ("NASDAQ"), or the American Stock Exchange ("AMEX") on September 9, 1999 ("Initial Index Date"). The Initial Index Price computed as of a recent date is presented in Exhibit C as an illustration of the method of computation, but is subject to adjustment as provided in Sections 2.2.7 (Index Adjustments).

                2.2.5 Final Index Price. The "Final Index Price" means the average of the average closing prices per share of each of the common stocks of the Index Companies as reported on NYSE, NASDAQ, or AMEX for each trading day during the Pricing Period.                   2.2.6 Index Companies. The term "Index Companies" refers to the companies listed on Exhibit C, as the list may be modified under Section 2.2.8 (Index Exclusions).                   2.2.7 Index Adjustments. If any Index Company declares a stock dividend, stock split, or stock split-up (any such event being a "Stock Distribution") of its common stock for which the ex-dividend date, ex-split date, ex-distribution date or other comparable date (the "Ex-Date") occurs between the Initial Index Date and the end of the Pricing Period, then for purposes of the definitions in Section 2.2 (Upset Provision) the closing prices for such common stock as of the Initial Index Date and each date during the Pricing Period prior to the Ex-Date shall be adjusted so as to be comparable as of the Initial Index Date and throughout the Pricing Period in the same manner as is described in Section 2.3.1(c) (Stock Dividends and Distributions) for any Stock Distribution.                   2.2.8 Index Exclusions. There shall be excluded from the list of Index Companies any company as to which, between the Initial Index Date and the end the Pricing Period, there occurs or there is publicly announced (a) a proposed merger, acquisition, or business combination in which that company is not or will not ultimately be the survivor, (b) a tender offer, exchange offer, other transaction involving or proposing to involve the acquisition of a majority of that company's common stock or assets, or (c) a reclassification, recapitalization, subdivision, spin-off, split-up, or combination of its common stock; provided that if eight or more of the Index Companies are excluded pursuant to this Section, then, unless Old Kent and Grand Premier agree otherwise, Old Kent and Grand Premier shall agree upon mutually acceptable substitute Index Companies. If a company is excluded from the list of Index Companies, then the Initial Index Price and the Final Index Price shall be calculated as if the excluded company had not originally been included in the list of companies.                2.3   Adjustments. The Exchange Ratio, Series D Conversion Price, Floor Old Kent Price, Initial Old Kent Price, and Final Old Kent Price, and the related computations described in Sections 2.1 (Conversion of Shares) and 2.2 (Upset Provision) shall be adjusted in the manner provided in this Section upon the occurrence of any of the following events:                 2.3.1  Stock Dividends and Distributions. If Old Kent declares a Stock Distribution of Old Kent Common Stock to its holders prior to the Effective Time, then:
                  (a)  If the record date for the Stock Distribution occurs prior to the Effective Time, then the Exchange Ratio shall be adjusted by multiplying it by that ratio (the "Old Kent Adjustment Factor") (i) the numerator of which shall be the total number of shares of Old Kent Common Stock that are outstanding as of the record date for such Stock Distribution plus the additional number of shares to be issued in the Stock Distribution computed as of that record date; and (ii) the denominator of which shall be the total number of shares of Old Kent Common Stock outstanding as of the Stock Distribution's record date; and                   (b)  If the record date for the Stock Distribution occurs prior to the Effective Time, then the Series D Conversion Price shall be adjusted by dividing it by the Old Kent Adjustment Factor.                   (c)  If the Ex-Date for the Stock Distribution occurs before the end of the Pricing Period, then the Floor Old Kent Price and the Initial Old Kent Price (and if the Ex-Date occurs during the Pricing Period, then the closing price per share of Old Kent Common Stock for each day during the Pricing Period prior to the Ex-Date) shall each be adjusted by dividing them by the Old Kent Adjustment Factor.                 2.3.2  Other Action Affecting Old Kent Common Stock. In the event of a reclassification of outstanding shares of Old Kent Common Stock or a consolidation or merger of Old Kent with or into another corporation, other than a merger in which Old Kent is ultimately the surviving corporation and which merger does not result in any reclassification of Old Kent Common Stock, holders of Grand Premier Common Stock shall receive, in lieu of each share of Old Kent Common Stock to be issued in exchange for Grand Premier Common Stock based on the Exchange Ratio, the kind and amount of shares of Old Kent stock, other securities, money, and/or property receivable upon such reclassification, consolidation, or merger by holders of Old Kent Common Stock with respect to each share of Old Kent Common Stock outstanding immediately prior to such reclassification, consolidation, or merger.                   2.3.3  Employee Stock Options, Etc. Notwithstanding any other provisions of this Section, no adjustment shall be made in the event of the issuance of additional shares of Old Kent Common Stock pursuant to the dividend reinvestment plan of Old Kent (the "Old Kent DRIP"), pursuant to the exercise of stock options awarded under director or employee stock option plans of Old Kent, or upon the grant or sale of shares or rights to receive shares to, or for the account of, Old Kent directors or employees pursuant to restricted stock, deferred stock compensation, thrift, employee stock purchase, and other compensation or benefit plans of Old Kent.                   2.3.4  Authorized but Unissued Shares. Notwithstanding the other provisions of this Section, no adjustment shall be made in the event of the issuance of additional shares of Old Kent Common Stock or other securities pursuant to a public offering, private placement, or an acquisition of one or more banks, corporations, or business assets as authorized by the board of directors of Old Kent or a duly authorized committee of the board.                   2.3.5  Changes in Capital. Subject only to making any adjustment to the Exchange Ratio and related computations prescribed by this Section, nothing contained in this Plan of Merger shall preclude Old Kent from amending its restated articles of incorporation to change its capital structure or from issuing additional shares of Old Kent Common Stock, preferred stock, shares of other capital stock, or securities that are convertible into shares of capital stock.                2.4   Increase in Outstanding Shares of Grand Premier Common Stock. If the number of shares of Grand Premier Common Stock outstanding at the Effective Time is greater than 22,359,791 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger) other than as a result of Permitted Issuances (defined below), then:                 2.4.1  Exchange Ratio. The Exchange Ratio shall be adjusted by multiplying it by a fraction (the "Grand Premier Adjustment Factor") (i) the numerator of which shall be 22,359,791 (the total number of shares of Grand Premier Common Stock outstanding as of the date of this Plan of Merger), and (ii) the denominator of which shall be the total number of shares of Grand Premier Common Stock outstanding as of the Effective Time of the Merger, excluding Permitted Issuances (as defined below); and                   2.4.2 Series D Conversion Price. The Series D Conversion Price shall be adjusted by dividing it by the Grand Premier Adjustment Factor. "Permitted Issuances" include and are limited to: (i) the issuance of not more than 357,406 shares of Grand Premier Common Stock upon the exercise of previously awarded and currently outstanding stock options identified in Section 4.4 (Capital Stock); (ii) the issuance of shares upon the exercise of stock options awarded in December 1999 under the Grand Premier Options Plans, which awards are consistent in amount, nature, and timing with Grand Premier's past practices with respect to awards made under the Grand Premier Option Plans (as defined below) and in no event shall such awards exceed options to purchase 95,000 shares (in the aggregate); and (iii) the issuance of not more than 936,852 shares of common stock upon the conversion of Grand Premier Series B Preferred Stock.

               2.5   Cessation of Stockholder Status. As of the Effective Time, each record holder of shares of Grand Premier Common Stock outstanding immediately prior to the Effective Time shall cease to be a stockholder of Grand Premier and shall have no rights as a stockholder of Grand Premier. Each stock certificate representing shares of Grand Premier Common Stock outstanding immediately prior to the Effective Time ("Old Common Certificates") shall then be considered to represent shares of Old Kent Common Stock and the right, if any, to receive cash in lieu of fractional shares, all as provided in this Plan of Merger. As of the Effective Time, except with respect to any Dissenting Shares, each record holder of shares of Grand Premier Preferred Stock outstanding immediately prior to the Effective Time shall cease to be a stockholder of Grand Premier and shall have no rights as a stockholder of Grand Premier, and each stock certificate representing shares of Grand Premier Preferred Stock outstanding immediately prior to the Effective Time ("Old Preferred Certificates") shall then be considered to represent shares of the applicable Old Kent Preferred Stock and the right, if any, to receive cash for any accrued but unpaid dividends thereon, all as provided in this Plan of Merger.

               2.6   Surrender of Old Certificates and Distribution of Stock.  After the Effective Time, Old Common Certificates shall be exchangeable by the holders thereof for book entry shares registered on Old Kent's stock transfer records ("Book Entry Shares") or new stock certificates representing the number of shares of Old Kent Common Stock to which such holders shall be entitled in the following manner:

                2.6.1  Transmittal Materials.  As soon as practicable, but in no event later than ten Business Days after the Effective Time, Old Kent shall send or cause to be sent to each record holder of Grand Premier Capital Stock as of the Effective Time transmittal materials for use in exchanging that holder's Old Common Certificates and Old Preferred Certificates pursuant to the following. Old Common Certificates shall have the following options: (a) enrolling in the Old Kent DRIP with credit for all full and fractional shares received in the Merger; (b) receiving Old Kent Common Stock certificates; and (c) receiving Book Entry Shares (but without enrolling in the DRIP). The transmittal materials will contain instructions with respect to the surrender of Old Common Certificates and the selection of these exchange options. In the absence of a selection among these exchange options, the holder of Grand Premier Common Stock shall be deemed to have elected to receive Book Entry Shares. Old Preferred Certificates shall be exchanged for certificates of Old Kent Preferred Stock.                   2.6.2  Exchange Agent.  On or prior to the Effective Time, Old Kent will deliver to Old Kent Bank or such other bank or trust company as Old Kent may designate (the "Exchange Agent"), written notice of the number of shares of Old Kent Capital Stock issuable in the Merger and a commitment to pay the amount of cash payable for fractional shares in the Merger when and as determined, and in the case of the conversion of the Grand Premier Preferred Stock, a commitment to pay the amount of cash payable for any accrued but unpaid dividends payable to holders of record as of record dates prior to the Effective Time. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Old Kent Capital Stock, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the record holders entitled to such shares.                   2.6.3  New Stock Registrations.  Old Kent shall cause the Exchange Agent to promptly register the shares of Old Kent Capital Stock issuable to Grand Premier's holders of record in such manner, in the names, and to the addresses that appear on Grand Premier's stock records as of the Effective Time, or in such other name or to such other address as may be specified by the holder of record in transmittal documents received by the Exchange Agent; provided, that with respect to each Grand Premier stockholder, the Exchange Agent shall have received all of the Old Common Certificates and Old Preferred Certificates held by that stockholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Old Kent and the Exchange Agent.                   2.6.4  Dividends Pending Surrender.  Whenever a dividend is declared by Old Kent on Old Kent Common Stock or Old Kent Preferred Stock that is payable to shareholders of record of Old Kent as of a record date on or after the Effective Time, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former stockholder of Grand Premier shall be entitled to receive a distribution of any such dividend until the physical exchange of all of that stockholder's Old Common Certificates and Old Preferred Certificates (or an affidavit of loss and indemnity bond for such certificates) shall have been effected pursuant to properly submitted transmittal materials. Upon the physical exchange of that stockholder's Old Common Certificates and Old Preferred Certificates (or an affidavit of loss and indemnity bond for such certificates), the stockholder shall be entitled to receive from Old Kent an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, that may have been imposed or paid thereon) declared and paid with respect to the shares of Old Kent Capital Stock represented thereby. If such stockholder elects to enroll in the Old Kent DRIP, such amount shall be credited as a cash purchase for investment at the plan's next regular investment date.

                2.6.5  Stock Transfers.  After the Effective Time, there shall be no transfers on Grand Premier's stock transfer books of the shares of Grand Premier Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Common Certificates and Old Preferred Certificates are properly presented for transfer, then they shall be canceled and exchanged for shares of Old Kent Capital Stock as provided in this Plan of Merger. After the Effective Time, ownership of such shares as are represented by any Old Common Certificates and Old Preferred Certificates may be transferred only on the stock transfer records of Old Kent.                   2.6.6  Exchange Agent's Discretion.  The Exchange Agent shall have discretion to determine and apply reasonable rules and procedures relating to the exchange (or lack thereof) of Old Common Certificates and Old Preferred Certificates and the registration of the shares of Old Kent Capital Stock into which shares of Grand Premier Capital Stock are converted in the Merger and governing the payment for fractional shares of Grand Premier Capital Stock.                2.7   No Fractional Shares. Notwithstanding any other provision of this Article II, no certificates or scrip representing fractional shares of Old Kent Capital Stock shall be issued in the Merger upon the surrender of Old Common Certificates or Old Preferred Certificates. No fractional interest in any share of Old Kent Common Stock resulting from the Merger shall be entitled to any part of a Stock Distribution with respect to shares of Old Kent Common Stock nor entitle the record holder to vote or exercise any rights of a stockholder with respect to that fractional interest. In lieu of issuing any fractional share, each holder of an Old Common Certificate who would otherwise have been entitled to a fractional share of Old Kent Common Stock upon surrender of all Old Common Certificates for exchange shall be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the Final Old Kent Price. If the holder of record elects to enroll in Old Kent's DRIP, then the cash in lieu of fractional shares shall be held for reinvestment at the plan's next regular investment date.

               2.8    Stock Options.

                2.8.1 Conversion of Options. Each unexercised stock option ("Unexercised Options") under the Grand Premier Financial, Inc. 1996 Non-Qualified Stock Option Plan, the Premier Financial Services, Inc. 1995 Non-Qualified Stock Option Plan, the Premier Financial Services, Inc. 1988 Non-Qualified Stock Option Plan, and the 1998 Grand Premier Financial, Inc. Non-Employee Director Stock Option Plan (collectively, the "Grand Premier Option Plans") outstanding at the Effective Time shall become, at the Effective Time, an option to purchase that number of shares of Old Kent Common Stock equal to the number of shares of Grand Premier Common Stock subject to such Unexercised Option multiplied by the Exchange Ratio, rounded to the nearest whole share. Old Kent acknowledges and agrees that, pursuant to the terms of the Grand Premier Financial, Inc. 1996 Non-Qualified Stock Option Plan, the Premier Financial Services, Inc. 1995 Non-Qualified Stock Option Plan, and the 1998 Grand Premier Financial, Inc. Non-Employee Director Stock Option Plan and related agreements, all of the Unexercised Options outstanding as of the Effective Time under such plans shall become fully vested and exercisable at the Effective Time.                   2.8.2 Option Exercises. The exercise price per share of Old Kent Common Stock under each Unexercised Option shall be equal to the exercise price per share of the Grand Premier Common Stock that was purchasable under that option divided by the Exchange Ratio (rounded to the nearest whole cent).                   2.8.3 Option Plans Assumption. As of the Effective Time of the Merger, Old Kent shall assume the rights, duties and obligations of Grand Premier under the Grand Premier Option Plans, as amended by this Plan of Merger. The duration and other terms and conditions of the assumed options shall be the same as the original Grand Premier options, except that any reference to Grand Premier shall be considered to be references to Old Kent. In no event shall any subsequent merger or amendment of the Grand Premier Option Plans adversely affect the terms, rights, benefits, and features of the Unexercised Options without the consent of the holders thereof.                 2.8.4 Registration. Old Kent shall use all commercially reasonable efforts to file before or promptly after the Effective Time, and use all commercially reasonable efforts to maintain the effectiveness of, a registration statement with the SEC covering such options and the sale of the Old Kent Common Stock issuable upon exercise of such options so long as unexercised options remain outstanding.                   2.8.5 No New Options. At the Effective Time, the Grand Premier Option Plans shall be terminated with respect to the granting of any additional options or option rights.                   2.8.6 No Cash Surrender. In no event and at no time shall Grand Premier (including its board of directors or any committee thereof): (a) permit or allow the holder of any outstanding Unexercised Options pursuant to the Grand Premier Option Plans to receive cash in exchange for the cancellation of any Unexercised Option; or (b) exercise any right of first refusal granted to it under the Grand Premier Option Plans to purchase Grand Premier Common Stock.                2.9    Approval of Grand Premier Series C Preferred Stock. If, notwithstanding any agreement between Old Kent and a holder of shares of Grand Premier Series C Preferred Stock, the holders of a majority of shares of Grand Premier Series C Preferred Stock duly approve the right to the cash payment set forth in Section 4.3.5 of Grand Premier's amended and restated certificate of incorporation, then Grand Premier shall promptly notify Old Kent of such action and Old Kent shall have the right to terminate this Plan of Merger for a period of 20 Business Days after Old Kent receives written notice of such approval.

Article III - Old Kent's Representations and Warranties

                Old Kent represents and warrants to Grand Premier that, except as otherwise set forth in the disclosure statement previously furnished to Grand Premier by Old Kent (the "Old Kent Disclosure Statement"):

               3.1    Authorization, No Conflicts, Etc.

                3.1.1  Authorization of Agreement.  Each of Old Kent and MergerSub has the requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the Merger. This Plan of Merger has been duly approved and adopted and the consummation of the Merger has been duly authorized by the boards of directors of Old Kent and MergerSub and the sole shareholder of MergerSub and no other corporate proceedings on the part of Old Kent or MergerSub are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and constitutes valid and binding obligations of, Old Kent and MergerSub and is enforceable against Old Kent and MergerSub in accordance with its terms.                   3.1.2  No Conflict, Breach, Violation, Etc.  The execution, delivery, and performance of this Plan of Merger by Old Kent and MergerSub, and the consummation of the Merger by Old Kent and MergerSub, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation of Old Kent (as amended and restated) or MergerSub or the bylaws of Old Kent or MergerSub; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Old Kent or its subsidiaries, assuming the timely receipt of each of the approvals referred to in Section 3.1.4 (Required Approvals).                   3.1.3  Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Old Kent and MergerSub, and the consummation of the Merger by Old Kent and MergerSub, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which Old Kent is a party or subject, or by which it is bound or affected.                 3.1.4  Required Approvals.  No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Old Kent and MergerSub other than in connection or compliance with the provisions of the Michigan Act and the DGCL, compliance with federal and state securities laws, bylaws and rules of the NYSE, and the approvals required under the Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act"), the

Federal Deposit Insurance Act, as amended (the "FDIA"), the Michigan Banking Code, and the National Bank Act.                 3.2   Organization and Good Standing. Each of Old Kent and MergerSub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Old Kent possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Old Kent is a bank holding company duly registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Federal Bank Holding Company Act. Old Kent is qualified or admitted to conduct business as a foreign corporation in each state in which the failure to be so qualified or admitted is reasonably likely to have a Material Adverse Effect on Old Kent.

               3.3    Subsidiaries. Old Kent owns all of the issued and outstanding shares of capital stock of Old Kent Bank and MergerSub free and clear of all claims, security interests, pledges, or liens of any kind. Old Kent Bank is duly organized, validly existing, and in good standing as a banking corporation under the laws of the State of Michigan.

               3.4    Capital Stock.

                3.4.1  Classes and Shares--Old Kent.  The authorized capital stock of Old Kent consists of 325,000,000 shares divided into two classes as follows:  (a) 300,000,000 shares of Old Kent Common Stock, of which, as of September 3, 1999, a total of 118,216,968 shares were validly issued and outstanding; and (b) 25,000,000 shares of preferred stock, without par value, of which 3,000,000 shares are designated Series A Preferred Stock, 500,000 shares are designated Series B Preferred Stock, and 1,000,000 shares are designated Series C Preferred Stock, none of which preferred stock was issued and outstanding as of the date of this Plan of Merger. The 1,000,000 shares of Series C Preferred Stock are reserved for issuance pursuant to Series C Preferred Stock Purchase Rights (the "Old Kent Rights") governed by a Rights Agreement, dated as of January 20, 1997, as amended, between Old Kent and Old Kent Bank (the "Old Kent Rights Agreement").                   3.4.2  No Other Capital Stock.  As of the date of the Plan of Merger: (a) other than Old Kent Common Stock, there is no security or class of securities issued and outstanding that represents or is convertible into capital stock of Old Kent; and (b) there is no outstanding subscription, option, warrant, or right to acquire any capital stock of Old Kent, or agreement to which Old Kent is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, and except (i) the Old Kent Rights (which as of the date of this Plan of Merger were represented by and transferable only with shares of Old Kent Common Stock); (ii) stock options awarded pursuant to Old Kent employee and director stock option plans; (iii) provisions for the grant or sale of shares or the right to receive shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, stock purchase and other benefit plans; (iv) shares of Old Kent Common Stock issuable under agreements entered into in connection with mergers or acquisitions of direct or indirect subsidiaries or assets in transactions approved by the Old Kent board of directors or a committee of such board, all of which have been previously disclosed in Old Kent's filings with the Securities and Exchange Commission (the "SEC"); and (v) shares of Old Kent Common Stock issuable under Old Kent's DRIP and employee stock purchase plans.                   3.4.3  Issuance of Shares.  Between September 3, 1999, and the date of this Plan of Merger, no additional shares of capital stock have been issued or authorized for issuance by Old Kent, except as described in this Plan of Merger, and except for shares issued or issuable pursuant to (a) the exercise of employee stock options under employee stock option plans; (b) the grant or sale of shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, stock purchase or other benefit plans; and (c) Old Kent's DRIP and employee stock purchase plans.                   3.4.4  Voting Rights.  Neither Old Kent nor any of its subsidiaries (other than MergerSub) has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

                3.4.5  Classes and Shares - MergerSub. The authorized capital stock of MergerSub consists of 60,000 shares of common stock, without par value, of which, as of the date of this Plan of Merger, a total of 1,000 shares were validly issued and outstanding.                3.5   Old Kent Capital Stock.  The shares of Old Kent Capital Stock to be issued in the Merger in accordance with this Plan of Merger have been duly authorized and reserved and, when issued as contemplated by this Plan of Merger, will be validly issued, fully paid, and nonassessable shares.

                3.6   Financial Statements.

                3.6.1 Financial Statements. The consolidated financial statements of Old Kent and its subsidiaries as of and for each of the three years ended December 31, 1996, 1997, and 1998, as reported on by Old Kent's independent accountants, and the unaudited consolidated financial statements of Old Kent and its subsidiaries as of and for the quarters ended March 31, 1999 and June 30, 1999, including all schedules and notes relating to such statements (collectively, "Old Kent's Financial Statements"), fairly present, and the unaudited consolidated financial statements of Old Kent and its subsidiaries as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Old Kent as of the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted United States accounting principles ("GAAP") consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Old Kent) and the absence of notes (that, if presented, would not differ materially from those included in Old Kent's Financial Statements).                   3.6.2  Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:
                  (a)  The consolidated reports of condition and income of Old Kent Bank (including any amendments) as of and for each of the years ended December 31, 1996, 1997, and 1998, as filed with the Federal Deposit Insurance Corporation ("FDIC"); and                   (b)  The FR Y-9 and FR Y-6 (including amendments) for Old Kent as of and for each of the years ended December 31, 1996, 1997, and 1998, as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Closing by Old Kent and/or Old Kent Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.

               3.7   Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in Old Kent's Financial Statements as of December 31, 1998, as of such date, neither Old Kent nor any of its subsidiaries had liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) as to which there is a reasonable probability that they could have a Material Adverse Effect on Old Kent.

               3.8   Absence of Material Adverse Change.  Since December 31, 1998, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Old Kent and its subsidiaries that had or in the future is reasonably likely to have a Material Adverse Effect on Old Kent, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that is reasonably likely to have a Material Adverse Effect on Old Kent, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

               3.9   Absence of Litigation.  Except to the extent disclosed in Old Kent's filings with the SEC, there is no action, suit, proceeding, claim, arbitration, or investigation pending or, to Old Kent's knowledge, threatened by any person, including without limitation any governmental or regulatory agency, against Old Kent or any of its subsidiaries, or the assets or business of Old Kent or any of its subsidiaries, any of which has had or is reasonably likely to have a Material Adverse Effect on Old Kent. To the knowledge of Old Kent, there is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

               3.10   Conduct of Business.  Old Kent and each of Old Kent's subsidiaries have conducted their respective businesses and used their respective properties in substantial compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, insurance, and Environmental Laws (as defined in Section 4.24.2 (Environmental Laws)), except for such violations that, individually or in the aggregate, would not have a Material Adverse Effect on Old Kent.

                3.11   Material Contracts. Neither Old Kent nor any of its subsidiaries is a party to any agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument under which (a) a consent or approval is required, (b) a prohibited assignment by operation of law could occur, (c) a waiver or loss of any right could occur or (d) acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger or the performance of the transactions contemplated by this Plan of Merger, where (w) the failure to obtain such consent or approval, (x) the violation of the prohibition against assignment, (y) the waiver or loss of any right, or (z) the acceleration of any obligation would have a Material Adverse Effect on Old Kent.

               3.12    Regulatory Filings.  In the last three years:

                3.12.1  SEC Filings.  Old Kent has filed, and will in the future continue to file, in a timely manner all required filings with the SEC, including without limitation all reports on Form 10-K and Form 10-Q;                   3.12.2  Regulatory Filings.  Old Kent has filed in a timely manner all other material filings with other regulatory bodies for which filings are required; and                   3.12.3  Complete and Accurate.  All such filings, as of their respective filing dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.                3.13   Registration Statement, Etc.                 3.13.1  "Transaction Documents."  The term "Transaction Documents" shall collectively mean: (i) the registration statement to be filed by Old Kent with the SEC (the "Registration Statement") in connection with the Old Kent Common Stock to be issued in the Merger; (ii) the prospectus and proxy statement (the "Prospectus and Proxy Statement") to be mailed to Grand Premier stockholders in connection with the Stockholders' Meeting (defined below); and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the Michigan Financial Institutions Bureau ("FIB"), the Comptroller of the Currency ("OCC"), the states of Michigan or Delaware, or any other regulatory agency in connection with the Merger.                   3.13.2  Accurate Information.  The information to be supplied by Old Kent for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and (c) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Stockholders' Meeting.

                3.13.3  Compliance of Filings.  All documents that Old Kent is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.                 3.14   Investment Bankers and Brokers.  Old Kent has not employed any broker, finder, or investment banker in connection with the Merger. Old Kent has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to this Plan of Merger or the transactions contemplated by it.

               3.15   Accounting and Tax Treatment.   Neither Old Kent nor, to its knowledge, any of its affiliates, has taken or agreed to take any action or knows of any reason that, with respect to Old Kent and its affiliates, would prevent Old Kent from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Old Kent has no knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

                3.16   Agreements With Bank Regulators. Neither Old Kent nor any of Old Kent's subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Old Kent been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. As of the date of this Plan of Merger, Old Kent knows of no reason why the regulatory approvals referred to in Sections 3.1.4 and 4.1.4 (Required Approvals) cannot be obtained or why the process would be materially impeded.

               3.17   Reserve for Loan Losses.  The reserve for credit losses as reflected in Old Kent's Financial Statements as of December 31, 1998 was (a) adequate in the reasonable opinion of management to meet all reasonably anticipated credit losses, net of recoveries related to assets previously charged off as of that date, and (b) consistent with GAAP and safe and sound banking practices.

               3.18   Year 2000 Compliance.   Old Kent has adopted and is implementing plans and procedures consistent with applicable regulatory requirements and guidelines and good business practices so that its Year 2000 Assets (defined below) are and will be timely modified, upgraded or replaced to become Year 2000 Ready (defined below) in all material respects by September 30, 1999.

                3.18.1  Compliance Costs.  The remaining cost and process of achieving Year 2000 readiness for any Year 2000 Assets that are not Year 2000 Ready do not, and will not, constitute a Material Adverse Effect with respect to Old Kent.                   3.18.2  Regulatory Compliance.   Old Kent and its banking subsidiaries are in material compliance with the requirements, guidelines, and schedule contained in the Federal Financial Institutions Examination Council's statements dated May 5, 1997, "Year 2000 Project Management Awareness," and December 17, 1997, "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," and dated October 15, 1998, "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness," to the extent applicable. Neither Old Kent nor its subsidiaries have received any Year 2000 deficiency notification letter from any regulator having jurisdiction pertaining to Year 2000 readiness.                   3.18.3  Compatibility.   Old Kent makes no representation relating to the compatibility of the technology used by Old Kent or any of its subsidiaries with that used by Grand Premier or with respect to the cost of integrating the technology of Grand Premier or any of its subsidiaries with that used by Old Kent.                 3.18.4  Definitions.   "Year 2000 Assets" means all buildings, physical plants, structures, machinery, equipment, software, hardware, computer systems and other property owned, leased, licensed or used by either Old Kent or Grand Premier, as applicable, or their respective subsidiaries, which individually or taken together, are material to the ordinary conduct of their respective lines of business, services, or operations. "Year 2000 Ready" means that the Year 2000 Asset accurately processes and handles date and time data, including but not limited to performing all leap year calculations and calculating, comparing and sequencing during and between the years 1999 and 2000 and all other years, and will not malfunction, cease to function or provide invalid or incorrect results or data as a result of date or time data, including when a Year 2000 Asset is used in combination with or is interfacing with any other Year 2000 Asset or with any other asset or information technology to the extent that it is within its control.

Article IV - Grand Premier's Representations and Warranties

                Grand Premier represents and warrants to Old Kent that, except as otherwise set forth in the disclosure statement previously furnished to Old Kent by Grand Premier (the "Grand Premier Disclosure Statement"):

                4.1   Authorization, No Conflicts, Etc.

                4.1.1  Authorization of Agreement.   Grand Premier has the requisite corporate power and authority to execute and deliver this Plan of Merger and, subject to adoption by Grand Premier's stockholders, to consummate the Merger. This Plan of Merger has been duly adopted and the consummation of the Merger have been duly authorized by the board of directors of Grand Premier and no other corporate proceedings on the part of Grand Premier are necessary to authorize this Plan of Merger or to consummate the Merger, subject only to adoption by the holders of Grand Premier Common Stock. This Plan of Merger has been duly executed and delivered by, and constitutes valid and binding obligations of, Grand Premier and is enforceable against Grand Premier in accordance with its terms.                   4.1.2  No Conflict, Breach, Violation, Etc.  The execution, delivery, and performance of this Plan of Merger by Grand Premier and a certain voting agreement, dated as of the same date as this Plan of Merger, among Old Kent and certain stockholders of Grand Premier (the "Voting Agreement") by such stockholders, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of any provision of: (a) Grand Premier's amended and restated certificate of incorporation or by-laws or any of Grand Premier's subsidiaries' certificate of incorporation, articles of association, by-laws, or similar organizational documents; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Grand Premier or any of its subsidiaries, assuming the timely receipt of each of the approvals referred to in Section 4.1.4 (Required Approvals). The board of directors of Grand Premier has approved the transactions contemplated by this Plan of Merger, the Voting Agreement, and the Option Agreement such that provisions of Section 203 of the DGCL will not apply to this Plan of Merger, the Voting Agreement, or the Option Agreement or any of the transactions contemplated hereby or thereby.                   4.1.3  Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Grand Premier and the Voting Agreement by the Stockholders, and the consummation of the Merger, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which Grand Premier or any of its subsidiaries is a party or subject, or by which it is bound or affected.                   4.1.4  Required Approvals.  No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Grand Premier other than in connection or compliance with the provisions of the Michigan Act and DGCL, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act, the FDIA, and the Michigan Banking Code.                4.2   Organization and Good Standing.  Grand Premier is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Grand Premier possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Grand Premier is a bank holding company duly registered as such with the Federal Reserve Board under the Federal Bank Holding Company Act. Grand Premier is duly qualified and in good standing as a foreign corporation in the State of Illinois. Grand Premier is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where the failure to be so qualified or admitted would not have a Material Adverse Effect on Grand Premier.

               4.3   Subsidiaries.

                4.3.1  Ownership.  Grand Premier owns all of the issued and outstanding shares of capital stock of each of its subsidiaries, free and clear of any claim, security interest, pledge, or lien of any kind. Each of Grand Premier Bank and Grand Premier Trust Bank is duly organized, validly existing, and in good standing as a national banking association under the laws of the United States of America. Each of Grand Premier's other subsidiaries (as listed in the Grand Premier Disclosure Statement) is duly incorporated or formed as a limited liability company, validly existing, and in good standing in its state of incorporation or formation. Grand Premier does not have "Control" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation, general or limited partnership, limited liability company, trust or other person engaged in an active trade or business or that holds any significant assets other than as disclosed in the Grand Premier Disclosure Statement.                   4.3.2  Rights to Capital Stock.  There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement relating to the acquisition of any of the capital stock of any of Grand Premier's subsidiaries.                   4.3.3  Qualification and Power.  Each of Grand Premier's subsidiaries is qualified or admitted to conduct business in each state where such qualification or admission is required except those states where the failure to be so qualified or admitted would not have a Material Adverse Effect on Grand Premier. Each of Grand Premier's subsidiaries has full corporate power and authority to carry on its business as and where now being conducted.                   4.3.4  Deposit Insurance; Other Assessments.  Each of the Grand Premier Banks maintains in full force and effect deposit insurance through the Bank Insurance Fund of the FDIC. Neither of the Grand Premier Banks nor their predecessors have previously consummated a deposit insurance conversion transaction or a so-called "Oakar" deposit insurance transaction involving a depository institution whose deposits were insured through the Savings Association Insurance Fund. Each of the Grand Premier Banks has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect. Each of the Grand Premier Banks has paid as and when due all material fees, charges, and assessments to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.                   4.3.5  No Acquisition or Merger Restrictions.  Each of the Grand Premier Banks qualifies under the Illinois banking laws and regulations to be acquired by an out of state bank holding company, and, immediately thereafter, to be merged or consolidated with and into an out of state bank.                4.4   Capital Stock.                 4.4.1  Classes and Shares.  The authorized capital stock of Grand Premier consists of 32,000,000 shares divided into two classes as follows: (a) 30,000,000 shares of common stock, $0.01 par value per share, of which, as of the date of this Plan of Merger, a total of 22,359,791 shares were validly issued and outstanding, no shares were held as treasury shares, and 357,406 shares were subject to outstanding options as of the date of this Plan of Merger; and (b) 2,000,000 shares of preferred stock, $0.01 par value per share, of which (i) 7,250 shares were designated and are issued and outstanding as Grand Premier Series B Preferred Stock, (ii) 2,000 shares were designated and are issued and outstanding as Grand Premier Series C Preferred Stock, and (iii) 300,000 shares were designated Series I Junior Participating Preferred Stock, none of which were issued and outstanding as of the date of this Plan of Merger. All dividends payable to the holders of Grand Premier Preferred Stock have been paid in full. Each share of Grand Premier Series B Preferred Stock is convertible into 129.22 shares of Grand Premier Common Stock. The 300,000 shares of Series I Junior Participating Preferred Stock are reserved for issuance pursuant to the exercise of preferred stock purchase rights (the "Grand

Premier Rights") governed by a Rights Agreement, dated as of July 8, 1996, between Grand Premier and Grand Premier Trust Bank (the "Grand Premier Rights Agreement").                 4.4.2  No Other Capital Stock.  Except for the Option Agreement, the Grand Premier Rights Agreement, the Grand Premier Series B Preferred Stock, and the outstanding options under the Grand Premier Option Plans, there is no security or class of securities authorized or issued that represents or is convertible into Grand Premier Capital Stock. Except for the Option Agreement, the outstanding options under the Grand Premier Option Plans, the Grand Premier Rights Agreement, and Grand Premier Savings and Stock Plan (the "Grand Premier Savings Plan") and the Grand Premier Deferred Compensation Plan, there is no outstanding subscription, option, warrant, right, or agreement to acquire Grand Premier Capital Stock, or agreements to which Grand Premier is a party or by which it may be or is bound to issue Grand Premier Capital Stock. No stock option agreement issued under the Grand Premier Option Plans requires or permits the payout of cash in exchange for the cancellation of such Unexercised Option.                   4.4.3  Issuance of Shares.  After the date of this Plan of Merger, the number of issued and outstanding shares of Grand Premier Common Stock is not subject to change before the Effective Time except for Permitted Issuances, issuances, if any, through the Grand Premier Savings Plan, and issuances under the Option Agreement.                   4.4.4  Voting Rights.  Other than the shares of Grand Premier Common Stock described in this Section, neither Grand Premier nor any of Grand Premier's subsidiaries has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.                   4.4.5  Appraisal Rights. No holder of Grand Premier Common Stock will be entitled to appraisal rights pursuant to Section 262 of DGCL as a result of the consummation of the Merger. The holders of Grand Premier Preferred Stock will be entitled to appraisal rights pursuant to Section 262 of DGCL as a result of the consummation of the Merger.                4.5   Amendment of Grand Premier Rights. Grand Premier has duly amended the Grand Premier Rights Agreement to exempt the Merger, the transactions contemplated by the Voting Agreement, and the award and exercise of the Option contemplated by the Option Agreement and prevent such events from constituting a "Flip-In Event" under the Grand Premier Rights Agreement or otherwise triggering any other provision under the Grand Premier Rights Agreement and prevent Old Kent from becoming "Acquiring Persons" under such agreement. The Grand Premier Rights issued to the holders of Grand Premier Common Stock that are evidenced, as of the date of this Plan of Merger, by shares of Grand Premier Common Stock may be redeemed by Grand Premier upon a resolution therefor by the Board of Directors of Grand Premier at a redemption price of no more than $0.01 per Grand Premier Right in cash. Neither the execution of this Plan of Merger by Grand Premier nor any of the provisions of this Plan of Merger, the Voting Agreement, or the Option Agreement will adversely affect in any way the ability of Grand Premier to redeem the Grand Premier Rights as described in this Section 4.5 (Redemption of Grand Premier Rights).

                4.6   Financial Statements.

                4.6.1  Financial Statements.  The consolidated financial statements of Grand Premier as of and for the each of three years ended December 31, 1996, 1997, and 1998, as reported on by Grand Premier's independent accountants, and the unaudited consolidated financial statements of Grand Premier and its subsidiaries as of and for the quarters ended March 31, 1999 and June 30, 1999, including all schedules and notes relating to such statements, as previously delivered to Old Kent (collectively, "Grand Premier's Financial Statements"), fairly present, and the unaudited consolidated financial statements of Grand Premier and its subsidiaries as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in stockholders' equity, and cash flows of Grand Premier as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Grand Premier) and the absence of notes (that, if presented, would not differ materially from those included in Grand Premier's Financial Statements). No financial statements of any entity or enterprise other than those subsidiaries of Grand Premier set forth in Schedule 4.3 of the Grand Premier Disclosure Statement are required by GAAP to be included in the consolidated financial statements of Grand Premier.                   4.6.2  Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:
                  (a)  The consolidated reports of condition and income of each of the Grand Premier Banks (including any amendments) as of and for each of the years ended December 31, 1996, 1997, and 1998, as filed with the FDIC; and                   (b)  The FR Y-9 and FR Y-6 (including any amendments) for Grand Premier as of and for each of the years ended December 31, 1996, 1997, and 1998, as filed with the Federal Reserve Board.   All of such reports required to be filed prior to the Closing by Grand Premier and/or Grand Premier Banks will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section are collectively referred to as the "Call Reports."                4.7   Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in Grand Premier's Financial Statements as of December 31, 1998, neither Grand Premier nor any of Grand Premier's subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) as to which there is a reasonable probability that they could have a Material Adverse Effect on Grand Premier.

               4.8   Absence of Material Adverse Change.  Since December 31, 1998, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Grand Premier that had or in the future is reasonably likely to have a Material Adverse Effect on Grand Premier, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that is reasonably likely to have a Material Adverse Effect on Grand Premier, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

                4.9   Absence of Litigation.  There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to the knowledge of Grand Premier, threatened by any person, including without limitation any governmental or regulatory agency, against Grand Premier or any of its subsidiaries, or the assets or business of Grand Premier or any of its subsidiaries, any of which has had or is reasonably likely to have a Material Adverse Effect on Grand Premier. To the knowledge of Grand Premier, there is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

                4.10   No Indemnification Claims. To the knowledge of Grand Premier, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person.

               4.11   Conduct of Business.  Grand Premier and each of Grand Premier's subsidiaries have conducted their respective businesses and used their respective properties in substantial compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance, and Environmental Laws (as defined in Section 4.24.2 (Environmental

Laws)), except for such violations that, individually or in the aggregate, would not have a Material Adverse Effect on Grand Premier.

               4.12   Contracts.  There is no existing default by Grand Premier or any of its subsidiaries or, to the knowledge of Grand Premier, any other party under any contract or agreement to which Grand Premier or any of its subsidiaries is a party, or by which they are bound, the result of which is reasonably likely to have a Material Adverse Effect on Grand Premier. Excepting any ordinary and customary banking relationships, there is no material agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument of which Grand Premier has knowledge under which another party is in material default of its obligations to Grand Premier or any of its subsidiaries. Grand Premier is not party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would require Grand Premier or any of its subsidiaries to make payments or make expenditures in excess of $200,000 per year or that would require any payment to another party upon termination of the agreement, arrangement, or understanding in excess of $50,000.

               4.13   Regulatory Filings.  In the last three years:

                4.13.1   SEC Filings. Grand Premier has filed, and in the future will continue to file, in a timely manner all required filings with the SEC, including without limitation all reports on Form 10-K and Form 10-Q;                   4.13.2  Regulatory Filings.  Grand Premier has filed in a timely manner all other filings with other regulatory bodies for which filings are required; and                    4.13.3  Complete and Accurate.  All such filings, as of their respective filing dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such filings complied in all material respects with all laws, regulations, forms, and guidelines applicable to such filings.                 4.14   Registration Statement, Etc.                 4.14.1  Accurate Information.  The information to be supplied by Grand Premier for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and (c) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Stockholders' Meeting.                   4.14.2  Compliance of Filings.  All documents that Grand Premier is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.                4.15   Agreements With Bank Regulators. Neither Grand Premier nor any of Grand Premier's subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Grand Premier been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. As of the date of this Plan of Merger, Grand Premier knows of no reason why the regulatory approvals referred to in Sections 3.1.4 and 4.1.4 (Required Approvals) cannot be obtained or why the process would be materially impeded.

               4.16    Tax Matters.                 4.16.1  Taxes Defined.  "Taxes" means any federal, state, county, local, or foreign taxes, charges, assessments, levies, deficiencies, or other governmental fees, charges, or amounts required to be collected, withheld, or paid to any government, agency, or political subdivision of any government in respect to any tax or governmental fee or charge, together with any penalties, additions to tax or interest, due under any applicable law, regulation, rule, or ordinance to any governmental unit or agency, including, without limitation, taxes with respect to income, profits, gross receipts, value added, ad valorem, employment, unemployment, withholding, backup withholding, nonresident alien withholding, social security, real property, personal property, sales, use, excise, intangibles, license, franchise, capital stock, and disability, and payments based on occupation, services rendered, real property, personal property or transfer.                   4.16.2  Tax Returns.  Grand Premier and its subsidiaries have each duly and timely filed or delivered, and if necessary amended, all material tax returns, information returns, estimates, declarations, reports, statements and other filings that are required by law, regulation, rule, or ordinance (collectively, "Tax Returns"). Each such Tax Return, as amended, is materially correct, and complete, and complies in all material respects with all applicable laws, regulations, rules, and ordinances. Grand Premier and its subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.                   4.16.3  Tax Assessments and Payments.  All material Taxes due and payable by Grand Premier and each of Grand Premier's subsidiaries have been paid or deposited in full as and when due, including applicable extension periods. Each of Grand Premier and Grand Premier's subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on Grand Premier's Financial Statements as of December 31, 1998, are sufficient for the payment of all accrued but unpaid Taxes as of the date indicated, whether or not disputed, with respect to all periods through December 31, 1998. There is no lien on any of Grand Premier's or any of its subsidiaries' assets or properties with respect to Taxes, except for liens for Taxes not yet due and payable.                   4.16.4  Tax Audits.  None of the Tax Returns of Grand Premier and its subsidiaries filed for any tax year after 1989 have been audited by the Internal Revenue Service (the "IRS") or any state or local taxing authority. There is no tax audit or legal or administrative proceeding concerning the accuracy of tax or information returns or the assessment or collection of Taxes pending or, to Grand Premier's knowledge, threatened with respect to Grand Premier or its subsidiaries. No claim concerning the calculation, assessment or collection of taxes has been asserted and not fully resolved with respect to Grand Premier or any of its subsidiaries. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Grand Premier or any of its subsidiaries.                   4.16.5  Tax Accounting.  Neither Grand Premier nor any of its subsidiaries have been required to include in income any adjustment pursuant to Section 481 of the Internal Revenue Code by reason of a voluntary change in accounting method initiated by Grand Premier or any of its subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither Grand Premier nor any of its subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Internal Revenue Code.                   4.16.6  Excess Parachute Payments.  No compensation that could be payable (whether in cash, stock, options, or other property or the vesting of property or other rights) by Grand Premier, its subsidiaries, its affiliates, or any of their respective successors under any employment, option, benefit plan, severance, termination or other compensation arrangement currently in effect is, or will be, an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code).

                4.17   Title to Properties.  Grand Premier and each of its subsidiaries have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in Grand Premier's Financial Statements as of December 31, 1998, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:                 4.17.1  Reflected on Balance Sheet.  As reflected on Grand Premier's Financial Statements as of December 31, 1998;                 4.17.2  Normal to Business.  Liens for current Taxes not yet delinquent, and liens or encumbrances that are normal to the business of Grand Premier and that would not have a Material Adverse Effect on Grand Premier; and                   4.17.3  Immaterial Imperfections.  Such imperfections of title, easements, restrictions, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.                   4.17.4  Public Easements; Etc. Such public easements, public rights of way, and interests of units of government of record, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.                4.18   Condition of Real Property. With respect to each parcel of real property owned, legally or beneficially, by Grand Premier or any of its subsidiaries, including other real estate owned ("Grand Premier's Real Property"), to its knowledge:                 4.18.1  No Encroachments. Except for those encroachments that have been insured over by a policy of title insurance, no building or improvement to Grand Premier's Real Property encroaches on any easement or property owned by another person. No building or property owned by another person encroaches on Grand Premier's Real Property or on any easement benefitting Grand Premier's Real Property. None of the boundaries of Grand Premier's Real Property deviates substantially from those shown on the survey of such property, if any, included with the Grand Premier Disclosure Statement or from what the boundaries appear to be through visual inspection. No claim of encroachment has been asserted by any person with respect to any of Grand Premier's Real Property.                   4.18.2  Zoning. Neither Grand Premier, any of Grand Premier's subsidiaries, nor Grand Premier's Real Property is in material violation of any zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement relating to any of Grand Premier's Real Property.                   4.18.3  Buildings. All buildings and improvements to Grand Premier's Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.                   4.18.4  No Condemnation. None of Grand Premier's Real Property is the subject of any condemnation action. There is no proposal under active consideration by any public or governmental authority or entity to acquire Grand Premier's Real Property for any governmental purpose.                4.19   Real and Personal Property Leases.  With respect to each lease and license pursuant to which Grand Premier or any of its subsidiaries, as lessee or licensee, has possession of real or personal property, excluding any personal property lease with aggregate payments of less than $25,000 per year ("Grand Premier's Leases"):                 4.19.1  Valid. Each of Grand Premier's Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms.

                4.19.2  No Default. There is no existing default under any of Grand Premier's Leases or any event that with notice or passage of time, or both, would constitute a default with respect to Grand Premier, any of Grand Premier's subsidiaries or, to the knowledge of Grand Premier, any other party to the contract, which default is reasonably likely to have a Material Adverse Effect on Grand Premier.

                4.19.3  Assignment. None of Grand Premier's Leases contain a prohibition against assignment by Grand Premier or any of its subsidiaries, by operation of law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by Old Kent or its subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger as are applicable to Grand Premier or Grand Premier's subsidiaries prior to the Effective Time.                 4.20   Required Licenses, Permits, Etc.                 4.20.1  Licenses, Permits, Etc.  Grand Premier and each of Grand Premier's subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of its business as presently conducted, except where the lack of which would not have a Material Adverse Effect on Grand Premier.                   4.20.2  Regulatory Action.  Neither Grand Premier nor any of its subsidiaries nor any of their directors, officers, or employees has within the last five years been charged by a regulatory authority with, or to Grand Premier's knowledge is under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule, regulation, guideline, or standard applicable to Grand Premier or its subsidiaries' or their respective businesses. Neither Grand Premier nor any of its subsidiaries nor any of their directors, officers, or employees is the subject of any pending or, to Grand Premier's knowledge, threatened proceeding by any regulatory authority having jurisdiction over the business, properties, or operations of Grand Premier or any of its subsidiaries.                4.21  Material Contracts. There is no agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument under which (a) a consent or approval is required, (b) a prohibited assignment by operation of law could occur, (c) a waiver or loss of any right could occur or (d) acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger, or a change of control, merger, consolidation, or liquidation of Grand Premier or any of its subsidiaries upon consummation of the Merger where (w) the failure to obtain such consent or approval, (x) the violation of the prohibition against assignment, (y) the waiver or loss of any right, or (z) the acceleration of any obligation could materially interfere with the ordinary course of business by Grand Premier or any of its subsidiaries (or Old Kent or any of its subsidiaries as their successors) or have a Material Adverse Effect on Grand Premier. The execution and delivery of this Plan of Merger by Grand Premier will not subject Old Kent or its subsidiaries to liability for tortious interference with contractual rights.

               4.22   Certain Employment Matters.

                4.22.1  Employment Policies, Programs, and Procedures.  The policies, programs, and practices of Grand Premier and each of its subsidiaries relating to equal opportunity and affirmative action, wages, hours of work, employee disabilities, and other terms and conditions of employment are in compliance in all material respects with applicable federal, state, and local laws, orders, regulations, and ordinances governing or relating to employment and employer practices and facilities.                   4.22.2  Record of Payments.  There is no existing or outstanding obligation of Grand Premier or any of its subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for any Employment-Related Payment (as defined in Section 4.22.3 (Employment-Related Payments)) to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of Grand Premier and paid when due or duly accrued in the ordinary course of business in accordance with GAAP.                   4.22.3  Employment-Related Payments.  For purposes of this Plan of Merger, "Employment-Related Payments" include any payment to be made with respect to any contract for employment; unemployment compensation benefits; profit sharing, pension, or retirement benefits; social security benefits; fringe benefits, including vacation, or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

                4.22.4  Employment Claims.  There is no dispute, claim, or charge, pending or, to Grand Premier's knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy, or ordinance relating to employment or terms and conditions of employment. To the knowledge of Grand Premier, there is no factual basis for any valid claim or charge with regard to such employment-related matters.                   4.22.5  Employment-Related Agreements.  There is no written or oral, express or implied:                 (a)  Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of Grand Premier or any of its subsidiaries that is not terminable by Grand Premier or any of its subsidiaries upon 60 days' or less notice without penalty or obligation;                   (b)  Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing; or                   (c)  Plan, agreement, arrangement, or understanding with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former employee or any spouse, child, member of the same household, estate, or survivor of any employee or former employee.                4.23   Employee Benefit Plans.   With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each referred to as an "Employee Benefit Plan"), maintained by or for the benefit of Grand Premier or any of its subsidiaries or their predecessors or to which Grand Premier or any of its subsidiaries or their predecessors has made payments or contributions on behalf of its employees:                 4.23.1  ERISA Compliance.  Grand Premier, each of Grand Premier's subsidiaries, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.                   4.23.2  Internal Revenue Code Compliance.  Grand Premier, each of Grand Premier's subsidiaries, each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Internal Revenue Code.                   4.23.3  Prohibited Transactions.  No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.                   4.23.4  Plan Termination.  No Employee Benefit Plan that is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1985, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each plan termination, all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

                4.23.5  Multiemployer Plan.  No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

                4.23.6  Defined Benefit Plan.  No Employee Benefit Plan in effect as of the date of this Plan of Merger is a "defined benefit plan" within the meaning of Section 3(35) of ERISA. No Employee Benefit Plan in effect as of the date of this Plan of Merger is subject to the minimum funding requirements of Section 412(a) of the Internal Revenue Code or Section 302 of ERISA.                   4.23.7  Payment of Contributions.  Grand Premier has made when due all contributions required under each Employee Benefit Plan and under applicable laws and regulations.                 4.23.8  Payment of Benefits.  There is no payment that has become due from any Employee Benefit Plan, any trust created thereunder, or from Grand Premier or any of its subsidiaries that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.                   4.23.9  Filing of Reports.  Grand Premier and each of Grand Premier's subsidiaries has filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code, ERISA, and the regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no material misstatements or omissions in any such filing.                4.24   Environmental Matters.                 4.24.1  Hazardous Substances.  For purposes of this Plan of Merger, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. ' 9601, et seq. ("CERCLA"), and also includes any substance regulated by or subject to any Environmental Law (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.                   4.24.2  Environmental Laws.  For purposes of this Plan of Merger, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (a) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (b) regulate or prescribe standards or requirements for the protection of air, water, or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.                   4.24.3  Owned or Operated Property.  With respect to:  (i) the real estate owned or leased by Grand Premier or any of its subsidiaries or used in the conduct of their businesses; and (ii) other real estate owned by either of the Grand Premier Banks (collectively referred to as "Premises"):
                  (a)  Construction and Content.  To its knowledge, none of the Premises is constructed of, or contains as a component part, any material that (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any Hazardous Substance in violation of applicable Environmental Law. Without limiting the generality of this Section, to Grand Premier's knowledge, the Premises are free of asbestos-containing building materials except to the extent properly sealed or encapsulated in compliance with all applicable Environmental Laws and all workplace safety and health laws and regulations.

                (b)  Uses of Premises.  To its knowledge, no part of the Premises has been used for the generation, manufacture, handling, containment, treatment, transportation, storage, disposal, or management of Hazardous Substances, except for storage in compliance with Environmental Laws and in quantities and products normally associated with office use, maintenance and cleaning.

                (c)  Underground Storage Tanks.  To its knowledge, the Premises do not contain, and have never contained, any underground storage tanks. With respect to any underground storage tank that is listed in the Grand Premier Disclosure Statement as an exception to the foregoing, each such underground storage tank presently or previously located on Premises is or has been maintained or removed, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment that has not been remediated in compliance with Environmental Laws.                 (d)  Absence of Contamination. To its knowledge, the Premises do not contain and are not contaminated by any reportable quantity, or any quantity or concentration in excess of applicable cleanup standards, of a Hazardous Substance from any source.                   (e)  Environmental Suits and Proceedings.  To its knowledge, there is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving Grand Premier or any of its subsidiaries that is pending, threatened, or previously asserted and not completely resolved under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. To its knowledge, there is no basis for any of the foregoing.                   (f)  No IRPTA Real Property.  To Grand Premier's knowledge, none of the Premises constitutes "real property" within the meaning of the Illinois Responsible Property Transfer Act, as amended.                   4.24.4  Trust Properties; Former Properties.  With respect to (i) real estate held and administered in trust by either of the Grand Premier Banks and (ii) any real estate formerly owned or leased by Grand Premier or either of the Grand Premier Banks, Grand Premier makes the same representations as set forth in Section 4.24.3 (Owned or Operated Property) to its knowledge, including the knowledge of its senior trust officer, but only to its knowledge without any investigation or inquiry.                   4.24.5  Loan Portfolio.  With respect to any commercial real estate securing any outstanding loan or related security interest in excess of $300,000 and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, Grand Premier and each of Grand Premier's subsidiaries has complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the Grand Premier Disclosure Statement), and applicable laws and regulations, if any, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property and whether or not a release of a Hazardous Substance has occurred at or from such property, other than in compliance with applicable Environmental Laws.                4.25   Duties as Fiduciary.  Each of the Grand Premier Banks has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. Neither of the Grand Premier Banks has received notice of any claim, allegation, or complaint from any person that such bank failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards.

               4.26   Investment Bankers and Brokers.  Grand Premier has employed Credit Suisse First Boston ("Credit Suisse First Boston"), in connection with the Merger. Grand Premier, Grand Premier's subsidiaries, and their respective affiliates, directors, officers, and agents (collectively, "Grand Premier's Representatives") have not employed, engaged, or consulted with any broker, finder, or investment banker other than Credit Suisse First Boston in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Grand Premier to Credit Suisse First Boston in connection with the Merger, as described in the Grand Premier Disclosure Statement, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation payable by Grand Premier or any of its subsidiaries to any person with respect to the Plan of Merger or the consummation of the Merger. True and complete copies of each agreement, arrangement, and understanding between Grand Premier and Credit Suisse First Boston are included in the Grand Premier Disclosure Statement. Grand Premier has no express or implied agreement, arrangement, or understanding with any person other than Credit Suisse First Boston relative to the payment of any investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or similar compensation with respect to this Plan of Merger or the consummation of the Merger.

               4.27   Fairness Opinion.  Grand Premier's board of directors has received the opinion of Credit Suisse First Boston, in its capacity as Grand Premier's financial advisor, substantially to the effect that the consideration to be received by the holders of the Grand Premier Common Stock in the Merger is fair to the holders of Grand Premier Common Stock from a financial point of view. Upon the receipt of a written opinion of Credit Suisse First Boston to that effect, Grand Premier will provide a copy of such opinion to Old Kent within five Business Days.

               4.28   Grand Premier-Related Persons.  For purposes of this Plan of Merger, the term "Grand Premier-Related Person" shall mean any director or executive officer of Grand Premier or any of its subsidiaries, their spouses and children, any person who is a member of the same household as such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

                4.28.1  Control of Material Assets.  Other than in a capacity as a stockholder, director, or executive officer of Grand Premier or any of its subsidiaries, no Grand Premier-Related Person owns or controls any material assets or properties that are used in the business of Grand Premier or any of its subsidiaries.                   4.28.2  Contractual Relationships.  Other than (i) ordinary and customary banking relationships, (ii) other contractual relationships that would require Grand Premier or any of its subsidiaries to make payments or make expenditures in excess of $60,000 per year, and (iii) any employment relationships not terminable within 60 days without penalty or further obligation; no Grand Premier-Related Person has any contractual relationship with Grand Premier or any of its subsidiaries.                   4.28.3  Loan Relationships.  No Grand Premier-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Grand Premier or any of its subsidiaries in a principal amount of $60,000 or more.                4.29   Change in Business Relationships.  To Grand Premier's knowledge, whether on account of the Merger or otherwise: (a) no customer, agent, representative, or supplier of Grand Premier or any of its subsidiaries, or other person with whom Grand Premier or any of its subsidiaries has a contractual relationship, intends to discontinue, diminish, or change its relationship with Grand Premier or any of its subsidiaries, the effect of which is reasonably likely to have a Material Adverse Effect on Grand Premier or any of its subsidiaries; or (b) no executive officer of Grand Premier or any of its subsidiaries currently plans to terminate his or her employment.

               4.30    Insurance.  Grand Premier and each of Grand Premier's subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering Grand Premier's or any of Grand Premier's subsidiaries' assets, properties, premises, operations, or personnel. Grand Premier and each of Grand Premier's subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense and/or indemnification may be available to Grand Premier or any of its subsidiaries.

               4.31   Books and Records.  The books of account, minute books, stock record books, and other records of Grand Premier are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Grand Premier and each of Grand Premier's subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their stockholders, boards, and committees in all material respects. Since January 1, 1990, the minutes of each meeting (or corporate action without a meeting) of any such stockholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 1996, have been made available for Old Kent's review prior to the date of this Plan of Merger without material omission or redaction except for redactions relating to the Merger or possible business combinations after June 21, 1999.

               4.32   Loan Guarantees.  All guarantees of indebtedness owed to Grand Premier or any of its subsidiaries, including without limitation those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable.

                4.33   Events Since December 31, 1998.  Neither Grand Premier nor any of Grand Premier's subsidiaries has, since December 31, 1998:

                4.33.1  Business in Ordinary Course.  Other than as contemplated by this Plan of Merger, conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability or for the aggregate of any group of related liabilities not in the ordinary course of business that do not exceed $100,000.                   4.33.2  Strikes or Labor Trouble.  Experienced or, to its knowledge, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character that has had or is reasonably likely to have a Material Adverse Effect on Grand Premier or any of its subsidiaries.                   4.33.3  Discharge of Obligations.  Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on Grand Premier's Financial Statements as of December 31, 1998, or incurred after that date, other than in the ordinary course of business, except for such liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $100,000.                   4.33.4  Mortgage of Assets.  Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for such mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $100,000.                   4.33.5  Contract Amendment or Termination.  Made or permitted any amendment or early termination of any contract, agreement or understanding to which it is a party and that is material to the financial condition, income, expenses, business, properties, or operations of Grand Premier, except as may be expressly provided in this Plan of Merger.                4.34   Reserve for Loan and Lease Losses.  The allowance for loan and lease losses as reflected in Grand Premier's Financial Statements and Call Reports for the year ended December 31, 1998, was in the reasonable opinion of management (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.

               4.35   Loan Origination and Servicing.  In originating, underwriting, servicing, purchasing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, each of Grand Premier's subsidiaries has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures, except for incidents of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on Grand Premier or any of its subsidiaries.

                4.36   No Insider Trading.  Grand Premier has reviewed its stock transfer records since December 31, 1998 concerning known stock transfers since that date. Since December 31, 1998, Grand Premier has not, and to Grand Premier's knowledge (a) no director or officer of Grand Premier, (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Grand Premier Common Stock or other securities issued by Grand Premier during any period when Grand Premier was in possession of material nonpublic information or in violation of any applicable provision of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

               4.37   Year 2000 Compliance. Grand Premier and its subsidiaries have each adopted and are implementing, as applicable, plans and procedures consistent with applicable regulatory requirements and guidelines and good business practices so that their Year 2000 Assets are and will be timely modified, upgraded or replaced to become Year 2000 Ready in all material respects by September 30, 1999.                 4.37.1  Compliance Plan.  The Grand Premier Disclosure Statement contains copies of all Year 2000 plans and procedures, together with a current estimate of anticipated associated compliance costs. Also included in the Grand Premier Disclosure Statement are copies of all material communications between Grand Premier or its subsidiaries and their regulators relating to such compliance matters.                   4.37.2  Compliance Costs.  The remaining cost and process of achieving Year 2000 readiness for any Year 2000 Assets that are not Year 2000 Ready do not, and will not, constitute a Material Adverse Effect with respect to Grand Premier or any of its subsidiaries.                   4.37.3  Regulatory Compliance.   Grand Premier and its subsidiaries are in material compliance with the requirements, guidelines, and schedule contained in the Federal Financial Institutions Examination Council's statements dated May 5, 1997, "Year 2000 Project Management Awareness," and December 17, 1997, "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," and dated October 15, 1998, "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness," to the extent applicable. Neither Grand Premier nor its subsidiaries have received any Year 2000 deficiency notification letter from any regulator having jurisdiction pertaining to Year 2000 readiness.                   4.37.4  Compatibility.   Grand Premier makes no representation relating to the compatibility of the technology used by Grand Premier or any of its subsidiaries with that used by Old Kent or any of its subsidiaries with respect to the cost of integrating the technology of Grand Premier or any of its subsidiaries with that used by Old Kent or any of its subsidiaries.                4.38   Joint Ventures; Strategic Alliances. Neither Grand Premier nor any of its subsidiaries is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

                4.39   Policies and Procedures. Since January 1, 1997, Grand Premier and its subsidiaries have complied in all material respects with the policies and procedures as formally adopted by the board of directors of Grand Premier or its subsidiaries as applicable to the periods when those policies and procedures were in effect.

               4.40   Accounting and Tax Treatment. Neither Grand Premier nor, to its knowledge, any of its affiliates, has taken or agreed to take any action or knows of any reason that, with respect to Grand Premier and its affiliates, would prevent Old Kent from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Grand Premier has no knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Article V - Covenants Pending Closing

                Subject to the terms and conditions of this Plan of Merger, Grand Premier, Old Kent, and MergerSub further agree that:

                5.1   Disclosure Statements; Additional Information.

                5.1.1  Form and Content. The Old Kent Disclosure Statement and the Grand Premier Disclosure Statement have been prepared substantially in the form contained in Exhibit D. Each shall contain appropriate references and cross-references with respect to each of the disclosures, and appropriate identifying markings with respect to each of the documents, that pertain to one or more sections or articles of this Plan of Merger. Old Kent and Grand Premier have each prepared and delivered two complete copies of its Disclosure Statement.                 5.1.2  Update. Not less than the six Business Days prior to the Closing, Old Kent and Grand Premier shall each deliver to the other an update to its Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, that are not contained in its Disclosure Statement as initially delivered. This update shall not cure any breach of a representation or warranty occurring on the date of this Plan of Merger.                   5.1.3  Certification. Each of Old Kent's and Grand Premier's Disclosure Statement and its update shall be certified on its behalf by its chief executive officer and its executive vice president (or, in the case of Old Kent, such other executive officer(s) as may be appropriate) that such Disclosure Statement does not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.                   5.1.4  Grand Premier's Schedule of Additional Information. Grand Premier shall prepare and deliver to Old Kent two copies of the Schedule of Additional Information attached as Exhibit E within 45 days after the date of this Plan of Merger. The Schedule of Additional Information shall contain the information described in Exhibit E with appropriate references and cross-references with respect to each of the disclosures and appropriate identifying marking with respect to each of the documents. The Schedule of Additional Information shall be complete in all material respects and include true and correct copies of each document so provided.                 5.2   Changes Affecting Representations.  While this Plan of Merger is in effect, if either Old Kent or Grand Premier becomes aware of any facts or of the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the Grand Premier Disclosure Statement or the Old Kent Disclosure Statement, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party (the "Notifying Party") shall immediately give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party. Unless waived by the other party in writing, the Notifying Party shall use all commercially reasonable efforts to take remedial or preventative action, if possible, in order that such representations and warranties will again be true and complete in all material respects by the Closing. No remedial action taken by a Notifying Party shall be deemed to cure a breach of any representation or warranty given by the Notifying Party in this Plan of Merger, unless such cure is to the reasonable satisfaction of the other party.

               5.3   Grand Premier's Conduct of Business Pending the Effective Time.  Grand Premier agrees that, until the Effective Time, except as consented to in writing by Old Kent or as otherwise provided in this Plan of Merger, Grand Premier shall, and it shall cause each of its subsidiaries to:

                5.3.1  Ordinary Course.  Conduct its business, manage its property and invest its assets only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the date of this Plan of Merger, and not make any substantial change to its expenditures or methods of management, operation, or practices in respect of such business, property or investments.                   5.3.2  No Inconsistent Actions. Take no action that would be inconsistent with or contrary to the representations, warranties, and covenants made by Grand Premier in this Plan of Merger, and take no action that would cause Grand Premier's representations and warranties to become untrue in any material respect except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction or this Plan of Merger.

                5.3.3  Compliance.  Comply in all material respects with all laws, regulations, agreements, court orders, administrative orders, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any law, regulation, or order is being contested in good faith and Old Kent has been notified of such contest.                   5.3.4  No Amendments.  Make no change in its amended and restated certificate of incorporation or its by-laws.                 5.3.5  Books and Records.  Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws, rules, regulations, governmental policy issuances, accounting standards, and formally adopted internal policies and procedures.                   5.3.6  No Change in Stock.   Except as contemplated by this Plan of Merger or the Option Agreement: (a) make no change in the number of shares of its capital stock issued and outstanding other than Permitted Issuances; (b) grant no warrant, option, or commitment relating to its capital stock, except for awards of options to purchase Grand Premier Common Stock included in clause (ii) of the definition of "Permitted Issuance;" (c) enter into no agreement relating to its capital stock; and (d) issue no securities convertible into its capital stock.                   5.3.7  Maintenance.  Use all commercially reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted.                   5.3.8  Preservation of Goodwill.  Use all commercially reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.                   5.3.9  Insurance Policies.  Use all commercially reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.                   5.3.10  Charge-Offs.  Charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior practices of Grand Premier and the Grand Premier Banks and applicable industry, regulatory, and accounting standards.                   5.3.11  Policies and Procedures.  Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction over Grand Premier or its subsidiaries.                   5.3.12  New Directors or Executive Officers.  Except to reelect persons who are then incumbent officers and directors at annual meetings, not (a) increase the number of directors or fill any vacancy on the board of directors, (b) elect or appoint any person to an executive office, or (c) hire any person to perform the services of an executive officer.                   5.3.13  Compensation and Fringe Benefits.   Take no action to increase, or agree to increase, the salary, severance, or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group without Old Kent's prior written consent, except that Grand Premier may pay or agree to pay for periods ending on or before the date of the Effective Time, previously planned or scheduled salary increases and bonuses, consistent with past practices, all of which have been set forth in Schedule 5.3.13 of the Grand Premier Disclosure Statement (excluding any update thereof). The payment of any and all such compensation shall be subject to the limitations prescribed for pooling-of-interests accounting treatment of the Merger.

                5.3.14  Benefit Plans. Take no action to introduce, change, terminate, or agree to introduce or change, any pension, profit-sharing, or employee benefit plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger.                   5.3.15  New Employment Agreements.  Take no action to enter into any employment agreement that is not terminable by Grand Premier or any of its subsidiaries, as the case may be, without cost or penalty upon 60 days' or less notice, except as contemplated by this Plan of Merger.                   5.3.16  Borrowing.  Take no action to borrow money except in the ordinary course of business.                 5.3.17  Mortgaging Assets.  Take no action to sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except in the ordinary course of business or except for property or assets, or any group of related properties or assets, that have a fair market value of less than $100,000.                   5.3.18  Notice of Actions.  Notify Old Kent of the threat or commencement of any material action, suit, proceeding, claim, arbitration, or investigation against, relating to, or affecting: (a) Grand Premier or any of its subsidiaries; (b) their respective directors, officers, or employees in their capacities as such; (c) Grand Premier's or any of Grand Premier's subsidiaries' assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger.                   5.3.19  Cooperation.  Take such reasonable actions as may be necessary to consummate the Merger and the Bank Consolidation.                   5.3.20  Charitable Contributions.  Neither make nor renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions that in the aggregate will have a fair market value not greater than $50,000.                   5.3.21  Large Expenditures.  Take no action to pay, agree to pay, or incur any liability, excepting such liabilities that have been accrued on its books as of the date of this Plan of Merger, for the purchase or lease of  any item of real property, fixtures, equipment, or other capital asset in excess of $50,000 individually or in excess of $100,000 in the aggregate with respect to Grand Premier, except pursuant to prior commitments or plans made by Grand Premier that are disclosed in the Grand Premier Disclosure Statement.                   5.3.22  New Service Arrangements.  Take no action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to Grand Premier or any of its subsidiaries that is not terminable by Grand Premier without penalty upon 60 days' or less notice; except for contracts for services under which the aggregate required payments do not exceed $50,000 and except for legal, accounting, and other ordinary expenses related to this Plan of Merger.                   5.3.23  Capital Improvements.  Take no action to open, enlarge, or materially remodel any bank or other facility, and not lease, renew any lease, purchase, or otherwise acquire use of any real property for a branch bank, or apply for regulatory approval of any new branch bank, excepting pursuant to prior commitments or plans made by Grand Premier or Grand Premier Banks that are disclosed in the Grand Premier Disclosure Statement.                   5.3.24  Strategic Alliances. Take no action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, or lists to any person not employed by Grand Premier or its subsidiaries in connection with their employment.

               5.4   Approval of Plan of Merger by Grand Premier Stockholders.  Grand Premier, acting through its board of directors, shall, in accordance with the DGCL and its amended and restated certificate of incorporation and by-laws, promptly and duly call, give notice of, convene, and hold as soon as practicable following the date upon which the Registration Statement becomes effective, a stockholders meeting for the purpose of adopting this Plan of Merger (the "Stockholders' Meeting").                 5.4.1  Board Recommendation.  Except while a "Fiduciary Event" (as defined below) has occurred and continues, at the Stockholders' Meeting and in any proxy materials used in connection with the meeting, the board of directors of Grand Premier shall declare that this Plan of Merger is advisable and recommend that the holders of Grand Premier Common Stock vote for approval of this Plan of Merger.                 5.4.2  Solicitation of Proxies, Etc.   Except while a Fiduciary Event has occurred and continues, Grand Premier shall use all commercially reasonable efforts to solicit from its stockholders proxies to vote on the proposal to approve this Plan of Merger, to secure a quorum at the Stockholders' Meeting, and to secure the vote of stockholders required by the DGCL and Grand Premier's amended and restated certificate of incorporation and by-laws to approve this Plan of Merger.                   5.4.3  Fiduciary Event.   A "Fiduciary Event" shall have occurred when the board of directors of Grand Premier has (a) received in writing a "Superior Proposal" (defined below), which is then pending, (b) determined in good faith (based on the advice of legal counsel) that the failure to so withdraw, modify, or change its recommendation would cause the board of directors of Grand Premier to breach its fiduciary duties to Grand Premier's stockholders under applicable law, and (c) determined to accept and recommend the Superior Proposal to the stockholders of Grand Premier.                   5.4.4  Superior Proposal.  A "Superior Proposal" means any bona fide unsolicited Proposal (as defined in Section 5.9.2 (Communication of Other Proposals)) made by a third party on terms that the board of directors of Grand Premier determines in its good faith judgment, based upon the written advice of Credit Suisse First Boston (or another financial advisor with a nationally recognized reputation) to be more favorable to Grand Premier's stockholders than this Plan of Merger from a financial point of view.                   5.4.5  Notice.   Grand Premier shall notify Old Kent at least two Business Days prior to taking any action with respect to such Superior Proposal. Notwithstanding any provision to the contrary in this Plan of Merger, any withdrawal or modification of, or change in the recommendation, of the Board of Directors with respect to the Merger or the Plan of Merger following the occurrence and during the continuance of a Fiduciary Event shall not constitute a breach by Grand Premier of Section 5.4.1 (Board Recommendation).                 5.5   Regular Dividends. Grand Premier shall not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of Grand Premier Capital Stock other than (a) regular quarterly cash dividends on Grand Premier Common Stock in an amount not to exceed $0.09 per share per quarter payable on the regular historical payment dates, and (b) dividends on Grand Premier Preferred Stock required to be paid when and as provided by Grand Premier's amended and restated certificate of incorporation; all in a manner consistent with Grand Premier's past dividend practice. Old Kent and Grand Premier agree that they will cooperate to assure that, during any calendar quarter, there shall not be a duplication of payment of dividends to the holders of Grand Premier Common Stock. Notwithstanding the preceding sentences, if and to the extent that the payment of a dividend in the manner provided in this Section would, in Old Kent's reasonable judgment, present a significant risk that under GAAP or the rules, regulations, or interpretations of the SEC or its staff, the Merger would not qualify for pooling-of-interests accounting treatment, that dividend shall not be paid, but an equitable adjustment shall be made to the Exchange Ratio for the amount of the dividend not paid.

               5.6   Technology-Related Contracts. Grand Premier shall advise Old Kent of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing or servicing agreements with independent vendors ("Technology-Related Contracts") which will occur between the date of this Plan of Merger and the date of the Effective Time. Grand Premier's material Technology-Related Contracts are contained in the Grand Premier Disclosure Statement. Notwithstanding any other provision of this Section, Grand Premier shall not be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to these Technology-Related Contracts which would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.                 5.6.1  Contract Notices.   Grand Premier shall send to each vendor, as and when permitted after the date of this Plan of Merger, such notices of nonrenewal as may be necessary or appropriate under the terms of these Technology-Related Contracts to prevent them from automatically renewing for a term extending beyond the Effective Time. Such notices may be conditioned upon the consummation of the Merger.                   5.6.2  Extensions and Renewals.   Grand Premier shall cooperate with Old Kent in negotiating with each vendor the length of any new, extension, or renewal term of these Technology-Related Contracts in those cases where such extension or term extends beyond the Effective Time.                 5.6.3  New Agreements.   Neither Grand Premier nor any of Grand Premier's subsidiaries shall enter into any new Technology-Related Contract, except with Old Kent's consent (which shall not be unreasonably withheld or delayed if such agreement is necessary for Grand Premier or any of its subsidiaries to conduct business in the ordinary course through the Effective Time).                5.7   Affiliates -- Compliance with Accounting and Securities Rules.                 5.7.1 Grand Premier's Affiliates. Grand Premier shall use all commercially reasonable efforts to cause each director, executive officer, and other person who is an "affiliate" (for purposes of (a) Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and (b) qualifying the Merger for pooling-of-interests accounting treatment) of Grand Premier to deliver to Old Kent, as soon as practicable after the date of this Plan of Merger, and prior to the date of the Stockholders' Meeting, a written agreement, in the form of Exhibit F (the "Grand Premier Affiliate Agreements"). Grand Premier shall provide a list of such affiliates within seven days of the date of this Plan of Merger and shall update such list as necessary upon the reasonable request of Old Kent.                   5.7.2 Old Kent's Affiliates. Old Kent shall use all commercially reasonable efforts to cause each director, executive officer, and other person who is an "affiliate" (for the purpose of qualifying the Merger for pooling-of-interests accounting treatment) of Old Kent, as soon as practicable after the date of this Plan of Merger, and prior to the date of the Stockholders' Meeting, to execute and deliver a written agreement under which such affiliate agrees not to sell, pledge, transfer, or otherwise dispose of his or her Old Kent Common Stock during any period that any such disposition would, under GAAP or the rules, regulations, or interpretations of the SEC or its staff, disqualify the Merger for pooling-of-interests accounting treatment.                   5.7.3 Publishing Operating Results. Old Kent shall use all commercially reasonable efforts to publish as promptly as reasonably practical but in no event later than 30 days after the end of the first full calendar month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.                5.8   Indemnification and Insurance.                 5.8.1  Indemnification. Old Kent shall honor any and all rights to indemnification and advancement of expenses existing as of the Effective Time in favor of the directors and officers of Grand Premier and Grand Premier's subsidiaries under their certificates of incorporation, articles of association, or by-laws (as of the date of this Plan of Merger) which, as enforceable contractual rights, shall survive the Merger and shall, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time.                 5.8.2  Insurance.  Old Kent shall use all commercially reasonable efforts to cause the persons serving as officers and directors of Grand Premier immediately prior to the Effective Time to be covered for a period of at least three years from the Effective Time by the directors' and officers' liability insurance policy maintained by Grand Premier with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. Old Kent may substitute, for Grand Premier's current coverage, coverage for at least two years under policies maintained by Old Kent that offer comparable or better coverage and amounts, and that contain terms and conditions that, considered in the aggregate, are not materially less advantageous than Grand Premier's current policy, and an undertaking by Old Kent to maintain such coverage for the remaining period of the three year period provided for by this Section. In no event shall Old Kent be required to spend, directly or indirectly through Grand Premier or its subsidiaries, more than $100,000 per annum (the "Insurance Amount") to either maintain or procure insurance coverage pursuant to this Plan of Merger. Old Kent and Grand Premier agree to cooperate and use all commercially reasonable efforts to maximize the insurance coverage that may be available for the Insurance Amount. If Old Kent does not advise Grand Premier in writing prior to the commencement of the Pricing Period that it has procured such coverage for at least two years and that it undertakes to procure and maintain coverage that offers comparable or better coverage and amounts, and that contains terms and conditions that, considered in the aggregate, are not materially less advantageous than Grand Premier's current policy for the remaining period of the three year period provided for by this Section without regard to the Insurance Amount, Grand Premier shall be permitted (after giving Old Kent three Business Days prior written notice and an additional two Business Day period to purchase such coverage), in lieu of receiving the foregoing insurance coverage, to procure tail coverage for past acts and omissions for a single premium amount not in excess of the Insurance Amount.                5.9   Exclusive Commitment. Except as provided below, neither Grand Premier nor any of Grand Premier's Representatives, investment bankers, or agents, shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:                 5.9.1  No Solicitation.  Neither Grand Premier nor any of Grand Premier's Representatives, investment bankers, or agents shall, directly or indirectly, invite, initiate, solicit, encourage, or unless a Fiduciary Event has occurred and continues (or a Superior Proposal has been presented and such Superior Proposal would otherwise give rise to a Fiduciary Event except that the board of directors of Grand Premier, at that time, has yet to determine to accept and recommend the Superior Proposal to the stockholders of Grand Premier), negotiate with any other party, any proposals, offers, or expressions of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving Grand Premier or any of its subsidiaries other than the Merger (a "Business Combination").                   5.9.2  Communication of Other Proposals.  Grand Premier shall cause written notice to be delivered to Old Kent promptly upon receipt of any solicitation, offer, proposal, or expression of interest (a "Proposal") concerning a Business Combination. Such notice shall contain the material terms and conditions of the Proposal to which such notice relates. Within 15 Business Days after Grand Premier's receipt of a Proposal, Grand Premier shall give notice to Old Kent whether or not a Fiduciary Event has occurred and, if it has not occurred, Grand Premier's notice shall include a copy of Grand Premier's unequivocal rejection of the Proposal in the form that such rejection was actually delivered to the person from whom the Proposal was received. Thereafter, Grand Premier shall promptly notify Old Kent of any material changes in the terms, conditions, and status of any Proposal.                   5.9.3  Furnishing Information.  Unless a Fiduciary Event has occurred and continues (or a Superior Proposal has been presented and such Superior Proposal would otherwise give rise to a Fiduciary Event except that the board of directors of Grand Premier, at that time, has yet to determine to accept and recommend the Superior Proposal to the stockholders of Grand Premier), neither Grand Premier nor any of Grand Premier's Representatives, investment bankers, or agents shall furnish any nonpublic information concerning Grand Premier to any person who is not affiliated with Grand Premier or Old Kent, except as required by applicable law or regulations. Prior to furnishing such information to such person, Grand Premier shall receive from such person an executed confidentiality agreement with terms no less favorable to Grand Premier than those contained in its confidentiality agreement with Old Kent and Grand Premier shall then provide only such information as has been furnished previously to Old Kent.

                5.9.4  Corporate Liability for Individual's Breach. For the purposes of this Section, any breach of this Section by an executive officer or director of Grand Premier in his or her individual capacity shall be deemed to be a breach by Grand Premier.                 5.10   Registration Statement.  Old Kent shall prepare and file with the SEC under the Securities Act, the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Old Kent of the shares of Old Kent Capital Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required for the Registration Statement to become effective. Old Kent shall provide Grand Premier with reasonable opportunities to review and comment upon the Registration Statement, each amendment to the Registration Statement, including any response to comments from the SEC, and each form of the Prospectus and Proxy Statement before filing. Old Kent shall provide Grand Premier with copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Old Kent shall notify Grand Premier of any stop orders or threatened stop orders with respect to the Registration Statement. Grand Premier shall provide to Old Kent all necessary information pertaining to Grand Premier promptly upon request, and to use all commercially reasonable efforts to obtain the cooperation of Grand Premier's accountants, attorneys and investment bankers in connection with the preparation of the Registration Statement.

                5.11   Other Filings. Old Kent shall prepare and file with the Federal Reserve Board and each other regulatory agency having jurisdiction all documents reasonably required to obtain each necessary approval of or consent to consummate the Merger. Old Kent shall provide Grand Premier with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Grand Premier may reasonably request. Old Kent shall provide Grand Premier with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

               5.12   Miscellaneous Agreements and Consents.  Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger. Old Kent and Grand Premier will use all commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

               5.13   Access and Investigation. For the purpose of permitting an examination of one party by the other's officers, attorneys, accountants, and representatives, each party shall:

                5.13.1 Access. Permit, and shall cause each of their respective subsidiaries to permit, full access to their respective properties, books, and records at reasonable times to the other party.                   5.13.2 Cooperation. Use all commercially reasonable efforts to cause its and each of their respective subsidiaries' officers, directors, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by the other party's officers, attorneys, accountants, and representatives.                   5.13.3 Information. Furnish to the other, upon reasonable request, any information and documents reasonably requested respecting its and each of its subsidiaries' properties, assets, business, and affairs; provided, that a party need not furnish such information or documents if such action would result in the waiver of an attorney-client or other privilege and the party requesting the information is advised, by the other party, that the information is not being furnished for that reason.                   5.13.4 Consents. Each of Old Kent and Grand Premier acknowledges that certain information may not be disclosed by the other without the prior written consent of persons not affiliated with that party. If such information is requested, then the other party shall use all commercially reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

                5.13.5 Return and Retention. In the event of termination of this Plan of Merger, Old Kent and Grand Premier each agree to promptly return to the other party or to destroy all written materials furnished to it by the other party and the other party's subsidiaries, and all copies, notes, and summaries of such written materials. Old Kent and Grand Premier each agree to preserve intact all such materials that are returned to them for a period of not less than six years from the termination of this Plan of Merger.                5.14   Confidentiality.  Except as provided below, Old Kent and Grand Premier each agree:                 5.14.1  Treatment; Restricted Access. All information furnished to the other party pursuant to this Plan of Merger shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.                 5.14.2  No Other Use. No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.                   5.14.3  Excepted Information.  The provisions of this Section shall not preclude Old Kent or Grand Premier, or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger, received from any other person who is not affiliated with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency in connection with this Plan of Merger, provided that upon a reasonable request of a party demonstrating the need for confidentiality, all commercially reasonable efforts are made to obtain confidential treatment of such information from such governmental or regulatory agency.                   5.14.4  Prohibit Insider Trading. Old Kent and Grand Premier shall each take responsible steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this Section and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, the other party's stock until such information is properly disclosed to the public.                5.15   Environmental Investigation. Old Kent shall be permitted to conduct an environmental assessment of each parcel of Grand Premier's Real Property and Premises and, at Old Kent's option, (a) to the extent permitted by the current owners thereof, any other real estate formerly owned by Grand Premier or any of its subsidiaries, and (b) any other real estate acquired by any of Grand Premier's subsidiaries in satisfaction of a debt previously contracted. As to each such property:                 5.15.1  Preliminary Environmental Assessments. Old Kent may, at its expense, engage an environmental consultant to conduct a preliminary ("Phase I") assessment of the property. Grand Premier and Grand Premier's subsidiaries shall provide reasonable assistance, including site access, a knowledgeable contact person, and documentation relating to the real estate and any prior environmental investigations or reports, to the consultant for purposes of conducting the Phase I assessments.                   5.15.2  Environmental Risks. If there are any facts or conditions identified in a Phase I assessment that Old Kent reasonably believes could pose a current or future risk of a liability, interference with use, or diminution of value of the property that could be material, then Old Kent shall identify that risk to Grand Premier, identify the facts or conditions underlying that risk, and provide Grand Premier with a copy of the Phase I assessment for that property (an "Environmental Risk").

                5.15.3  Phase II and III Work. Old Kent may obtain one or more estimates of the proposed scope of work and cost of any further environmental investigation, remediation, or other follow-up work it reasonably considers necessary or appropriate to assess and, if necessary or appropriate, remediate an Environmental Risk ("Phase II and III Work"). Old Kent shall provide copies of those estimates to Grand Premier. The fees and expenses of any Phase II and III Work shall be paid by Grand Premier; provided that if this Plan of Merger is terminated after performing some or all of such Phase II and III Work, unless it has been terminated by Old Kent as a result of a breach of this Plan of Merger by Grand Premier, Old Kent shall promptly reimburse Grand Premier for one-half of the costs of such Phase II and III Work; and provided further that Grand Premier shall be obligated to contribute only to such removal or remedial actions as are required to be undertaken by an owner of property in order to avoid material risk under or comply with applicable Environmental Laws (including the attainment of applicable cleanup standards) and provided further that Grand Premier's maximum contribution to the cost of any Phase II or III Work shall not exceed $250,000. Old Kent and Grand Premier shall cooperate in the review, approval, and implementation of all work plans for Phase II and III Work. All work plans for any Phase II and III Work shall be mutually satisfactory to Old Kent and Grand Premier. Mutually agreed upon Phase II and III Work shall be undertaken and completed as quickly as possible and shall be completed prior to the Closing, unless otherwise agreed by Old Kent and Grand Premier. If any removal or remediation actions required by applicable Environmental Laws (including the attainment of applicable cleanup standards) or necessary to avoid material risk under applicable Environmental Laws would entail a material cost to complete, Old Kent and Grand Premier shall discuss a mutually acceptable modification to this Plan of Merger.                   5.15.4  Old Kent's Termination Rights. If (a) Old Kent and Grand Premier are unable to agree upon a course of action to complete any Phase II and III Work and/or a mutually acceptable modification to this Plan of Merger, and (b) Old Kent cannot be reasonably assured that the after-tax cost of the sum of (i) the actual cost of all investigative and remedial or other corrective actions or measures taken pursuant to Section 5.15.3 (Phase II and III Work); (ii) the estimated cost of all investigative actions and remedial or other corrective actions or measures not undertaken but required by Environmental Laws, or necessary to avoid future exposure to material liability under Environmental Laws; and (iii) all diminutions of the value of such properties; in the aggregate will not exceed $3,000,000, then Old Kent may terminate this Plan of Merger as provided in Section  8.3.2 (Environmental Risks).                5.16   Implementation Agreements. Grand Premier shall use all commercially reasonable efforts to obtain, as soon as practicable after the date of this Plan of Merger, executed implementation agreements (in the form previously agreed to by Old Kent and Grand Premier) to the existing change of control agreements providing for, among other things, mutually agreeable interpretations of such agreements, procedures for implementing such agreements, and a provision for a general release, which shall only become effective upon consummation of the Merger at the Effective Time (the "Implementation Agreements").

               5.17   Grand Premier Savings Plan. Old Kent intends to terminate the Grand Premier Savings Plan after the Effective Time. Such termination shall only occur if the Merger is consummated, and it shall become effective at such time as may be determined by Old Kent. Grand Premier shall take all reasonable steps requested by Old Kent prior to the Effective Time to effect such termination following the Effective Time; provided that Grand Premier shall not be required to incur any material cost or take any irrevocable action in connection with its obligations under this Section.

                5.18   Accounting and Tax Treatment. Prior to the Effective Time, Old Kent and Grand Premier each agree not to take any action that would prevent Old Kent from qualifying, or materially increase the risk of disqualifying, the Merger as a pooling-of-interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; provided that nothing in this Plan of Merger shall limit Old Kent's ability to exercise its rights under the Option Agreement. Old Kent and Grand Premier each agree to take such actions as may be reasonably required to negate the impact of any past or future actions taken prior to the Effective Time that might adversely impact the ability of Old Kent to treat the Merger as a pooling-of-interests. Old Kent shall continue its current practice of due care with respect to matters that could impact the ability to account for the Merger as a pooling-of-interests and shall consult with its independent accountants with respect to such matters.

               5.19   Public Announcements. Old Kent and Grand Premier shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Plan of Merger. Neither

Old Kent nor Grand Premier shall issue any news releases with respect to this Plan of Merger or the Merger unless such news releases have been mutually agreed upon by the parties, except as required by law.

                5.20   Year 2000 Preparations. Old Kent, Grand Premier, and Grand Premier's subsidiaries shall each continue to use all commercially reasonable efforts to implement their respective Year 2000 plans in accordance with applicable laws, regulations, guidelines, and issuances from regulators having jurisdiction, whether now or later in effect. Old Kent, Grand Premier, and Grand Premier's subsidiaries shall coordinate any remaining planning and implementation of their respective Year 2000 plans. Grand Premier and its subsidiaries shall consult with Old Kent before purchasing or installing, for the purpose of becoming Year 2000 Ready, any new Year 2000 Assets having an individual or aggregate purchase price of $100,000 or more.

Article VI - Conditions Precedent to Old Kent's Obligations

                All obligations of Old Kent and MergerSub under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Old Kent), prior to or at the Closing, of each of the following conditions:

                6.1   Renewal of Representations and Warranties, Etc.

                6.1.1  Representations and Warranties. The representations and warranties of Grand Premier contained in this Plan of Merger shall be true, correct and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the Grand Premier Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties that relate to a time or times other than the Closing and that were or will be true, correct and complete at such time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete, either individually or in the aggregate, does not result or would not result in a Material Adverse Effect.                   6.1.2  Compliance with Agreements.  Grand Premier shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Grand Premier prior to or at the Closing in all material respects.                   6.1.3  Certificates.  Compliance with Sections  6.1.1 (Representations and Warranties) and 6.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Grand Premier, dated as of the date of the Closing, certifying the foregoing in such detail as Old Kent may reasonably request.                 6.2   Opinion of Legal Counsel.  Grand Premier shall have delivered to Old Kent an opinion of Schiff Hardin & Waite, counsel for Grand Premier, dated as of the date of the Closing and substantially in the form contained in Exhibit G, with only such changes as may be reasonably satisfactory to counsel for Old Kent.

               6.3   Required Regulatory Approvals.  Old Kent and MergerSub shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental and self-regulatory authorities having jurisdiction as may be required to permit the performance by Grand Premier, and Old Kent and MergerSub of their respective obligations under this Plan of Merger and the consummation of the Merger, without the imposition of non-standard conditions on approval that are not reasonably acceptable to Old Kent.

               6.4   Stockholder Approval.  The holders of the requisite number of shares of Grand Premier Common Stock shall have approved this Plan of Merger.

               6.5   Order, Decree, Etc.  Neither Old Kent, MergerSub, nor Grand Premier shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

               6.6   Tax Matters.  Old Kent shall have received a tax opinion from its counsel, reasonably satisfactory in form and substance to Old Kent, substantially to the effect that:

                6.6.1  Reorganization. The acquisition of substantially all of the assets of Grand Premier by Old Kent solely in exchange for Old Kent Capital Stock and the assumption by Old Kent of liabilities of Grand Premier will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Old Kent and Grand Premier will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.                   6.6.2  Tax Basis of Assets. The basis of the Grand Premier assets in the hands of Old Kent will be the same as the basis of those assets in the hands of Grand Premier immediately prior to the Merger.                   6.6.3  No Gain or Loss. No gain or loss will be recognized by Old Kent on the constructive acquisition by Old Kent of substantially all of the assets of Grand Premier in exchange for Old Kent Capital Stock and the assumption by Old Kent of the liabilities of Grand Premier.                   6.6.4  Holding Period. The holding period of the assets of Grand Premier in the hands of Old Kent will include the holding period during which such assets were held by Grand Premier. The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Old Kent's counsel from Grand Premier and its subsidiaries.

               6.7   Registration Statement.  The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

               6.8   Certificate as to Outstanding Shares.  Old Kent shall have received one or more certificates dated as of the Closing date and signed by the secretary of Grand Premier on behalf of Grand Premier, and by the transfer agent for Grand Premier Common Stock, certifying (a) the total number of shares of each class of Grand Premier Capital Stock issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the secretary's certification, the number of shares of Grand Premier Capital Stock, if any, that are issuable on or after that date, all in such form as Old Kent may reasonably request.

               6.9   Change of Control Waivers.  Old Kent shall have received evidence of the consents or other waivers of any material rights and the waiver of the loss of any material rights that may be triggered by the change of control of Grand Premier upon consummation of the Merger under (a) any agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument, under which the failure to obtain such consent or waiver is reasonably likely to have a Material Adverse Effect on Grand Premier; and (b) each contract identified in Exhibit I (collectively, the "Designated Contracts"); all in form and substance reasonably satisfactory to Old Kent.

                6.10   Pooling Assurances. Old Kent shall have received a letter addressed to Old Kent and Grand Premier, from Grand Premier's independent accountants, as of a date reasonably approximate to the date of the Closing, to the effect that, as of such date, Grand Premier is eligible to participate in a pooling-of-interests combination and a letter from Old Kent's independent accountants, satisfactory in form and substance, to the effect that (based in part on the letter from Grand Premier's independent accountants) the Merger should be treated as a pooling-of-interests for accounting and financial reporting purposes, subject to satisfaction of post-Merger conditions. Grand Premier and Old Kent agree to provide their respective independent public accountants with such information and documentation as may be reasonably requested for this purpose.

                6.11   Year 2000 Disruptions.  Grand Premier's and its subsidiaries' Year 2000 Assets shall be Year 2000 Ready in all material respects and there shall be no failure of the Year 2000 Assets that causes material errors or disruptions in Grand Premier's or its subsidiaries' respective businesses or customer service.

Article VII - Conditions Precedent to Grand Premier's Obligations

                All obligations of Grand Premier under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Grand Premier), prior to or at the Closing, of each of the following conditions:

               7.1   Renewal of Representations and Warranties, Etc.                 7.1.1  Representations and Warranties. The representations and warranties of Old Kent contained in this Plan of Merger shall be true, correct, and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the Old Kent Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties that relate to a time or times other than the Effective Time and that were or will be true, correct, and complete at such time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete, either individually or in the aggregate, does not result or would not result in a Material Adverse Effect.                   7.1.2  Compliance with Agreements.  Old Kent and MergerSub shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Old Kent and MergerSub prior to or at the Closing in all material respects.                 7.1.3  Certificates.  Compliance with Sections  7.1.1 (Representations and Warranties) and 7.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Old Kent, dated as of the date of the Closing, certifying the foregoing in such detail as Grand Premier may reasonably request.                 7.2   Opinion of Legal Counsel.  Old Kent shall have delivered to Grand Premier an opinion of Warner Norcross & Judd LLP, counsel for Old Kent, dated as of the date of the Closing and substantially in the form contained in Exhibit H, with only such changes as may be reasonably satisfactory to counsel for Grand Premier.

               7.3    Required Regulatory Approvals.  Grand Premier, Old Kent, and MergerSub shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by Grand Premier, Old Kent, and MergerSub of their respective obligations under this Plan of Merger and the consummation of the Merger.

               7.4   Stockholder Approval. The holders of the requisite number of shares of Grand Premier Common Stock shall have approved this Plan of Merger.

               7.5   Order, Decree, Etc.  Neither Old Kent, MergerSub, nor Grand Premier shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

               7.6   Tax Matters.  Grand Premier shall have received a tax opinion from Old Kent's counsel, reasonably satisfactory in form and substance to Grand Premier, substantially to the effect that:

                7.6.1  Reorganization. The acquisition of substantially all of the assets of Grand Premier by Old Kent solely in exchange for Old Kent Capital Stock and the assumption by Old Kent of liabilities of Grand Premier will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Old Kent and Grand Premier will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.                   7.6.2  No Gain or Loss. No gain or loss will be recognized by the holders of Grand Premier Capital Stock upon the receipt of Old Kent Capital Stock in exchange for all of their shares of Grand Premier Capital Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Capital Stock.                   7.6.3  Tax Basis of Stock. The tax basis of the Old Kent Capital Stock to be received by the holders of Grand Premier Capital Stock will, in each instance, be the same as the basis of the respective shares of Grand Premier Capital Stock surrendered in exchange therefor.                   7.6.4  Holding Period. The holding period of the Old Kent Capital Stock received by the holders of Grand Premier Capital Stock will, in each instance, include the period during which the Grand Premier Capital

Stock surrendered in exchange therefor was held, provided, that the Grand Premier Capital Stock was, in each instance, held as a capital asset in the hands of the holder of Grand Premier Capital Stock at the Effective Time. The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Old Kent's counsel from Old Kent and its subsidiaries.

               7.7   Registration Statement.  The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

               7.8   Fairness Opinion. Grand Premier shall have received an opinion from Credit Suisse First Boston, reasonably acceptable to Grand Premier, as of a date approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to the holders of Grand Premier Common Stock from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that Grand Premier shall have used all commercially reasonable efforts to obtain such a fairness opinion.

               7.9   Listing of Shares.  The shares of Old Kent Common Stock that shall be issued to the holders of Grand Premier Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

Article VIII - Abandonment of Merger

                This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding that approval of this Plan of Merger by the stockholders of Grand Premier may have previously been obtained) as follows:

               8.1   Mutual Abandonment.  By mutual consent of the boards of directors, or duly authorized committees thereof, of Old Kent and Grand Premier.

               8.2   Upset Date.  By either Old Kent or Grand Premier if the Merger shall not have been consummated on or before April 30, 2000.

               8.3   Old Kent's Rights to Terminate.  By Old Kent under any of the following circumstances:

                8.3.1  Failure to Satisfy Closing Conditions. If any of the conditions specified in Article VI have not been met or waived by Old Kent, at such time as such condition can no longer be satisfied notwithstanding Old Kent's commercially reasonable efforts to comply with those covenants given by Old Kent in this Plan of Merger.                   8.3.2  Environmental Risks. If Old Kent has given Grand Premier notice of an unacceptable Environmental Risk as provided in Section 5.15.4 (Old Kent's Termination Rights).                   8.3.3  Pooling Qualification. At any time after Old Kent's independent accountants have advised Old Kent that they are not of the opinion that the Merger is likely to qualify for treatment as a pooling-of-interests for accounting and financial reporting purposes; provided, that Old Kent shall not have taken any action to knowingly disqualify the Merger as a pooling-of-interests for accounting and financial reporting purposes; provided further, that Grand Premier shall have a period of 30 days after notification by Old Kent to cure any condition that would prevent the Merger from qualifying for treatment as a pooling-of-interests for accounting and financial reporting purposes.                   8.3.4  Approval of Grand Premier's Common Stockholders.  This Plan of Merger is not approved by the requisite vote of the holders of Grand Premier Common Stock at the Stockholders' Meeting.                   8.3.5  Approval of Grand Premier's Series C Preferred Stockholders.  If Old Kent has the right to terminate this Plan of Merger pursuant to Section 2.9 (Approval of Grand Premier Series C Preferred Stock).

                8.3.6 Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.                   8.3.7 Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Grand Premier.                   8.3.8 Grand Premier Rights Agreement. If there shall have occurred any event triggering the distribution of Grand Premier Rights under the Grand Premier Rights Agreement.                 8.4   Grand Premier's Rights to Terminate.  By Grand Premier under any of the following circumstances:                 8.4.1  Upset Condition. If the Upset Condition exists in accordance with Section 2.2 (Upset Provision) during the time period provided for in such Section.                   8.4.2  Failure to Satisfy Closing Conditions. If any of the conditions specified in Article VII have not been met or waived by Grand Premier at such time as such condition can no longer be satisfied notwithstanding Grand Premier's commercially reasonable efforts to comply with those covenants given by Grand Premier in this Plan of Merger.                   8.4.3  Approval of Grand Premier's Stockholders.  This Plan of Merger is not approved by the requisite vote of Grand Premier's stockholders at the Stockholders' Meeting and Grand Premier's board of directors has advised Old Kent that it, in good faith, does not believe that such vote can be obtained through all commercially reasonable further efforts.                   8.4.4 Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Old Kent.                8.5   Effect of Termination. In the event of termination of this Plan of Merger by either Grand Premier or Old Kent as provided in this Article, this Plan of Merger shall forthwith become void and have no effect, and none of Grand Premier, Old Kent, any of their respective subsidiaries, or any of their respective directors, officers, or employees shall have any liability of any nature whatsoever under this Plan of Merger, or in connection with the transactions contemplated by this Plan of Merger (other than the Option Agreement), except that (a) the Option Agreement and Sections 5.14 (Confidentiality), 8.5 (Effect of Termination), and 9.5 (Expenses), shall survive any termination of this Plan of Merger, and (b) notwithstanding anything to the contrary contained in this Plan of Merger, neither Grand Premier, Old Kent, nor MergerSub shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Plan of Merger.

Article IX - Miscellaneous

                Subject to the terms and conditions of this Plan of Merger, Old Kent, MergerSub, and Grand Premier further agree as follows:

                9.1   "Material Adverse Effect" Defined.  As used in this Plan of Merger, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has or is reasonably likely to have a material negative impact on (a) the business, assets, financial condition, results of operations, or value of Old Kent and its subsidiaries, taken as a whole, or, as the case may be, Grand Premier and its subsidiaries, taken as a whole; or (b) the ability of Old Kent or Grand Premier, as the case may be, to satisfy the applicable closing conditions or consummate the Merger or perform its obligations under the Option Agreement. Notwithstanding the above, the impact of the following shall not be included in any determination of a Material Adverse Effect: (a) changes in GAAP, generally applicable to financial institutions and their holding companies, however, excluding from this exception any material change to pooling-of-interests accounting rules or interpretations; (b) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party; (c) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions; (d) fees and expenses reasonably related to this transaction (such as any additional insurance coverages, employment and consulting services, legal, accounting, and investment banking fees and expenses, and severance and retention provisions); and (e) the failure of public utilities, multi-user data transmission networks, interchanges, switches, and other problems related to the Year 2000 Problem affecting the banking industry as a whole.

               9.2   "Knowledge" Defined. As used in this Plan of Merger, the term "knowledge" means the actual knowledge of any director or officer (as that term is defined in Rule 16a-1 of the Exchange Act) of Grand Premier or Old Kent, as the case may be. Notwithstanding the previous sentence, the"knowledge" of Grand Premier as of the date of this Plan of Merger shall not include one executive officer of Grand Premier previously identified by Grand Premier to Old Kent.

               9.3   Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, covenants, and agreements in this Plan of Merger or in any other agreement or instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for the Option Agreement, Grand Premier Affiliate Agreements, Implementation Agreements, and those covenants and agreements contained herein and therein that, by their terms, apply or are to be performed in whole or in part after the Effective Time.

               9.4   Amendment.  Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, the written agreement of Old Kent, MergerSub, and Grand Premier, or by the respective officers thereunto duly authorized, at any time prior to the Effective Time. Without limitation of the foregoing, following the approval of this Plan of Merger by the stockholders of Grand Premier, no such change shall (a) alter or change the amount or kind of consideration to be issued to holders of Grand Premier's capital stock as contemplated in this Plan of Merger, (b) adversely affect the anticipated tax treatment of the Merger on the holders of Grand Premier Capital Stock, or (c) unduly impede or delay consummation of the transactions contemplated by this Plan of Merger.

                9.5   Expenses.  Except as otherwise provided in this Plan of Merger, Grand Premier and Old Kent shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of all filing fees pertaining to the Registration Statement shall be paid by Old Kent. The costs of printing and mailing the Prospectus and Proxy Statement shall be paid by Grand Premier; provided that if this Plan of Merger is terminated after the mailing of the Prospectus and Proxy Statement, unless it has been terminated by Old Kent as a result of a breach of this Plan of Merger by Grand Premier, Old Kent shall promptly reimburse Grand Premier for one-half of the costs of printing and mailing the Prospectus and Proxy Statement.

               9.6   Specific Enforcement.  The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of Grand Premier, the Grand Premier Banks, and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court's discretion.

               9.7   No Jury.   Old Kent and Grand Premier each waive their right to a trial by jury in connection with the resolution of any dispute that may arise among them relating to this Plan of Merger.

                9.8   Waiver.  Any of the terms or conditions of this Plan of Merger may be waived in writing at any time by action taken by the board of directors of a party, a duly authorized committee thereof, or a duly authorized officer of such party. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party's right at a later time to enforce the same provision. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

                9.9   Notices.  All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission (if receipt by the intended recipient is confirmed by telephone and if hard copy is delivered by overnight delivery service the next day), a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Old Kent or MergerSub: Old Kent Financial Corporation Attention: Mary E. Tuuk, Senior Vice President and Legal Coordinator 111 Lyon Street, N.W., Suite 100 Grand Rapids, Michigan 49503		With a copy to: Warner Norcross & Judd LLP Attention: Mr. Gordon R. Lewis 900 Old Kent Building 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2489

Facsimile: Telephone:	(616) 771-4698 (616) 771-5272	Facsimile: Telephone:	(616) 752-2500 (616) 752-2000

If to Grand Premier: Grand Premier Financial, Inc. Attention: Richard L. Geach President and Chief Executive Officer 486 W. Liberty Street		With a copy to: Schiff Hardin & Waite Attention: Gary L. Mowder 6600 Sears Tower Chicago, IL 60606

Facsimile: Telephone:	(847) 487-0455 (847) 487-1818	Facsimile: Telephone:	(312) 285-5600 (312) 258-5514

               9.10   Governing Law.  This Plan of Merger shall be governed, construed, and enforced in accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws, except to the extent that federal law and the law of the State of Delaware shall apply to certain matters of securities and corporate law relating to the Grand Premier and the Merger.

               9.11   Entire Agreement.  This Plan of Merger (including all exhibits and ancillary agreements described in this Plan of Merger) supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the agreements and documents referred to in this Plan of Merger) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter; except for matters set forth in any written instrument concurrently or contemporaneously executed by the parties. No party may assign any of its rights or obligations under this Plan of Merger to any other person.

                9.12   Third Party Beneficiaries.  The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon Old Kent, MergerSub, and Grand Premier and their respective successors. Except to the extent provided in Section 2.8.3 (Option Plans Assumption) and Section 5.8 (Indemnification and Insurance), nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than Old Kent, MergerSub, and Grand Premier any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

               9.13   Counterparts.  This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by fax from a party. If so delivered by fax, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

                9.14   Further Assurances; Privileges.  Each of Old Kent and Grand Premier shall, at the request of the other, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Plan of Merger.

               9.15   Headings, Etc.  The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger. With respect to any term, references to the singular form of the word include its plural form and references to the plural form of the word include its singular form.

               9.16   Calculation of Dates and Deadlines.   Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Grand Rapids, Michigan.

                9.17   Severability.  If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

* * *

                                In Witness Whereof, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

Old Kent Financial Corporation By /s/ Mark F. Furlong Mark F. Furlong, Executive Vice President and Chief Financial Officer

OK Merger Corporation By /s/ Mark F. Furlong Mark F. Furlong, President

Grand Premier Financial, Inc. By /s/ Richard L. Geach Richard L. Geach, President and Chief Executive Officer

Exhibit C to Merger Agreement

Index Companies

Bank	Ticker	9/09 Close

AmSouth Bancorporation	ASO	$22.2500
Associated Banc-Corp	ASBC	$36.2813
BB&T	BBT	$32.8750
Pacific Century Financial	BOH	$17.6875
Colonial BancGroup, Inc.	CNB	$12.0000
Comerica Incorporated	CMA	$51.8750
Commerce Bancshares, Inc.	CBSH	$36.1563
Compass Bancshares, Inc.	CBSS	$26.1250
First Citizens Bancshares, Inc.	FCNCA	$79.5625
First Tennessee National Corp.	FTN	$30.2500
First Virginia Banks, Inc.	FVB	$44.3125
Huntington Bancshares Inc.	HBAN	$29.0000
Marshall & Ilsley Corporation	MRIS	$58.0938
Mercantile Bankshares Corporation	MRBK	$32.6875
North Fork Bancorporation, Inc.	NFB	$19.6250
Northern Trust Corporation	NTRS	$83.0625
Synovus Financial Corporation	SNV	$19.0000
South Trust Corporation	SOTR	$35.7500
Summit Bancorp	SUB	$33.0000
TCF Financial Corporation	TCB	$28.6875
Unionbankcal Corp.	UB	$38.5000
Zions Bancorporation	ZION	$50.4063

Average		$37.1449

Old Kent Financial Corporation		$39.3750

APPENDIX B

STOCK OPTION AGREEMENT

                                This Stock Option Agreement (the "Agreement") is made as of September 9, 1999, by and between Old Kent Financial Corporation, a Michigan corporation ("Grantee"), and Grand Premier Financial, Inc., a Delaware corporation ("Issuer").

                                 As a condition to, and contemporaneous with, the execution of this Agreement, the parties are entering into an Agreement and Plan of Merger dated as of September 9, 1999 (the "Plan of Merger"). In consideration therefor, and as an inducement to Grantee to pursue the transactions contemplated by the Plan of Merger, Issuer has agreed to grant Grantee the Option (as defined below). The board of directors of Issuer has approved the grant of the Option and the Plan of Merger. Capitalized terms used but not defined in this Agreement shall have the meanings given to those terms in the Plan of Merger.

                                 In consideration of the foregoing, and the mutual covenants and agreements set forth in this Agreement and in the Plan of Merger, the parties agree:

                1.             Grant of Option.

                                 (a)                Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms of this Agreement, up to 4,469,722 fully paid and nonassessable shares of Issuer Common Stock, par value $0.01 ("Common Stock"), at a price per share equal to $15.00; provided that in the event Issuer issues or agrees to issue any shares of Common Stock prior to an Exercise Termination Event (or such later date as provided in Section 10) at a price per share less than $15.00 (as adjusted pursuant to Section 5(b)) (other than as permitted under the Plan of Merger), such price shall be equal to such lesser price (as adjusted, if applicable, the "Option Price") for each share of Common Stock then remaining subject to the Option; further provided, that in no event shall the number of shares for which this Option is exercisable, together with the number of shares owned by Grantee other than shares held by Grantee in a fiduciary capacity for a customer as to which it has no beneficial interest ("Fiduciary Shares"), exceed 19.99% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject or issued pursuant to the Option.

                                 (b)                The number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, in the event that any additional shares of Common Stock are issued or otherwise become outstanding (other than pursuant to this Agreement or pursuant to an event described in Section 5(a) of this Agreement) or existing shares are redeemed, retired or otherwise become no longer outstanding after the date of this Agreement so that, after any such issuance, redemption or retirement, together with the number of shares previously issued pursuant to this Agreement or otherwise owned by Grantee other than Fiduciary Shares, the number of shares of Common Stock subject to the Option equals 19.99% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be considered to authorize Issuer to issue shares in breach of any provision of the Plan of Merger.

                2.             Exercise of Option.

                                 (a)                The holder or holders of the Option (the "Holder") may exercise the Option, in whole or part, if and when at any time both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below), provided that the Holder shall have sent notice of such exercise (as required by Section 2(f)) within six months following such Subsequent Triggering Event (or such later date as provided in Section 10).

                                 (b)                Each of the following shall be an "Exercise Termination Event": (i) consummation of the Merger at the Effective Time of the Merger; (ii) termination of the Plan of Merger in accordance with the provisions thereof if such termination occurs before the occurrence of an Initial Triggering Event; and (iii) the passage of 18 months (or such longer period as provided in Section 10) after termination of the Plan of Merger if such termination follows the occurrence of an Initial Triggering Event. Notwithstanding anything to the contrary in this Agreement: (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Plan of Merger such that Issuer shall be entitled to terminate the Plan of Merger as a result of such material breach; and (ii) this Agreement shall automatically terminate upon the proper termination of the Plan of Merger (x) by Issuer as a result of the material breach by Grantee of its covenants or agreements contained in the Plan of Merger, or (y) by Issuer or Grantee if the approval by any federal or state governmental authority or regulatory or administrative agency or commission (each a "Governmental Entity") necessary to consummate the Merger and the other transactions contemplated by the Plan of Merger shall have been denied by final nonappealable action of such agency or authority.

                                 (c)                The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date of this Agreement:

                                 (i)                Issuer or any of its subsidiaries (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (for purposes of this Agreement, the term "person" has the meaning given that term in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (a "Grantee Subsidiary");                                    (ii)                the board of directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction other than the Merger;                                    (iii)                any person other than Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (for purposes of this Agreement, the term "beneficial ownership" has the meaning given that term in Section 13(d) of the Exchange Act and the rules and regulations thereunder) provided, that this Section 2(c)(iii) shall not be triggered (and it shall not constitute an Initial Triggering Event) by any acquisition of Issuer Common Stock by any person or entity specifically identified as being excluded (under certain circumstances) from becoming an "Acquiring Person" in Section 1(b) of the Rights Agreement dated as of July 8, 1996, between Issuer and Grand Premier Trust and Investment, Inc., N.A., as successor to Premier Trust Services, Inc., as Rights Agent (the "Rights Agreement") (before any relettering of the subsections of the Rights Agreement contemplated by the amendment of the Rights Agreement executed as of the date hereof) if such acquisition of Issuer Common Stock by such person or entity would not cause such person or entity to become an "Acquiring Person" under the terms of the Rights Agreement;                                    (iv)                the stockholders of Issuer shall have voted and failed to approve the Plan of Merger and the Merger at a meeting that was held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Plan of Merger or shall have been canceled prior to termination of the Plan of Merger if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced or the stockholders of Issuer shall have been advised that any person (other than Grantee or any Grantee Subsidiary) shall have made, or shall have an intention to make, a proposal to engage in an Acquisition Transaction;                                    (v)                the board of directors of Issuer shall not have recommended, or shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer approve the transactions contemplated by the Plan of Merger at any meeting that was held for that purpose, in anticipation of engaging in an Acquisition Transaction (other than with Grantee or any Grantee Subsidiary) or following a proposal to Issuer to engage in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended or proposed (or publicly announced or advised its stockholders of its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary;

                                 (vi)                any person other than Grantee or any Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange or tender offer);                                    (vii)                Issuer shall have willfully breached any covenant or obligation contained in the Plan of Merger in anticipation of engaging in an Acquisition Transaction (other than with Grantee or any Grantee Subsidiary), and following such breach Grantee would be entitled to terminate the Plan of Merger;                                    (xiii)                any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the applicable Governmental Entity under the Bank Holding Company Act of 1956, the Federal Deposit Insurance Act, the Illinois Bank Holding Company Act of 1957, the Illinois Banking Act, or other applicable state or federal banking laws or regulations, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or                                    (xiv)                a Fiduciary Event shall have occurred under the Plan of Merger. For purposes of this Agreement, "Acquisition Transaction" means: (a) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares) Issuer Subsidiary, provided, any such transaction is not entered into in violation of the terms of the Plan of Merger or (ii) in which the stockholders of Issuer immediately prior to the completion of such transaction own at least 50% of the Common Stock of Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided, any such transaction is not entered into in violation of the terms of the Plan of Merger); (b) a purchase, lease or other acquisition of all or a substantial part of the assets or deposits of Issuer or Issuer Subsidiary; (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of Issuer or any Issuer Subsidiary; or (d) any substantially similar transaction. For purposes of this Agreement, "subsidiary" has the meaning given to the term "significant subsidiary" in Rule 12b-2 under the Exchange Act. In this Agreement, the phrase "in anticipation of engaging in an Acquisition Transaction" shall include, without limitation, any action taken by Issuer's officers or board of directors after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of Issuer's management or board of directors concerning an Acquisition Transaction that in any way would involve Issuer and such proposal or expression of interest has not been withdrawn at the time of the action.

                                 (d)                The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date of this Agreement:

                                 (i)                the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock, provided, that this Section 2(d)(i) shall not be triggered (and it shall not constitute a Subsequent Triggering Event) by any acquisition of Issuer Common Stock by any person or entity specifically identified as being excluded (under certain circumstances) from becoming an "Acquiring Person" in Section 1(b) of the Rights Agreement dated as of July 8, 1996, between Issuer and Grand Premier Trust and Investment, Inc., N.A., as successor to Premier Trust Services, Inc., as Rights Agent (the "Rights Agreement") (before any relettering of the subsections of the Rights Agreement contemplated by the amendment of the Rights Agreement executed as of the date hereof) if such acquisition of Issuer Common Stock by such person or entity would not cause such person or entity to become an "Acquiring Person" under the terms of the Rights Agreement; or                                    (ii)                occurrence of the Initial Triggering Event described in clause (i) of Section 2(c), except that the percentage referred to for purposes of defining "Acquisition Transaction" in clause (c) of that definition shall be 25%.

                                (e)                Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (collectively, "Triggering Events"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

                                 (f)                If Holder is entitled and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of such notice is referred to as the "Notice Date") specifying: (i) the total number of shares it will purchase pursuant to such exercise; and (ii) a place and date not earlier than three business days nor later than 45 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of any Governmental Entity is required in connection with such purchase, Holder shall promptly file the required notice or application for approval, shall notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be considered to occur on the Notice Date relating thereto.

                                 (g)                At the closing referred to in Section 2(f), Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices; provided, that failure or refusal of Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude Holder from exercising the Option.

                                 (h)                At the closing, simultaneously with the delivery of immediately available funds as provided in Section 2(g), Issuer shall deliver to Holder a certificate or certificates representing the number of shares of Common Stock purchased by Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of Holder to purchase the balance of the shares subject to this Option.

                                 (i)                Certificates for Common Stock delivered at a closing under this Agreement may be endorsed with a restrictive legend that shall read substantially as follows:

"The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of September 9, 1999, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                                 (j)                Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under Section 2(f) and the tender of the applicable purchase price in immediately available funds, Holder shall be considered, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Holder or its assignee, transferee or designee.

                3.             Covenants of Issuer. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed under this Agreement by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements and (y) if, under the applicable federal or state regulatory requirements or any state or federal banking law, prior approval of or notice to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to each such Governmental Entity as they may require) to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant to this Agreement; and (iv) promptly to take all action provided in this Agreement to protect the rights of Holder against dilution.

                4.             Exchange of Option. This Agreement (and the Option granted by this Agreement) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling Holder to purchase, on the same terms and subject to the same conditions as are set forth in this Agreement, in the aggregate the same number of shares of Common Stock subject to this Option. The terms "Agreement" and "Option" as used in this Agreement include any stock option agreements and related options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                5.             Adjustments. In addition to the adjustment in the number of shares of Common Stock that are subject to the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock subject to the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

                                 (a)                In the event of any change in, or distributions in respect of, Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock subject to the Option shall be appropriately adjusted and proper provision shall be made so that, if any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), such number equals 19.99% of the number of shares of Common Stock then issued and outstanding.

                                 (b)                Whenever the number of shares of Common Stock subject to the Option is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock subject to the Option prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock subject to the Option after the adjustment.

                6.             Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 12 months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or owner of any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and/or issuable pursuant to this Option and shall use its commercially reasonable efforts to cause such registration statement to become effective and remain current to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by

Grantee. Issuer will use its commercially reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Issuer shall bear the costs of both of such registrations (including, without limitation, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). Notwithstanding the above, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters (or, if none, the sole underwriter or underwriters) of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated by this Section 6 may be reduced; provided, that, after any such required reduction, the number of Option Shares included in such offering for the account of Holder shall constitute at least 25% of the total number of shares to be sold by Holder and Issuer in the aggregate; provided further, that if such reduction occurs, then Issuer shall file a registration statement (which shall not count as one of Holder's two demand registrations) for the balance of the Option Shares subject to the registration demand as promptly as practical as to which no reduction pursuant to this Section 6 shall be permitted or occur and, if such required reduction occurs in connection with the Holder's first demand registration, the 12 month period referred to in the first sentence of this Section shall be increased to 24 months for the Holder's second demand registration. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed to register Option Shares. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary in this Agreement, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

                7.             Repurchase of Option.

                                 (a)                At any time after the occurrence of a Repurchase Event (defined below): (i) at the request of Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor to Issuer) shall repurchase the Option from Holder at a price (the "Option Repurchase Price") equal to the amount by which (x) the market/offer price (as defined below) exceeds (y) the Option Price, multiplied by the number of shares for which this Option may then be exercised; and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor to Issuer) shall repurchase such number of the Option Shares from Owner as Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of: (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made; (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer; (iii) the highest sale price for shares of Common Stock within the six-month period immediately preceding the date Holder gives notice of the required repurchase of this Option or Owner gives notice of the required repurchase of Option Shares, as the case may be; or (iv) in the event of a sale of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

                                 (b)                Holder or Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Holder or Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered in immediately available funds to Holder the Option Repurchase Price and/or to Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

                                 (c)                To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Holder and/or Owner and thereafter deliver or cause to be delivered in immediately available funds, from time to time, to Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its commercially reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly: (i) deliver to Holder and/or Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to Holder, a new Agreement evidencing the right of Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion of the Option Repurchase Price previously delivered to Holder and the denominator of which is the Option Repurchase Price, and/or (B) to Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this Section 7(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

                                 (d)                For purposes of this Section 7, a "Repurchase Event" shall be considered to have occurred upon the occurrence of any of the following events or transactions after the date of this Agreement and prior to the occurrence of an Exercise Termination Event (or such later date as provided in Section 10):

                                 (i)                the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; provided, that this Section 7(d)(i) shall not be triggered (and it shall not constitute a Repurchase Event) by any acquisition of Issuer Common Stock by any person or entity specifically identified as being excluded (under certain circumstances) from becoming an "Acquiring Person" in Section 1(b) of the Rights Agreement dated as of July 8, 1996, between Issuer and Grand Premier Trust and Investment, Inc., N.A., as successor to Premier Trust Services, Inc., as Rights Agent (the "Rights Agreement") (before any relettering of the subsections of the Rights Agreement contemplated by the amendment of the Rights Agreement executed as of the date hereof) if such acquisition of Issuer Common Stock by such person or entity would not cause such person or entity to become an "Acquiring Person" under the terms of the Rights Agreement; or                                    (ii)                the consummation of any Acquisition Transaction described in clause (i) of Section 2(c), except that the percentage referred to for purposes of defining "Acquisition Transaction" in clause (c) of that definition shall be 50%.                 8.             Substitute Option.

                                 (a)                If, prior to an Exercise Termination Event, Issuer shall enter into an agreement to (i) consolidate with or merge into any person, other than Grantee or any Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or any Grantee Subsidiary, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange, (ii) permit any person, other than Grantee or any Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or any Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Agreement, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, to acquire capital stock of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation.

                                 (b)                The following terms have the following meanings:

(i) "Acquiring Corporation" means: (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer); (ii) the acquiring person in a plan of exchange in which Issuer is acquired; (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person; and (iv) the transferee of all or a substantial part of Issuer's or any Issuer Subsidiary's assets or deposits.

(ii) "Substitute Common Stock" means the voting common stock to be issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

(iii) "Assigned Value" means the market/offer price, as defined in Section 7.

(iv) "Average Price" means the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company that controls or is controlled by such person, as Holder may elect.

                                 (c)                The Substitute Option shall have the same terms as the Option; provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

                                 (d)                The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                                 (e)                In no event, pursuant to any of the subsections above, shall the Substitute Option be exercisable for a number of shares that, together with the number of shares owned by Grantee other than Fiduciary Shares, is more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise but for this Section 8(e), the issuer of the Substitute Option (the "Substitute

Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this Section 8(e) over (ii) the value of the Substitute Option after giving effect to the limitation in this Section 8(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder and reasonably acceptable to the Substitute Option Issuer.

                                 (f)                Issuer shall not enter into any transaction described in Section 8(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer under this Agreement.

                9.             Repurchase of Substitute Option.

                                 (a)                At the request of a holder of the Substitute Option (a "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as defined below) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised. In addition, at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock, the Substitute Option Issuer shall repurchase the Substitute Common Stock at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of shares of Substitute Common Stock so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Common Stock, as applicable.

                                 (b)                The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise their respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Common Stock pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Common Stock accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Common Stock in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Common Stock and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered in immediately available funds to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof that the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

                                 (c)                To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Common Stock in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to Section 9(b) prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its commercially reasonable efforts to obtain all required regulatory and legal approvals as promptly as practicable to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Common Stock either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly: (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (x) to the Substitute Option Holder, a new Substitute

Option evidencing the right of the Substitute Option Holder to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion of the Substitute Option Repurchase Price previously delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (y) to the Substitute Share Owner, a certificate for the Substitute Common Stock it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of Section 9(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period

                10.             Extension of Exercise Provisions. The 30-day, six-month, 12-month, 18-month or 24-month time periods for the exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise; and (iii) for a period of time equal to any notice or cure periods provided to Issuer in connection with any breach that would permit Grantee to terminate the Plan of Merger pursuant to Section 2(c)(vii) of this Agreement.

                11.             Representations and Warranties.

                                 (a)                 Issuer hereby represents and warrants to Grantee as follows:

                                 (i)                Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the board of directors of Issuer prior to the date of this Agreement and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.                                    (ii)                Issuer has taken all necessary corporate action to authorize, reserve and permit it to issue, and at all times from the date of this Agreement through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable under this Agreement, and all such shares, upon issuance pursuant to this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.                                  (b)                Grantee hereby represents and warrants to Issuer as follows:                                  (i)                Grantee has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.                                  (ii)                The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.                 12.             Assignment. Neither party to this Agreement may assign any of its rights or obligations under this Agreement or the Option created under this Agreement to any other person without the express written consent of the other party, except that if a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions of this Agreement, may assign in whole or in part its rights and obligations under this Agreement; provided, that until the date 15 days following the date on which the last of all applicable Governmental Entities has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in: (i) a widely dispersed public distribution; (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer; (iii) an assignment to a single party (such as a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf; or (iv) any other manner approved by all applicable Governmental Entities.

                13.             Cooperation. Grantee and Issuer each will use its commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable under this Agreement until such time, if ever, as it considers appropriate to do so.

                14.             Minimum Repurchase Proceeds.

                                 (a)                Grantee may, at any time following a Repurchase Event that occurs prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $15,763,040.00 (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) the Option Price.

                                 (b)                Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

                                 (c)                To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, that if Issuer at any time after delivery of a notice of surrender pursuant to Section 14(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full: (i) Issuer shall (A) use its commercially reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same; and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the date of any Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights under this Agreement, including any and all rights pursuant to this Section 14).

                15.             Remedies. The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be enforceable by either party through injunctive or other equitable relief. In connection therewith, the parties waive the posting of any bond or similar requirement.

                16.             Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) (as adjusted pursuant to Sections 1(b) or 5), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification of this Agreement.

                17.             Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be considered to have been duly given if delivered or sent and received by a fax transmission (if receipt by the intended recipient is confirmed by telephone and if hard copy is delivered by overnight delivery service the next day), by hand delivery, or by a nationwide overnight delivery service (all fees prepaid) to the respective addresses of the parties set forth in the Plan of Merger.

                18.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

                19.             Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered to be an original, but all of which shall constitute one and the same agreement.

                20.             Fees and Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                21.             Entire Agreement. Except as otherwise expressly provided in this Agreement or in the Plan of Merger, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated under this Agreement and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties to this Agreement, and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                                 In Witness Whereof, the parties have caused this Stock Option Agreement to be executed by their officers, thereunto duly authorized, as of the date first written above.

Old Kent Financial Corporation By: /s/ Mark F. Furlong Mark F. Furlong Executive Vice President and Chief Financial Officer

Grand Premier Financial, Inc. By: /s/ Richard L .Geach Richard L. Geach President and Chief Executive Officer

APPENDIX C

[CREDIT SUISSE FIRST BOSTON Logo]	CREDIT SUISSE FIRST BOSTON CORPORATION Eleven Madison Avenue Telephone 212 325 2000 New York, NY 10010-3629

January 13, 2000

Board of Directors
Grand Premier Financial, Inc.
486 West Liberty Street
Wauconda, IL 60084

Dear Members of the Board:

You have asked us to advise you with respect to the fairness to the stockholders of Grand Premier Financial, Inc. (the "Company") from a financial point of view of the Exchange Ratio pursuant to the terms of the Merger Agreement, dated as of September 9, 1999 (the "Merger Agreement"), between the Company and Old Kent Financial Corp. (the "Acquiror"). The Merger Agreement provides for the merger (the "Merger") of the Company with the Acquiror pursuant to which each outstanding share of common stock, $0.01 par value per share, of the Company will be converted into 0.4231 shares of common stock (the "Exchange Ratio"), $1.00 par value per share, of the Acquiror.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's managements to discuss the business and prospects of the Company and the Acquiror.

We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts (including, in the case of the Acquiror, the estimates of future cost savings, operating synergies and revenue enhancements expected to be achieved as a result of the Merger), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Acquiror's managements. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as

C-1

Board of Directors
Grand Premier Financial, Inc.
January 13, 2000

they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the common stock of the Acquiror when issued to the Company's stockholders pursuant to the Merger or the prices at which such common stock of the Acquiror will trade subsequent to the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our own and such affiliate's accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of September 9, 1999 and as of the date hereof, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By: /s/ Michael E. Martin
       Michael E. Martin
       Managing Director

C - 2

APPENDIX D

DELAWARE GENERAL CORPORATION LAW

(Available only to Grand Premier preferred stockholders.)

Section 262: Appraisal Rights

                (a)                 Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

                (b)                 Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sec. 251 (other than a merger effected pursuant to Sec. 251(g) of this title), Sec. 252, Sec. 254, Sec. 257, Sec. 258, Sec. 263 or Sec. 264 of this title:

                                 (1)                Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Sec. 251 of this title.

                                 (2)                 Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                                                   a.                 Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                                                    b.                 Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                                                    c.                  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                                                   d.                 Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                                 (3)         In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                (c)                 Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

                (d)                 Appraisal rights shall be perfected as follows:

                                 (1)                 If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                                 (2)                 If the merger or consolidation was approved pursuant to Sec. 228 or Sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                (e)                 Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                (f)                 Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

                (g)                 At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

                (h)                 After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

                (i)                 The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                (j)                 The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                (k)                 From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                (l)                 The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

                Under Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA"), directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines, and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

                Old Kent is obligated under its Restated Articles of Incorporation to indemnify its directors and executive officers to the full extent permitted under the MBCA. Old Kent may similarly indemnify persons who are not directors or executive officers to the extent authorized by Old Kent's board of directors.

                The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Old Kent or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (1) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding (other than an action by or in the right of Old Kent) arising out of a position with Old Kent (or with some other entity at Old Kent's request); and (2) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding by or in the right of Old Kent, unless the director or officer is found liable to Old Kent, provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit, or proceeding.

                The MBCA generally requires that the indemnification provided for in (1) and (2) above be made only on a determination that the director or officer met the applicable standard of conduct by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all independent directors not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders. If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conduct, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA, or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred. In connection with an action, suit, or proceeding other than an action, suit, or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.

                In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible or required, upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct and an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it will ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

                Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under Old Kent's Restated Articles of Incorporation, Bylaws, or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or executive officer.

                The MBCA permits Old Kent to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Old Kent, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Old Kent maintains such insurance on behalf of its directors and officers.

                Old Kent has entered into indemnity agreements with each of its directors. The agreements provide that Old Kent will indemnify the director, subject to certain limitations, for expenses and costs, including the satisfaction of a judgment, fine or penalty incurred in, or in any amount paid in settlement of, any proceeding, including a proceeding brought by or in the name of Old Kent (such as a shareholder derivative suit), brought by reason of the fact that the indemnitee was serving as a director, officer, employee, agent or fiduciary of Old Kent or by reason of any action taken by the indemnitee while serving as a director, officer, employee, agent, or fiduciary of Old Kent, or by reason of the fact that the indemnitee was serving at the request of Old Kent in a similar capacity with another entity, if such expenses and costs may be indemnified under the MBCA. In accordance with Old Kent's Restated Articles and Bylaws, the agreements are designed to provide the maximum protection allowed under federal and Michigan law. Indemnification is dependent upon the director meeting the applicable standards of conduct set forth in the indemnity agreements.

Item 21.  Exhibits and Financial Statement Schedules.

A.	Exhibits. The following exhibits are filed as part of this Registration Statement:

Number	Exhibit

2.1	Agreement and Plan of Merger. Included as Appendix A to the prospectus and proxy statement.*

3.1	Restated Articles of Incorporation. Previously filed as Exhibit 3.1 to Old Kent's Form S-4 Registration Statement (No. 333-56209) filed June 5, 1998. Here incorporated by reference.

3.2	Bylaws. Previously filed as Exhibit 3.2 to Old Kent's Form 8-K Current Report dated March 15, 1999. Here incorporated by reference.

4.1	Rights Agreement. Previously filed as an exhibit to Old Kent's Form 8-A Registration Statement filed January 21, 1997. Here incorporated by reference.

4.2	Certificate of Designation, Preferences, and Rights of Series C Preferred Stock. Previously filed as Exhibit 4.3 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

4.3	Form of Old Kent Capital Trust I Floating Rate Subordinated Capital Income Securities (Liquidation Amount of $1,000 per Capital Security). Previously filed as Exhibit 4.7 to Old Kent's Form S-4 Registration Statement filed July 10, 1997. Here incorporated by reference.

4.4	Form of Old Kent Financial Corporation Floating Rate Junior Subordinated Debenture due 2027. Previously filed as Exhibit 4.5 to Old Kent's Form S-4 Registration Statement filed July 10, 1997. Here incorporated by reference.

4.5	Amended and Restated Declaration of Trust, dated as of January 31, 1997, among Old Kent; Albert T. Potas, Thomas E. Powell, and Mary E. Tuuk, as "Regular Trustees" (as defined therein); Bankers Trust Company; and Bankers Trust (Delaware). Previously filed as Exhibit 4.6 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

4.6	Guarantee Agreement, dated as of August 21, 1997, between Old Kent and Bankers Trust Company. Previously filed as Exhibit 4.7 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

4.7	Indenture, dated as of January 31, 1997, between Old Kent and Bankers Trust Company. Previously filed as Exhibit 4.8 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

4.8	Long-Term Debt. Old Kent has outstanding long-term debt that, at the time of this Registration Statement, does not exceed 10% of Old Kent's total consolidated assets. Old Kent agrees to furnish copies of the agreements defining the rights of holders of such long-term indebtedness to the Securities and Exchange Commission upon request.

4.9	Certificate of Designation, Preferences, and Rights of Series D and Series E Preferred Stock.**

5.1	Opinion of Warner Norcross & Judd LLP.**

8.1	Opinion of Warner Norcross & Judd LLP as to Tax Matters.**

12.1	Statement re Computation of Ratios. Previously filed as Exhibit 12 to Old Kent's Form 10-Q Quarterly Report, as amended, for the quarter ended September 30, 1999. Here incorporated by reference.

23.1	Consent of Old Kent's Independent Public Accountants.*

23.2	Consent of Grand Premier's Independent Public Accountants.*

23.3	Consent of Grand Premier's Financial Advisor.*

23.4	Consent of Old Kent's Counsel. Included in Exhibit 5.1.**

23.5	Consent of Old Kent's Counsel. Included in Exhibit 8.1.**

24	Powers of Attorney.**

99.1	Stock Option Agreement. Included as Appendix B to the prospectus and proxy statement.*

99.2	Notice of Special Meeting of Grand Premier Stockholders.*

99.3	Form of Proxy for Grand Premier Financial, Inc.*

99.4	Voting Agreement. Previously filed as Exhibit 99.2 to Grand Premier Financial, Inc.'s Form 8-K filed September 15, 1999. Here incorporated by reference.

__________________
*	Filed with this Pre-Effective Amendment No. 1.
**	Filed with Form S-4 on December 23, 1999.

B.	Financial Statements and Schedules.

       All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission have been omitted because they either are not required under the related instructions or the required information has been included in the financial statements of Old Kent or notes thereto.

C.	Opinion of Financial Advisor.

       The opinion of Credit Suisse First Boston is included as Appendix C to the prospectus and proxy statement.

ITEM 22.  UNDERTAKINGS.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant shall, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        The undersigned registrant hereby undertakes: (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (A) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (ii) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

* * * * *

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on January 11, 2000.

OLD KENT FINANCIAL CORPORATION By: /s/ Mary E. Tuuk Mary E. Tuuk Its Senior Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

January 11, 2000	*/s/ Richard L. Antonini
Richard L. Antonini
Director

January 11, 2000	*/s/ John D. Boyles
John D. Boyles
Director

January 11, 2000	*/s/ William P. Crawford
William P. Crawford
Director

January 11, 2000	*/s/ Richard M. DeVos, Jr.
Richard M. DeVos, Jr.
Director

January 11, 2000	*/s/ Mark F. Furlong
Mark F. Furlong,
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

William G. Gonzalez
Director

January 11, 2000	*/s/ James P. Hackett
James P. Hackett
Director

January 11, 2000	*/s/ Erina Hanka
Erina Hanka
Director

January 11, 2000	*/s/ Michael J. Jandernoa
Michael J. Jandernoa
Director

January 11, 2000	*/s/ Kevin T. Kabat
Kevin T. Kabat
Vice Chairman of the Board and Director

January 11, 2000	*/s/ Fred P. Keller
Fred P. Keller
Director

January 11, 2000	*/s/ John P. Keller
John P. Keller
Director

January 11, 2000	*/s/ Hendrik G. Meijer
Hendrik G. Meijer
Director

January 11, 2000	*/s/ Percy A. Pierre
Percy A. Pierre
Director

January 11, 2000	*/s/ Marilyn J. Schlack
Marilyn J. Schlack
Director

January 11, 2000	*/s/ Peter F. Secchia
Peter F. Secchia
Director

January 11, 2000	*/s/ David J. Wagner
David J. Wagner
Chairman of the Board, President, Chief Executive Officer,
and Director (Principal Executive Officer)

Margaret Sellers Walker
Director

January 11, 2000	*/s/ Robert H. Warrington
Robert H. Warrington
Vice Chairman of the Board and Director

January 11, 2000	*By /s/ Mary E. Tuuk
Mary E. Tuuk Attorney-in-fact

EXHIBIT INDEX

Number	Exhibit

2.1	Agreement and Plan of Merger. Included as Appendix A to the prospectus and proxy statement.*

3.1	Restated Articles of Incorporation. Previously filed as Exhibit 3.1 to Old Kent's Form S-4 Registration Statement (No. 333-56209) filed June 5, 1998. Here incorporated by reference.

3.2	Bylaws. Previously filed as Exhibit 3.2 to Old Kent's Form 8-K Current Report dated March 15, 1999. Here incorporated by reference.

4.1	Rights Agreement. Previously filed as an exhibit to Old Kent's Form 8-A Registration Statement filed January 21, 1997. Here incorporated by reference.

4.2	Certificate of Designation, Preferences, and Rights of Series C Preferred Stock. Previously filed as Exhibit 4.3 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

4.3	Form of Old Kent Capital Trust I Floating Rate Subordinated Capital Income Securities (Liquidation Amount of $1,000 per Capital Security). Previously filed as Exhibit 4.7 to Old Kent's Form S-4 Registration Statement filed July 10, 1997. Here incorporated by reference.

4.4	Form of Old Kent Financial Corporation Floating Rate Junior Subordinated Debenture due 2027. Previously filed as Exhibit 4.5 to Old Kent's Form S-4 Registration Statement filed July 10, 1997. Here incorporated by reference.

4.5	Amended and Restated Declaration of Trust, dated as of January 31, 1997, among Old Kent; Albert T. Potas, Thomas E. Powell, and Mary E. Tuuk, as "Regular Trustees" (as defined therein); Bankers Trust Company; and Bankers Trust (Delaware). Previously filed as Exhibit 4.6 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

4.6	Guarantee Agreement, dated as of August 21, 1997, between Old Kent and Bankers Trust Company. Previously filed as Exhibit 4.7 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

4.7	Indenture, dated as of January 31, 1997, between Old Kent and Bankers Trust Company. Previously filed as Exhibit 4.8 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

4.8	Long-Term Debt. Old Kent has outstanding long-term debt that, at the time of this Registration Statement, does not exceed 10% of Old Kent's total consolidated assets. Old Kent agrees to furnish copies of the agreements defining the rights of holders of such long-term indebtedness to the Securities and Exchange Commission upon request.

4.9	Certificate of Designation, Preferences, and Rights of Series D and Series E Preferred Stock.**

5.1	Opinion of Warner Norcross & Judd LLP.**

8.1	Opinion of Warner Norcross & Judd LLP as to Tax Matters.**

12.1	Statement re Computation of Ratios. Previously filed as Exhibit 12 to Old Kent's Form 10-Q Quarterly Report, as amended, for the quarter ended September 30, 1999. Here incorporated by reference.

23.1	Consent of Old Kent's Independent Public Accountants.*

23.2	Consent of Grand Premier's Independent Public Accountants.*

23.3	Consent of Grand Premier's Financial Advisor.*

23.4	Consent of Old Kent's Counsel. Included in Exhibit 5.1.**

23.5	Counsel of Old Kent's Counsel. Included in Exhibit 8.1.**

24	Powers of Attorney.**

99.1	Stock Option Agreement. Included as Appendix B to the prospectus and proxy statement.*

99.2	Notice of Special Meeting of Grand Premier Stockholders.*

99.3	Form of Proxy for Grand Premier Financial, Inc.*

99.4	Voting Agreement. Previously filed as Exhibit 99.2 to Grand Premier Financial, Inc.'s Form 8-K filed September 15, 1999. Here incorporated by reference.
__________________
*	Filed with this Pre-Effective Amendment No. 1.
**	Filed with Form S-4 on December 23, 1999.